 As filed with the Securities and Exchange Commission on February 3, 1999
                                                      Registration No. 333-68057
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                --------------

                              AMENDMENT NO. 7
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------
                        MODEM MEDIA . POPPE TYSON, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                    7311                    06-1464807
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)

                        Modem Media . Poppe Tyson, Inc.
                              228 Saugatuck Avenue
                               Westport, CT 06880
                                 (203) 341-5200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                              GERALD M. O'CONNELL
                            Chief Executive Officer
                        Modem Media . Poppe Tyson, Inc.
                              228 Saugatuck Avenue
                               Westport, CT 06880
                                 (203) 341-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:
          ALAN K. AUSTIN, Esq.                      ALAN DEAN, Esq.
           BRIAN C. ERB, Esq.                    Davis Polk & Wardwell
    Wilson Sonsini Goodrich & Rosati              450 Lexington Avenue
        Professional Corporation                   New York, NY 10017
           650 Page Mill Road                        (212) 450-4000
          Palo Alto, CA 94304
             (650) 493-9300
                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:        [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:        [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


                      CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                     Proposed   Proposed
                                                      maximum    maximum
                                                     offering   aggregate   Amount of
        Title of each class of          Amount to be price per  offering   registration
     securities to be registered         registered  share(1)   price(1)      fee(2)
---------------------------------------------------------------------------------------
Class A Common Stock, par value $0.001
 per share...........................    2,990,000    $15.00   $44,850,000     (2)
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a).

(2) Previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1999

                [LOGO OF MODEM MEDIA . POPPE TYSON APPEARS HERE]

                                2,600,000 Shares

                              Class A Common Stock

  We are offering 2,600,000 shares of our Class A common stock. This is our initial public offering, and no public market currently exists for our shares. The shares have been approved for quotation on the Nasdaq National Market under the symbol "MMPT." We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

                                ---------------

             Investing in the Class A common stock involves risks.

                  See "Risk Factors" beginning on page 9.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................    $       $
Underwriting Discounts and Commissions..........................    $       $
Proceeds to Company.............................................    $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an additional 390,000 shares of Class A common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of Class A
common stock to purchasers on      , 1999.

                                ---------------

BancBoston Robertson Stephens

                NationsBanc Montgomery Securities LLC

                                                       Bear, Stearns & Co. Inc.

                   The date of this Prospectus is      , 1999

                                [INSERT ARTWORK]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.

Until      , 1999, all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   9
Company Background.......................................................  16
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  37
Management...............................................................  53
Relationship with True North and Certain Transactions....................  59
Principal Stockholders...................................................  62
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  67
Underwriting.............................................................  69
Legal Matters............................................................  71
Experts..................................................................  71
Additional Information...................................................  71
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the Class A common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus.

Overview

  We provide marketing programs delivered over the Internet and other electronic media that facilitate two-way communication between our clients and their customers. We refer to these programs as digital interactive marketing solutions. By developing marketing programs that incorporate advanced communication technologies, we enable our clients to establish, retain and manage one-to-one customer relationships. Our marketing programs include the design and implementation of electronic business programs that utilize the Internet to enable our clients to better locate, communicate with and service customers in an effort to increase the value of their globally-recognized brands. We combine our substantial expertise in marketing, creative design and digital technology to deliver on a worldwide basis a complete range of digital interactive marketing services, including consulting and research related to our clients' marketing strategies, which we refer to as strategic consulting, website design, electronic commerce and electronic customer communication services, interactive advertising and promotions, and data collection and analysis. Our marketing programs are delivered primarily through the Internet and are designed to enable our clients to target narrowly-defined market segments, provide their customers with detailed product and service information, sell products and services, and provide post-sale customer support electronically. For visual examples of our interactive marketing services, see the screen shots on the inside front cover of this prospectus.

  We focus on making our digital interactive marketing solutions an integral part of our clients' marketing strategies in order to promote long-term client relationships. We combine our strategic interactive marketing knowledge and technical expertise to provide high-impact, cost-effective digital interactive marketing and customer management solutions. We use dedicated client service teams with interactive marketing experience in strategic consulting, creative, media, technology and production disciplines, led by experienced account directors, to provide our digital marketing communication services consistently over the Internet and other electronic media. Our proven processes and methodologies for executing client work, developed over a decade, enable us to undertake interactive projects, monitor progress and measure the return on our clients' investment in interactive marketing programs. We incorporate client feedback into successive strategic marketing campaigns and programs to further improve and build upon online customer relationships.

  We focus on devising programs that can be integrally linked to our clients' business functions. We work primarily with a select group of established Fortune 500 clients committed to interactive marketing, as well as companies with new online business models. For the nine months ended September 30, 1998, our ten largest clients measured by revenues with whom we have a continuing relationship were: AT&T; BancBoston Robertson Stephens; Citibank; Delta Air Lines; Intel; JC Penney; John Hancock; Kraft; Sony and Unilever. We have received numerous industry awards for our interactive marketing campaigns, websites, banner advertisements and CD-ROMs, including the Zima.com campaign and website, the AT&T Olympic Games Connection Website, the AT&T "Intermercial" Campaign, the AT&T Worldnet CD-ROM, , the iVillage.com "About Work"

  The Internet is an important medium for advertisers due to its interactive nature, global reach and rapidly growing audience, as well as the expected increase in online commerce. Unlike advertising on traditional mass media, the Internet gives marketers the potential to target advertisements to both broad audiences and selected groups of users with specific interests and characteristics. These features enable the development and delivery of customized and targeted marketing programs and communications services that incorporate advanced interactive features to inform, engage, entertain and facilitate commerce with the target audience. The Internet also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Internet users in real time. The interactive nature of the Internet enables marketers to better understand potential customers, and to change messages rapidly and cost-effectively in response to customer interests and behavior. The unique capabilities of online advertising, the growth in use of electronic media and the favorable demographics of Internet users have led to a significant increase in online advertising. Jupiter Communications estimates that total spending on the placement of advertisements online in the United States in 1997 was $940 million, and expects this amount to grow to $4.4 billion in 2000.

  Our objective is to be the leading provider of digital interactive marketing solutions. Key elements of our strategy include:

  . developing and maintaining long-term client relationships with a core group of clients;

  . maintaining an innovative approach to digital interactive marketing through the continuing development of new service offerings and the rapid adoption of emerging technologies;

  . continuing to attract and retain superior professional talent; and

  . continuing to expand our global office network in order to provide our clients with comprehensive global marketing solutions.

We currently serve more than 30 clients through our global network of seven offices in North America, Europe and Asia. We had pro forma revenues in 1997 and for the nine months ended September 30, 1998 of $29.4 million and $30.4 million, respectively.

Modem Media . Poppe Tyson

  Our company is the result of the combination of three separate businesses, Modem Media Advertising Limited Partnership (the "Modem Partnership"), the Northern Lights Interactive division of True North Communications Inc., and the interactive marketing operations of Poppe Tyson, Inc. ("Poppe Tyson") focused on providing long-term strategic advice to clients. True North, the sixth largest advertising holding company in the world, formed us in October 1996 to acquire the Modem Partnership and to combine the Modem Partnership with its digital interactive marketing operations. We acquired the strategic interactive marketing operations of Poppe Tyson, including client relationships and related accounts receivable in the United States and interactive agencies in the United Kingdom and Hong Kong, effective October 1998 as part of True North's decision to reorganize its interactive marketing operations. True North had acquired Poppe Tyson in December 1997. The Modem Partnership has been a provider of digital interactive marketing services since 1988. Poppe Tyson has provided digital interactive marketing services to domestic and international clients since 1985. When we present financial information on a pro forma basis in this prospectus, we are giving effect to the combination of the three businesses.

  After the offering, True North will own all of the outstanding shares of our Class B common stock and will control 84.9% of our voting power.

  Our principal executive office is located at 228 Saugatuck Avenue, Westport, Connecticut 06880, and our telephone number at that address is (203) 341-5200. We maintain Web sites at www.modemmedia.poppetyson.com, www.modemmedia.com, and www.poppe.com. Information contained on our websites should not be considered to be a part of this prospectus.

The Offering

  The calculation of the shares of common stock outstanding after the offering in the table below is based on the number of shares outstanding as of September 30, 1998. The shares of common stock outstanding excludes (a) 3,040,000 shares of Class A common stock that have been reserved for issuance under our stock option plan and (b) 950,000 shares of Class A common stock that have been reserved for purchase by employees under our employee stock purchase plan.

 Class A common stock offered.......................  2,600,000 shares
 Common stock to be outstanding after this offering:
    Class A common stock............................  5,023,831 shares
    Class B common stock............................  5,648,624 shares
         Total...................................... 10,672,455 shares
 Over-allotment option..............................    390,000 shares
 Voting rights:
    Class A common stock............................ One vote per share
    Class B common stock............................ Five votes per share
 Use of proceeds.................................... We will receive net proceeds from this
                                                     offering of approximately
                                                     $31.4 million. We will use
                                                     approximately $6.0 million
                                                     of the net proceeds to
                                                     repay indebtedness owed to
                                                     True North, our parent
                                                     company. We intend to use
                                                     the remaining net proceeds
                                                     for working capital and
                                                     capital expenditures.
 Dividend policy.................................... We do not intend to pay dividends on our common
                                                     stock. We plan to retain
                                                     any earnings for use in
                                                     the operation of our
                                                     business and to fund
                                                     future growth.
 Proposed Nasdaq National Market symbol............. MMPT

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

  The following summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our pro forma statements of operations data in the table below are based on the assumptions and contain the adjustments described in "Selected Financial Data."

                                              Actual                                      Pro Forma
                          ----------------------------------------------------  ------------------------------
                                                            Nine Months Ended
                             Year Ended December 31,          September 30,      Year Ended  Nine Months Ended
                          --------------------------------  ------------------  December 31,   September 30,
                          1994    1995     1996     1997      1997      1998        1997           1998
                          -----  -------  -------  -------  --------  --------  ------------ -----------------
                                                               (unaudited)               (unaudited)
Statements of Operations
 Data:
Revenues................  $ --   $   438  $ 2,093  $25,497  $ 18,025  $ 30,397    $29,422         $30,397
Salaries and benefits
 expense................    --       308    1,322   15,894    11,187    20,793     19,244          20,793
Office and general
 expense................    --       215      712    9,038     6,162    10,309     12,217          10,309
Amortization of goodwill
 expense................    --       --       --     1,666     1,249     1,308      1,666           1,308
Operating losses of True
 North units held for
 transfer...............   (326)   1,766    1,309    2,180     1,600        13        --              --
                          -----  -------  -------  -------  --------  --------    -------         -------
Operating income
 (loss).................    326   (1,851)  (1,250)  (3,281)   (2,173)   (2,026)    (3,705)         (2,013)
Interest income
 (expense), net.........    --       --       --       (76)      (62)       (5)      (121)             (5)
                          -----  -------  -------  -------  --------  --------    -------         -------
Income (loss) before
 income taxes...........    326   (1,851)  (1,250)  (3,357)   (2,235)   (2,031)    (3,826)         (2,018)
Provision (benefit) for
 income taxes...........     70     (873)    (548)    (248)     (246)       57         66             (59)
                          -----  -------  -------  -------  --------  --------    -------         -------
Net income (loss).......  $ 256  $  (978) $  (702) $(3,109) $ (1,989) $ (2,088)   $(3,892)        $(1,959)
                          =====  =======  =======  =======  ========  ========    =======         =======
Basic and diluted net
 income (loss) per
 share..................  $ --   $   --   $(35.10) $ (0.43) $  (0.27) $  (0.29)   $ (0.48)        $ (0.24)
                          =====  =======  =======  =======  ========  ========    =======         =======

                                                             September 30, 1998
                                                             -------------------
                                                             Actual   Pro Forma
                                                             ------- -----------
                                                                     (unaudited)
Balance Sheet Data:
Cash........................................................ $ 4,349  $ 29,761
Working capital.............................................   1,891    27,303
Total assets................................................  68,182   103,361
Capital lease obligations, less current portion.............     507       507
Related party obligations, less current portion.............  11,275       --
Other long-term obligations.................................      24        24
Total stockholders' equity..................................  36,802    83,256

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks. The trading price of our Class A common stock could decline due to any of the following risks, and you might lose all or part of your investment.

  This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We have a history of operating losses, and there can be no assurance that we will be profitable

  We have experienced operating losses as well as net losses, on a pro forma basis, in seven of the eleven quarters during the period from January 1, 1996 to September 30, 1998. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of future operating results. In addition, we have incurred substantial costs to expand and integrate our operations and we intend to continue to invest heavily in ongoing expansion. Our ongoing integration costs will include the combination of the financial, information and communications systems of the various companies that were combined to form our company. Our ongoing expansion costs will include the leasing of additional office space and the purchase of new computer and communications equipment. As a result of these and other costs, we expect to continue to incur operating losses through 1999 or beyond, and there can be no assurance that we will achieve or sustain profitability.

Our operating results depend on our relationship with a limited number of clients

  Our results of operations and our business depend on our relationship with a limited number of large clients. Set forth below is the percentage of revenues on a pro forma basis during the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998 for each of our clients that accounted for more that 10% of our revenues and for our ten largest clients combined:

                                               Year Ended     Nine Months Ended
   Client                                   December 31, 1997 September 30, 1998
   ------                                   ----------------- ------------------
   AT&T....................................       31.4%              20.4%
   Citibank................................  (less than 10%)         12.0
   Ten largest clients combined............       74.4               76.5

There can be no assurance that we will be able to maintain our historical rate of growth or our current level of revenues derived from AT&T, Citibank or any other client in the future.

  We do not have long-term contracts with any of our clients. Our clients generally hire us for one assignment at a time and do not pay us any retainer fees in advance. Once an assignment is completed there can be no assurance that a client will engage us for further services. As a result, a client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. In addition, our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. The termination of our business relationships with any of our significant clients, including AT&T or Citibank, or a material reduction in the use of our services by any of our significant clients, could adversely affect our future financial performance.

Variability of our operating results may impact our stock price

  Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control, including:

 .timing of new projects;

 .reductions, cancellations or completions of major projects;

 .the loss of significant clients;

 .the opening or closing of an office;

 .our relative mix of business;

 .changes in pricing by us or our competitors;

 .employee utilization rates;

 .changes in personnel;

 .costs related to expansion of our business;

 .increased competition; and

 .marketing budget decisions by our clients.

As a result of these fluctuations, we believe that period-to-period comparisons of our operating results cannot be relied upon as indicators of future performance. In some quarters our operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the Class A common stock would likely decline.

  We also experience some variation in operating results throughout the year which results in part from the marketing communications spending patterns and business cycles of our clients, and from marketing communications spending patterns in general. Our revenues have historically been higher during the second half of our fiscal year as our clients prepare marketing campaigns for products and services launched in anticipation of fall trade shows and the holiday season. We expect this variation in operating results to continue in the future.

The integration of our separate business units may adversely affect our operating results

  Our company is the result of the combination of three separate businesses, the Modem Partnership, the Northern Lights Interactive division of True North and the interactive marketing operations of Poppe Tyson focused on providing long-term strategic advice to clients. Accordingly, we have only recently begun to operate as a combined entity. We expect that the integration of our operations will place a significant burden on our management. Such integration is subject to risks and uncertainties, including:

  . the inability to effectively assimilate the operations, services, technologies, personnel and cultures of the combining entities;

  . the potential disruption of our business; and

  . the impairment or loss of relationships with employees and clients.

If in connection with combining our businesses we fail to integrate our operations successfully or on a timely basis, or if we incur any unforeseen expenses, our financial performance could be materially and adversely effected.

If we fail to accurately estimate costs in fixed-fee assignments, our operating results may be adversely affected

  In the nine months ended September 30, 1998, approximately 74% of our revenues were derived from fixed-fee assignments. If we fail to estimate costs accurately, control costs during performance of a fixed-fee assignment, anticipate technical problems or obtain a fee adjustment in the event that we underestimate costs, our future financial performance could be adversely affected. We recognize revenues from assignments based on our estimate of the percentage of each assignment completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, we report for periods during which we are working on an assignment may not accurately reflect the final results of the assignment and we would be required to record an expense for such period equal to the amount by which our revenues were previously overstated.

The interests of True North, our controlling stockholder, may conflict with our interests

  True North owns, directly or indirectly, all of the shares of our Class B common stock, each share of which entitles its holder to five votes on most stockholder actions. As a result, True North will have 84.9% of the combined voting power of both classes of our common stock after this offering. The purchasers of the shares of Class A common stock offered hereby will be entitled to one vote per share and will have 7.8% of the combined voting power. After the offering, True North will have three representatives on our Board of Directors and will have enough votes to elect all members of the Board of Directors. As a result of its stock ownership after this offering, True North will be in a position, without the approval of our public stockholders, to take corporate actions that could conflict with the interests of our public stockholders, such as:

  . amending our corporate documents;

  . approving or defeating mergers or takeover attempts;

  . determining the amount and timing of dividends paid to itself and to holders of Class A common stock;

  . changing the size and composition of our Board of Directors and committees of our Board of Directors; and

  . otherwise controlling management and operations and the outcome of most matters submitted for a stockholder vote.

  True North is the sixth largest advertising company in the world. True North may decide to provide its traditional advertising clients with interactive marketing solutions that compete with the services we provide. While we have entered into an agreement with True North whereby it has agreed not to compete with us, such agreement will expire at the end of 1999. In addition, True North may expand, through development of new lines of products or businesses, by acquisition or otherwise, to compete with us.

  Currently, two of our five directors are also members of management of True North and are compensated by True North in connection with their employment by True North. In addition, one of our current directors is a director of True North and was selected to serve on our board of directors by True North. These directors may have conflicts of interest in addressing business opportunities and strategies in circumstances where our interests differ from those of True North. For example, if a dispute were to arise between True North and our directors who are also officers and directors of True North, they may be unable to act on our behalf if such action would have a negative impact on True North. In such a case these directors would not be able to participate in resolving such dispute and our remaining officers and directors would be required to act independently. We have not adopted any formal plan or arrangement to address these potential conflicts of interest.

Continued growth of our business will place increased demands on our systems and resources and may impact our operating results

  The expansion of our business and customer base has placed increased demands on our management, operating systems, internal controls and financial and physical resources. Our continued growth, if any, may strain existing management and human resources in particular, affecting our ability to attract and retain talented personnel. Consequently, we may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or make other capital expenditures. Any failure to expand any of the foregoing areas in an efficient manner could adversely affect our business. There also can be no assurance that we will be able to sustain the rates of growth that we have experienced in the past.

We will be required to implement a new accounting system to support future growth

  As a result of the recent growth of our business operations, our current operational, financial and management information systems may not be adequate to support our expected growth of operations in the future. In this regard, we are currently in the process of installing a new financial accounting system. We have spent approximately $800,000 to date on such system and intend to make additional capital expenditures of approximately $800,000 in 1999 to complete this system. If we are unsuccessful in implementing our new accounting system as required, our business may be adversely affected.

We depend on our key management personnel for our future success

  We rely on our key management personnel, including Gerald M. O'Connell, our Chief Executive Officer, and Robert C. Allen, II, our President. We believe that our future success will depend upon our ability to attract and retain additional highly skilled personnel. If any of our officers or key employees leave our company, the relationships that they have with our clients could be lost. In addition, our ability to generate revenues directly relates to our personnel, both in terms of the number and expertise of the personnel we have available to work on our projects and the mix of full time employees, temporary employees and contract service providers we utilize. The competition for employees at all levels of the digital interactive marketing industry is intense and is increasing. As a result, if we fail to retain existing employees or hire new employees when necessary, our business, financial condition and operating results could be materially and adversely affected.

Conflicts of interest and exclusivity arrangements with our clients may limit our ability to provide services to others

  Conflicts of interest between clients and potential clients are inherent in the marketing communications industry. Moreover, as is customary in the marketing communications industry, we have entered into exclusivity arrangements with many of our largest clients that restrict our ability to provide services to their competitors. We have in the past been, and may in the future be, unable to take on new clients because such opportunities would require us to provide services to direct competitors of our existing clients. In addition, we risk harming relationships with existing clients when we agree to provide services to indirect competitors of existing clients. Prospective clients may choose also not to retain us for reasons of actual or perceived conflicts of interest.

The developing market for our digital interactive marketing solutions is subject to uncertainties

  The market for digital interactive marketing solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. Demand for and market acceptance of recently introduced services are subject to a high level of uncertainty and are dependent on a number of factors, including:

  . the growth in consumer access to and acceptance of new interactive technologies, such as the Internet, online services and corporate intranets;

  . the development of technologies that facilitate interactive communication between organizations and targeted audiences; and

  . our ability to anticipate such technologies and incorporate them into our services in a timely fashion.

  Significant issues concerning the commercial use of these technologies remain unresolved, and may have a negative impact on the growth of marketing activities that utilize these technologies. Such significant issues include security, privacy, reliability, cost, ease of use and quality of service. In addition, no standards have yet been widely accepted for the measurement of the effectiveness of interactive marketing, and there can be no assurance that such standards will develop sufficiently to support interactive marketing as a significant marketing medium. There can be no assurance that the market for interactive marketing services will continue to grow, that demand for our services will continue or that individual personal computer users in business or at home will continue to use the Internet or other interactive media for commerce and communication. If the market for digital interactive marketing solutions develops more slowly than we expect, or if our services do not continue to achieve market acceptance, our future operating performance could be materially adversely affected.

Our business depends on continued growth in use and improvement of the Internet

  Because we are in the business of providing digital interactive marketing services, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced certain outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. There can be no assurance that the infrastructure, products or services necessary to maintain and expand the Internet will be developed, or that the Internet will be a viable commercial medium for advertisers.

Changes in government regulation could adversely affect our business

  The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. We must comply with Federal Trade Commission regulations governing the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. There can be no assurance that we will not be subject to claims against us or our clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on our future operating performance.

  Due to the increasing popularity and use of the Internet, any number of state, federal, foreign international laws and regulations may be adopted regarding pricing, acceptable content, taxation and quality of products and services. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, or could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance.

Consumers' concerns about privacy on the internet may adversely affect our business

  An important feature of the services we provide to our clients is the ability to develop and maintain individual user profiles to measure the effectiveness of digital marketing programs and to determine the nature of the content to be provided to particular customers. Profile information is often captured when consumers visit a site on the Internet and volunteer information in response to questions or other forms of solicitation concerning their backgrounds, interests and preferences. These profiles are used by our clients to manage the distribution and frequency as well as the content of advertising placement. However, privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. Moreover, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of the Internet as a means of commerce and marketing. Privacy concerns would be heightened by legislative or regulatory requirements that mandate notification to Internet users that the data captured on certain Internet sites may be used by marketing entities to address product promotion and advertising to that user. While we are not aware of any such legislation or regulatory requirements in the United States, no assurance can be given that they will not be adopted. If the privacy concerns of consumers are not adequately addressed, our future operating performance could be materially and adversely affected.

We may be liable to our clients for damages

  Many of our engagements involve the development, implementation and maintenance of marketing programs that are critical to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the marketing programs we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages, which could adversely affect our future operating performance.

We depend on True North for services and client referrals
  We have historically depended on True North for corporate administrative functions. In addition, True North has provided legal, accounting, treasury consulting, financing, cash management, tax and payroll administration, insurance, employee benefits administration, debt and lease guaranties services to us in the past. We have entered into agreements with True North to continue providing legal, tax preparation, insurance, treasury consulting, financing and debt and lease guaranty services after the offering. If we are no longer able to obtain these services from True North, we will be required to provide such services internally or find a third-party provider of these services. There can be no assurance that, if required, we will be able to secure the provision of these services on acceptable terms. If we are unsuccessful in obtaining an acceptable provider of any of these services upon termination of our agreements with True North, our future financial performance could be adversely affected. Because we are a wholly-owned subsidiary of True North, none of these agreements resulted from arm's-length negotiations and, therefore, the prices charged to us for services provided thereunder may be higher or lower than prices that may be charged by third parties.

  We have also from time to time received client referrals from True North and have worked with True North in obtaining new clients. In such cases, True North management generally will contact our management and give us the opportunity to offer our services to a True North client or prospective client in need of digital interactive marketing solutions. We believe that True North provides us with such referrals because, as a major shareholder, True North has a substantial interest in our success. We also believe that True North regards client referrals to us as preferable to such clients' engagement of an unaffiliated competitor advertising agency or digital interactive marketing solution provider. However, True North is not required to assist us in obtaining new clients or to refer any of its clients to us. There can be no assurance that True North will continue to assist us in obtaining new clients in the future. If True North stops assisting us in obtaining new clients, or if True North provides us with less help than in the past, our ability to obtain new clients could be impaired and our future operating performance could be adversely affected.

Problems related to the "Year 2000 Issue" could adversely affect our business

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. The failure to correct any such programs or hardware could result in system failures or miscalculations causing disruptions of our operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have determined that we will have to modify or replace portions of our information processing systems so that those systems will properly utilize dates beyond December 31, 1999. We plan to complete the modifications and replacements necessary to correct those systems prior to December 31, 1999. If such modifications and replacements are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on our future operating performance.

  We frequently conduct transactions and perform services that interface directly with systems of our clients. There is no guarantee that the systems of our clients or other companies on which our systems rely will be timely converted and will not experience material business disruptions that could affect us as a result of the Year 2000 problem. Responses of clients and third party suppliers to our inquiries to date indicate that they expect, at this time, to be compliant by the Year 2000 based on their progress to date. However, the inability of a substantial number of our suppliers to complete their Year 2000 compliance could cause significant disruptions in our ability to provide services to our clients. Moreover, the inability of a substantial number of our clients to complete their Year 2000 compliance could cause them to reduce spending on interactive marketing programs. Either event could have a material adverse effect on our future operating performance.

  The most reasonable worst case scenario for Year 2000 Issues, which we believe is unlikely, would result in delayed billings to customers and difficulties in making payments to suppliers and employees. In such event, we would prepare manual bills for customers and advance funds to suppliers and employees until Year 2000 Issues are resolved. We believe that the additional costs of temporary staff to process billings and payments would not have a material adverse impact on our results of operations. In addition, the Year 2000 Issue could also result in large-scale failures of utility power or local and long distance voice and data circuits or the failure of a large portion of our hardware and software systems affecting one or more of our offices. It is reasonably likely that any one or a combination of these failures could effectively prevent one or more of our offices from conducting normal service operations for clients, from billing clients, or making payments to suppliers and employees in a timely manner. In such event, our plan is to temporarily transfer the operations of the affected office to one or more of our functional offices. All of our offices are networked together and data may be distributed between offices through our own network or through the Internet.

Market volatility may impact our share price

  The stock market in general, and the market for technology-related stocks in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our Class A common stock, regardless of our actual operating performance.

                               COMPANY BACKGROUND

  Modem Media is the result of the combination of three separate businesses, the Modem Partnership, the Northern Lights Interactive division of True North and the strategic interactive marketing operations of Poppe Tyson.

  In October 1996, True North formed Modem Media as a subsidiary to acquire the Modem Partnership and to combine it with True North's digital interactive marketing operations, including Northern Lights Interactive. In 1998, True North undertook to consolidate all of its strategic interactive marketing operations in Modem Media, and to remove from Modem Media those operations it had originally contributed in 1996 that were not compatible with Modem Media's core business. Accordingly, True North agreed to transfer to Modem Media the strategic interactive marketing operations of Poppe Tyson, another True North subsidiary, in exchange for the non-strategic portion of the operations originally contributed to Modem Media in 1996. The operations to be removed consisted of all operations originally contributed other than Northern Lights Interactive. This combination will be completed prior to the offering with effect from October 1, 1998.

  The Modem Partnership, a provider of digital interactive marketing services, was founded in 1987. Poppe Tyson was formed in December 1985 and has provided interactive marketing services to domestic and international clients since 1988. Poppe Tyson became a True North subsidiary in December 1997 when True North acquired Poppe Tyson's parent company, Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"). The strategic interactive marketing operations of Poppe Tyson contributed to Modem Media in 1998 focus on providing long-term strategic advice to clients, and include client relationships and related accounts receivable in the United States, and interactive agencies in the United Kingdom and Hong Kong.

  Upon consummation of the transactions described above, Modem Media's business will consist of the Modem Partnership, Northern Lights Interactive and the strategic interactive marketing operations of Poppe Tyson.

  Set forth below are the ownership interests of Modem Media, consisting of the Modem Partnership and the operations originally contributed by True North in 1996, and of the strategic interactive marketing operations of Poppe Tyson prior to their combination with Modem Media and this offering:

                                                     Poppe Tyson Strategic
                Modem Media                           InteractiveMarketing
                                                           Operations

                  [GRAPH OF OWNERSHIP INTERESTS APPEARS HERE]

  True North is a publicly-owned company. One director and two officers of True North serve as directors of Modem Media. See "Relationship with True North and Certain Transactions."

Set forth below are the ownership interests of Modem Media after the October 1998 combination and this offering:

                                  Modem Media

                  [GRAPH OF OWNERSHIP INTERESTS APPEARS HERE]

                                USE OF PROCEEDS

  The net proceeds to be received by Modem Media from the sale of the Class A common stock in this offering, after deducting estimated expenses of $2.4 million, all of which are payable by Modem Media, and underwriting discounts and commissions, are estimated to be approximately $31.4 million (approximately $36.5 million if the underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $14.00 per share. The principal purposes of this offering are to repay indebtedness owed to True North, to obtain additional capital, to create a public market for Modem Media's Class A common stock and to facilitate future access by Modem Media to public securities markets.

  Modem Media will use approximately $6.0 million of the net proceeds from this offering to pay indebtedness owed to True North. This indebtedness is due and payable upon consummation of this offering and is non-interest bearing. Modem Media currently expects to use the remaining $25.4 million of net proceeds for general corporate purposes, including working capital and capital expenditures. A portion of the net proceeds from this offering may also be used to acquire or invest in complementary marketing communications companies, services, products or technologies, or to invest in geographic expansion. Pending use of the net proceeds for the above purposes, Modem Media intends to invest such funds in short-term, interest-bearing, investment grade obligations or may advance a portion of such funds to True North under its current intercompany lending arrangements.

                                DIVIDEND POLICY

  Modem Media anticipates that it will retain any future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of Modem Media's Board of Directors and will depend upon Modem Media's financial condition, results of operations and capital requirements. See "Risk Factors--The interests of True North, our controlling stockholder, may conflict with our interests."

                                 CAPITALIZATION

  The following table sets forth the total capitalization of Modem Media at September 30, 1998: (i) on an actual basis; and (ii) on a pro forma basis after giving effect to the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson, the offering and the application of the net proceeds of the offering, including:

  . the purchase of fixed assets of $1,624,000;

  . the forgiveness of $5,275,000 of intercompany payables;

  .the sale to True North of the non-strategic digital interactive marketing operations originally contributed by True North to Modem Media in 1996;

  .the issuance of an aggregate of 809,514 shares of Class B common stock to True North;

  . increased goodwill due to the payment of the additional purchase price of $15,587,000 by True North to the former partners of the Modem Partnership upon consummation of this offering;

  .the repayment of a $6,000,000 note payable to True North; and

  . the issuance and sale of 2,600,000 shares of Class A common stock offered hereby by Modem Media at the initial public offering price of $14.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

  Unless otherwise indicated, the information in this prospectus:

  . reflects a 0.95-for-1 reverse split of our outstanding shares of Class A common stock and Class B common stock which will take place prior to this offering;

  . reflects an amendment of our Certificate of Incorporation authorizing an aggregate of 39,351,376 shares of Class A common stock and 5,648,624 shares of Class B common stock, which will take place concurrently with this offering; and

  . does not take into account the possible issuance of additional shares of Class A common stock to the underwriters pursuant to their right to purchase additional shares to cover over-allotments.

                                                            September 30, 1998
                                                            -------------------
                                                             Actual   Pro Forma
                                                            --------  ---------
                                                              (in thousands)
Intercompany loans payable................................. $ 11,275  $    --
Capital lease obligations, less current portion............      507       507
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares au-
   thorized, none issued and outstanding...................      --        --
  Common stock, $0.001 par value; 39,351,376 shares of
   Class A common stock and 5,648,624 shares of Class B
   common stock authorized, 2,423,831 shares of Class A
   common stock and 4,839,110 shares of Class B common
   stock issued and outstanding, actual; 39,351,376 shares
   of Class A common stock and 5,648,624 shares of Class B
   common stock authorized, 5,023,831 shares of Class A
   common stock and 5,648,624 shares of Class B common
   stock issued and outstanding, pro forma.................        8        12
  Paid-in capital..........................................   47,273    93,723
  Accumulated deficit......................................  (10,498)  (10,498)
  Accumulated other comprehensive income...................       19        19
                                                            --------  --------
    Total stockholders' equity.............................   36,802    83,256
                                                            --------  --------
    Total capitalization................................... $ 48,584  $ 83,763
                                                            ========  ========

                                    DILUTION

  The pro forma net tangible book value of Modem Media as of September 30, 1998 was $1.9 million or $0.24 per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of Modem Media (total tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to the sale by Modem Media of the 2,600,000 shares of Class A common stock offered hereby (at an assumed initial public offering price of $14.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses), Modem Media's adjusted pro forma net tangible book value at September 30, 1998 would have been approximately $34.1 million or $3.19 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.95 per share and an immediate dilution to new investors of $10.81 per share. The following table illustrates the per share dilution:

Assumed initial public offering price per share of Class A common
 stock...........................................................        $14.00
Pro forma net tangible book value per share of common stock as of
 September 30, 1998..............................................  $0.24
Increase in net tangible book value per share of common stock
 attributable to new investors...................................   2.95
Pro forma net tangible book value per share of common stock after
 the Offering....................................................          3.19
                                                                         ------
Dilution per share of Class A common stock to new investors......        $10.81
                                                                         ======

  The following table sets forth on a pro forma basis as of September 30, 1998 the difference between the number of shares of common stock purchased from Modem Media, the total consideration paid, and the average price per share paid by existing stockholders and by the new investors (at an assumed initial public offering price of $14.00 per share):

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders......  8,072,455    76%  $32,747,000    47%     $ 4.06
New investors..............  2,600,000    24%  $36,400,000    53%     $14.00
                            ----------   ---   -----------   ---
  Total.................... 10,672,455   100%  $69,147,000   100%
                            ==========   ===   ===========   ===

  The foregoing table excludes an aggregate of 3,040,000 shares of Class A common stock reserved for issuance pursuant to Modem Media's 1997 Stock Option Plan, of which 1,890,542 have been granted to our employees, and 950,000 shares of Class A common stock reserved for issuance pursuant to Modem Media's 1999 Employee Stock Purchase Plan. If such options are exercised, new investors will incur additional dilution from the amount shown in the table above.

                            SELECTED FINANCIAL DATA

  The following selected financial data of Modem Media should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the fiscal year ended December 31, 1994 and the balance sheet data as of December 31, 1994 and 1995 are derived from financial statements of Modem Media that have been audited by Arthur Andersen LLP, independent public accountants, which are not included in this prospectus. The statement of operations data for the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 and the balance sheet data as of December 31, 1996 and 1997 and September 30, 1998 are derived from financial statements of Modem Media that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1997 are derived from the unaudited financial statements of Modem Media. The unaudited nine month selected financial data reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for any other interim period or any other future fiscal year. As a result of the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson effective October 1998 and other factors, Modem Media believes that the historical results of operations may not be indicative of the results of operations to be expected in the future, and that the results of operations for current interim periods are not necessarily indicative of results to be expected for the entire year. Accordingly, Modem Media has included pro forma results of operations data under "Management's Discussion and Analysis of Financial Condition and Results of Operations," which management believes may be useful to investors in evaluating the performance of Modem Media on an ongoing basis.

  Our pro forma results of operations in the table below assume that the following transactions occurred on January 1, 1997:

  . the acquisition of the strategic interactive marketing operations of Poppe Tyson; and

  . the sale of Modem Media's non-strategic interactive marketing operations to True North in connection with the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson.

  The pro forma balance sheet data reflects adjustments for transactions related to the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson, which have been recorded at historical costs. These transactions include:

  . the purchase of fixed assets of $1,624,000;

  . the forgiveness of $5,275,000 of intercompany payables;

  . the sale to True North of Modem Media's non-strategic digital interactive marketing operations originally contributed by True North in 1996; and

  . the issuance of an aggregate of 809,514 shares of our Class B common stock to True North.

The pro forma balance sheet data also reflects adjustments for other transactions, including:

  . the sale of the 2,600,000 shares of Class A common stock offered hereby at an assumed initial public offering price of $14.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus;

  . application of the net proceeds from this offering after deducting underwriting discounts and commissions, estimated offering expenses and $6.0 million which will be used to pay indebtedness due and payable to True North upon consummation of this offering; and

  . increased goodwill due to the payment of the additional purchase price of $15,587,000 by True North to the former partners of the Modem Partnership upon consummation of this offering.

See "Use of Proceeds" and "Risk Factors--The interests of True North, our controlling stockholder, may conflict with our interests."

                                               Actual                                     Pro Forma
                          -----------------------------------------------------  -----------------------------
                                          (dollars in thousands, except per share data)
                                                                                                   Nine
                                                                                                  Months
                                                             Nine Months Ended    Year Ended       Ended
                             Year Ended December 31,           September 30,     December 31,  September 30,
                          --------------------------------  -------------------  ------------ ----------------
                          1994    1995     1996     1997       1997      1998        1997      1997     1998
                          -----  -------  -------  -------  ----------- -------  ------------ -------  -------
                                                            (unaudited)                  (unaudited)
Statements of Operations
 Data:
Revenues................  $ --   $   438  $ 2,093  $25,497    $18,025   $30,397    $29,422    $20,799  $30,397
Salaries and benefits
 expense................    --       308    1,322   15,894     11,187    20,793     19,244     13,793   20,793
Office and general
 expense................    --       215      712    9,038      6,162    10,309     12,217      8,176   10,309
Amortization of goodwill
 expense................    --       --       --     1,666      1,249     1,308      1,666      1,249    1,308
Operating losses of True
 North Units Held for
 Transfer...............   (326)   1,766    1,309    2,180      1,600        13        --         --       --
                          -----  -------  -------  -------    -------   -------    -------    -------  -------
Operating income
 (loss).................    326   (1,851)  (1,250)  (3,281)    (2,173)   (2,026)   (3,705)     (2,419)  (2,013)
Interest income
 (expense), net.........    --       --       --       (76)       (62)       (5)      (121)       (84)      (5)
                          -----  -------  -------  -------    -------   -------    -------    -------  -------
Income (loss) before
 income taxes...........    326   (1,851)  (1,250)  (3,357)    (2,235)   (2,031)    (3,826)    (2,503)  (2,018)
Provision (benefit) for
 income taxes...........     70     (873)    (548)    (248)      (246)       57         66        114      (59)
                          -----  -------  -------  -------    -------   -------    -------    -------  -------
Net income (loss).......  $ 256  $  (978) $  (702) $(3,109)   $(1,989)  $(2,088)   $(3,892)   $(2,617) $(1,959)
                          =====  =======  =======  =======    =======   =======    =======    =======  =======
Basic and diluted net
 income (loss) per
 share..................  $ --   $   --   $(35.10) $ (0.43)   $ (0.27)  $ (0.29)   $ (0.48)   $ (0.32) $ (0.24)
                          =====  =======  =======  =======    =======   =======    =======    =======  =======

                                       December 31,         September 30, 1998
                                 -------------------------- ------------------
                                 1994  1995    1996   1997  Actual  Pro Forma
                                 ----- -----  ------ ------ ------ -----------
                                                                   (unaudited)
Balance Sheet Data:
Cash............................ $ --  $ --   $2,726 $7,056 $4,349   $29,761
Working capital.................   --    548   3,428  3,269  1,891    27,303
Total assets....................   256   753  54,022 59,024 68,182   103,361
Capital lease obligations, less
 current portion................   --    --      193    472    507       507
Related party obligations, less
 current portion................   --    620   6,000  9,346 11,275       --
Other long-term obligations.....   --    --       55     41     24        24
Total stockholders' (deficit)
 equity.........................   256  (846) 40,493 35,618 36,802    83,256

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements that involve risks and uncertainties. Modem Media's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  Modem Media derives substantially all of its revenues from fees for digital interactive marketing services rendered to a select number of Fortune 500 companies and emerging companies with online business models. Modem Media's digital interactive marketing services include:

  .strategic consulting and research;

  .strategy development and planning;

  . development of electronic customer service capabilities which Modem Media refers to as "customer management platform development," and

  . continuous monitoring of the quantitative and qualitative effectiveness of services previously provided to the client by Modem Media, which is commonly referred to in Modem Media's industry as "program measurement and analysis."

  A majority of Modem Media's revenues are derived from fixed-fee assignments. Modem Media recognizes revenues as services are rendered. Modem Media reassesses its estimated costs on each project on a monthly basis and losses are accrued, on a project-by-project basis, to the extent costs incurred and anticipated costs to complete projects exceed anticipated billings. Provisions for losses on uncompleted contracts are recognized in the period in which such losses are determined.

  Clients generally hire Modem Media on an engagement basis rather than a retainer basis. Once a project is completed, there can be no assurance that a client will engage Modem Media for future services. As a result, a client that generates substantial revenue for Modem Media in one period may not be a substantial source of revenue in a subsequent period. In addition, Modem Media's clients generally have the right to terminate their relationships with Modem Media without penalty and with relatively short or no notice. The termination of Modem Media's business relationships with any of its significant clients, or a material reduction in the use of Modem Media's services by any such clients, could adversely affect Modem Media's business, financial condition and results of operations. Modem Media's five largest clients accounted for 56.8% and 54.8% of revenues on a pro forma basis for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. AT&T accounted for 31.4% and 20.4% of Modem Media's revenues on a pro forma basis for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. In addition, Citibank accounted for 12.0% of Modem Media's revenues on a pro forma basis for the nine months ended September 30, 1998.

  Salaries and benefits represent the majority of Modem Media's operating expenses. These expenses include salaries, employee benefits, incentive compensation and other payroll-related costs. Office and general is comprised of office rent and utilities, depreciation, amortization of software, professional and consulting fees, travel, telephone and other related expenses.

  Modem Media has experienced operating losses as well as net losses on both a historical and pro forma basis, as defined below, in seven of the eleven quarters in the period January 1, 1996 through September 30, 1998. Although Modem Media has experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of future operating results. In addition, Modem Media has incurred substantial costs to expand and integrate its operations and intends to continue to invest heavily in ongoing expansion and integration efforts as well as infrastructure development. As a result, Modem Media expects to continue to incur operating losses through 1999 or beyond. There can be no assurance that Modem Media will achieve or sustain profitability.

  Modem Media was formed by True North in October 1996 to acquire the Modem Partnership and to combine it with certain of True North's digital interactive marketing operations, including its Northern Lights Interactive division. The Modem Partnership was formed in 1987 by Gerald M. O'Connell, our Chief Executive Officer, and Douglas C. Ahlers, our Executive Vice President. Prior to this offering, Modem Media intends to acquire the strategic interactive marketing operations of Poppe Tyson from True North in exchange for non-strategic digital interactive marketing businesses originally contributed by True North to Modem Media in 1996, plus 809,514 shares of Class B common stock and the forgiveness of approximately $5.3 million of intercompany payables. This transaction will be effective as of October 1, 1998. This transaction will occur among companies under common control, and, accordingly, has been recorded as of December 31, 1997 (the date of True North's acquisition of the strategic interactive marketing operations of Poppe Tyson) at historical costs. Poppe Tyson was formed in December 1985 as a subsidiary of Bozell, which was acquired by True North in December 1997 in a business combination accounted for under the pooling-of-interests method. See "Company Background," "Certain Transactions" and Notes 1, 3 and 15 of Notes to Consolidated Financial Statements of Modem Media . Poppe Tyson, Inc. and Subsidiaries.

  The results of operations for Modem Media include the results of:

  . the Modem Parnership;

  . the digital interactive marketing operations contributed by True North to Modem Media in 1996, including both Northern Lights Interactive and the non-strategic digital interactive marketing businesses that Modem Media intends to sell back to True North prior to this offering; and

  . the strategic interactive marketing operations of Poppe Tyson,

from their respective dates of acquisition by True North. The results of operations of the businesses that Modem Media intends to sell back to True North are presented as Operating Losses of True North Units Held for Transfer in Modem Media's consolidated financial statements included elsewhere in this prospectus.

  The financial statements of:

  . the Modem Partnership as of and for the years ended December 31, 1995 and 1996; and

  . the strategic interactive marketing operations of Poppe Tyson as of and for the years ended December 31, 1996 and 1997 are included herein as the financial statements of the predecessors to Modem Media.

Pro Forma Results of Operations

  The following table sets forth certain pro forma statements of operations data of Modem Media for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended

September 30, 1997 and 1998. The pro forma results of operations data of Modem Media presented below assume that the following transactions each occurred on January 1, 1995:

  . the combination of Modem Media and the Modem Partnership;

  . the acquisition of the strategic interactive marketing operations of Poppe Tyson; and

  . the disposition of the non-strategic digital interactive marketing operations that Modem Media intends to sell back to True North prior to this offering.

Management believes that the pro forma statements of operations data may be useful to investors in evaluating the financial performance of Modem Media on an ongoing basis. Such pro forma data may not, however, be indicative of the results of operations of Modem Media that actually would have occurred had the transactions reflected in the pro forma results occurred at the beginning of the periods presented, or of the results of operations that may be obtained by Modem Media in the future.

                                        Year Ended          Nine Months Ended
                                       December 31,           September 30,
                                  ------------------------  ------------------
                                   1995    1996     1997      1997      1998
                                  ------- -------  -------  --------  --------
                                          (unaudited, in thousands)
Revenues......................... $12,156 $20,321  $29,422  $ 20,799  $ 30,397
Salaries and benefits............   5,334  14,050   19,244    13,793    20,793
Office and general...............   2,955   6,569   12,217     8,176    10,309
Amortization of goodwill.........   1,666   1,666    1,666     1,249     1,308
                                  ------- -------  -------  --------  --------
Operating profit (loss)..........   2,201  (1,964)  (3,705)   (2,419)   (2,013)
Interest income (expense), net...       8      16     (121)      (84)       (5)
Provision (benefit) for taxes....   1,626      68       66       114       (59)
                                  ------- -------  -------  --------  --------
Net income (loss)................ $   583 $(2,016) $(3,892) $ (2,617) $ (1,959)
                                  ======= =======  =======  ========  ========

  The following table sets forth certain statements of operations data of Modem Media as a percentage of total revenues on a pro forma basis, as defined, for the periods indicated:

                            Year Ended          Nine Months Ended
                           December 31,           September 30,
                         --------------------   -------------------
                         1995   1996    1997      1997       1998
                         -----  -----   -----   --------   --------
                                     (unaudited)
Revenues................ 100.0% 100.0%  100.0%     100.0%     100.0%
Salaries and benefits...  43.9   69.2    65.4       66.3       68.4
Office and general......  24.3   32.3    41.5       39.3       33.9
Amortization of
 goodwill...............  13.7    8.2     5.7        6.0        4.3
                         -----  -----   -----   --------   --------
Operating profit
 (loss).................  18.1   (9.7)  (12.6)     (11.6)      (6.6)
Interest income
 (expense), net.........   0.1    0.1    (0.4)      (0.4)       --
Provision (benefit) for
 taxes..................  13.4    0.3     0.2        0.6       (0.2)
                         -----  -----   -----   --------   --------
Net income (loss).......   4.8%  (9.9)% (13.2)%    (12.6)%     (6.4)%
                         =====  =====   =====   ========   ========

Pro Forma Nine Months Ended September 30, 1997 Compared to Pro Forma Nine Months Ended September 30, 1998

  Revenues. Pro forma revenues increased $9.6 million, or 46.2%, from $20.8 million for the nine months ended September 30, 1997 to $30.4 million for the nine months ended September 30, 1998. Pro forma revenues increased primarily as a result of increased services provided to existing clients, as well as the addition of new clients.

  Salaries and Benefits. Pro forma salaries and benefits increased $7.0 million, or 50.7%, from $13.8 million for the nine months ended September 30, 1997 to $20.8 million for the nine months ended September 30, 1998. Pro forma salaries and benefits represented 66.3% and 68.4% of pro forma revenues for the nine months ended September 30, 1997 and 1998, respectively. Both the dollar and percentage increases in pro forma salaries and benefits were attributable to a company-wide increase in headcount to better manage the growth of its business, service clients and actively pursue new client business.

  Office and General. Pro forma office and general increased $2.1 million, or 25.6%, from $8.2 million for the nine months ended September 30, 1997 to $10.3 million for the nine months ended September 30, 1998. Pro forma office and general represented 39.3% and 33.9% of pro forma revenues in the nine months ended September 30, 1997 and 1998, respectively. The dollar increase in pro forma office and general was due primarily to increased occupancy and office support expenses incurred in connection with increases in headcount. The decrease of office and general as a percentage of pro forma revenue is due primarily to higher percentage growth rates in revenue.

  Amortization of Goodwill. Pro forma amortization of goodwill increased by $0.1 million, or 8.3%, from $1.2 million for the nine months ended September 30, 1997 to $1.3 million for the nine months ended September 30, 1998 as a result of the payment of $3.3 million in additional purchase price for the Modem Partnership in May 1998. Goodwill resulted from the combination of Modem Media with the Modem Partnership in December 1996 (the "Modem Partnership Combination") and is being amortized by Modem Media over a 20-year period. In connection with the Modem Partnership Combination, True North is obligated to pay the former owners of the Modem Partnership an aggregate of up to $18.6 million as additional consideration upon consummation of an initial public offering. Such amount will result in additional amortization of goodwill by Modem Media of up to $0.3 million per quarter over 18 years.

  Income Taxes. Modem Media had a provision for income taxes of $0.1 million on a pro forma pre-tax loss of $2.5 million for the nine months ended September 30, 1997, as compared to a benefit for income taxes of $0.1 million on a pro forma pre-tax loss of $2.0 million for the nine months ended September 30, 1998. The effective income tax rate was 4.6% on a pro forma basis for the nine months ended September 30, 1997 compared to an effective income tax benefit rate of 2.9% on a pro forma basis for the nine months ended September 30, 1998. The effective tax rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and losses of foreign subsidiaries on which Modem Media did not recognize a tax benefit.

Pro Forma Year Ended December 31, 1996 Compared to Pro Forma Year Ended December 31, 1997

  Revenues. Pro forma revenues increased by $9.1 million, or 44.8%, from $20.3 million for the year ended December 31, 1996 to $29.4 million for the year ended December 31, 1997. The increase in pro forma revenues between 1996 and 1997 resulted principally from increased services provided to existing clients, and, to a lesser extent, the addition of new clients. The opening of new offices in the United Kingdom and Hong Kong during the fourth quarter of 1996 and first quarter of 1997, respectively, also contributed to the increase.

  Salaries and Benefits. Pro forma salaries and benefits increased $5.1 million, or 36.2%, from $14.1 million for the year ended December 31, 1996 to $19.2 million for the year ended December 31, 1997. As a percentage of revenues, pro forma salaries and benefits decreased from 69.2% for the year ended December 31, 1996 to 65.4% for the year ended December 31, 1997. The dollar increase in pro forma salaries and benefits was due primarily to company-wide increases in headcount to support new business and the establishment of two international offices. The decrease of pro forma salaries and benefits as a percentage of pro forma revenue is attributable primarily to higher percentage growth rates in revenue.

  Office and General. Pro forma office and general increased $5.6 million, or 84.8%, from $6.6 million in 1996 to $12.2 million in 1997. As a percentage of revenues, pro forma office and general was 32.3% and 41.5% in 1996 and 1997, respectively. Both the dollar and percentage increases were related to continued infrastructure commitments to expand operations, the opening of new offices in the United Kingdom and Hong Kong during the fourth quarter of 1996 and the first quarter of 1997, respectively, and the establishment of a $0.6 million reserve for the relocation of Modem Media's main office.

  Amortization of Goodwill. Pro forma amortization of goodwill remained constant at $1.7 million in 1996 and 1997. Goodwill resulted from the Modem Partnership Combination and is being amortized over a 20-year period.

  Income Taxes. Modem Media's pro forma provision for income taxes remained constant at $0.1 million on pro forma pre-tax losses of $2.0 million and $3.8 million in 1996 and 1997, respectively. The effective pro forma income tax rates were 3.5% in 1996 and 1.7% in 1997. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and losses of foreign subsidiaries on which Modem Media did not recognize a tax benefit.

Pro Forma Year Ended December 31, 1995 Compared to Pro Forma Year Ended December 31, 1996

  Revenues. Pro forma revenues increased by $8.1 million, or 66.4%, from $12.2 million in the year ended December 31, 1995 to $20.3 million in the year ended December 31, 1996. The increase in pro forma revenues between 1995 and 1996 resulted principally from increased services provided to existing clients, and, to a lesser extent, the addition of new clients.

  Salaries and Benefits. Pro forma salaries and benefits increased $8.8 million, or 166.0%, from $5.3 million for the year ended December 31, 1995 to $14.1 million for the year ended December 31, 1996. As a percentage of revenues, pro forma salaries and benefits increased from 43.9% for the year ended December 31, 1995 to 69.2% for the year ended December 31, 1996. Both dollar and percentage increases in pro forma salaries and benefits were due primarily to company-wide increases in headcount to support new business and establish new offices, as well as a $3.0 million non-recurring, non-cash compensation charge related to the grant of options to purchase partnership interests in the Modem Partnership.

  Office and General. Pro forma office and general increased $3.6 million, or 120.0%, from $3.0 million in 1995 to $6.6 million in 1996. As a percentage of revenues, pro forma office and general was 24.3% and 32.3% in 1995 and 1996, respectively. Both the dollar and percentage increases were due to increases in the size of Modem Media's operations and infrastructure commitments, as well as the establishment of new offices, at higher percentage growth rates than revenues.

  Amortization of Goodwill. Pro forma amortization of goodwill remained constant at $1.7 million in 1995 and 1996. Goodwill resulted from the Modem Partnership Combination and is being amortized over a 20-year period.

  Income Taxes. Modem Media had a provision of $1.6 million on pro forma pre-tax income of $2.2 million for 1995, as compared to a provision of $0.1 million on a pro forma pre-tax loss of $2.0 million for 1996. The effective income tax rate was 73.6% on a pro forma basis for 1995 as compared to 3.5% in 1996. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and, in 1996, the non-deductible losses of foreign subsidiaries on which Modem Media did not recognize a tax benefit.

Factors Affecting Operating Results

  Modem Media's revenues have historically been higher during the second half of each year as its clients prepare marketing campaigns for products and services launched in anticipation of fall trade shows and the holiday season. During the first quarter of the year, Modem Media has historically experienced revenue declines from the fourth quarter of the preceding year as clients reestablish their annual marketing and advertising budgets. Modem Media expects this variation in revenue to continue in the future.

  Modem Media's operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, including the timing of new projects, material reductions, cancellations or completions of major projects, the loss of significant clients, the opening or closing of an office, Modem Media's relative mix of business, changes in Modem Media's pricing strategies or those of its competitors, employee utilization rates, changes in personnel and other factors that are outside of Modem Media's control. In addition, Modem Media has experienced some variation in operating results throughout the year resulting in part from marketing communications spending patterns and business cycles of its clients. As a result, period-to-period comparisons of Modem Media's operating results cannot be relied upon as indicators of future performance.

Historical Results of Operations

Overview

  The following table sets forth certain items from Modem Media's statements of operations data included elsewhere in this prospectus.

                                      Year Ended            Nine Months Ended
                                     December 31,             September 30,
                                -------------------------  -------------------
                                 1995     1996     1997       1997      1998
                                -------  -------  -------  ----------- -------
                                              (In thousands)
                                                           (unaudited)
Revenues......................  $   438  $ 2,093  $25,497    $18,025   $30,397
Salaries and benefits.........      308    1,322   15,894     11,187    20,793
Office and general............      215      712    9,038      6,162    10,309
Amortization of goodwill......      --       --     1,666      1,249     1,308
Operating losses of True North
 Units Held for Transfer......    1,766    1,309    2,180      1,600        13
                                -------  -------  -------    -------   -------
Operating loss................   (1,851)  (1,250)  (3,281)    (2,173)   (2,026)
Interest income (expense),
 net..........................      --       --       (76)       (62)       (5)
(Benefit) provision for
 taxes........................     (873)    (548)    (248)      (246)       57
                                -------  -------  -------    -------   -------
Net loss......................  $  (978) $  (702) $(3,109)   $(1,989)  $(2,088)
                                =======  =======  =======    =======   =======

  The following table sets forth certain items from Modem Media's statements of operations data as a percentage of total revenues for the periods indicated:

                                      Year Ended           Nine Months Ended
                                     December 31,            September 30,
                                  ----------------------   -----------------
                                   1995    1996    1997       1997     1998
                                  ------   -----   -----   ----------- -----
                                                           (unaudited)
Revenues.........................  100.0%  100.0%  100.0%     100.0%   100.0%
Salaries and benefits............   70.3    63.2    62.3       62.1     68.4
Office and general...............   49.1    34.0    35.5       34.2     33.9
Amortization of goodwill.........    --      --      6.5        6.9      4.3
Operating losses of True North
 Units Held for Transfer.........  403.2    62.5     8.6        8.9      0.1
                                  ------   -----   -----      -----    -----
Operating loss................... (422.6)  (59.7)  (12.9)     (12.1)    (6.7)
Interest income (expense), net...    --      --     (0.3)      (0.3)     --
(Benefit) provision for taxes.... (199.3)  (26.2)   (1.0)      (1.4)     0.2
                                  ------   -----   -----      -----    -----
Net loss......................... (223.3)% (33.5)% (12.2)%    (11.0)%   (6.9)%
                                  ======   =====   =====      =====    =====

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1998

  Revenues. Revenues increased $12.4 million, or 68.9%, from $18.0 million for the nine months ended September 30, 1997 to $30.4 million for the nine months ended September 30, 1998. Revenues increased $4.8 million, or 26.7%, due to the addition of the revenues of the strategic interactive marketing operations of Poppe Tyson as a result of the combination of those operations with Modem Media, and also as a result of increased services provided to existing clients and the addition of new clients. See Note 1 of Notes to Consolidated Financial Statements of Modem Media . Poppe Tyson, Inc. and Subsidiaries.

  Salaries and Benefits. Salaries and benefits increased $9.6 million, or 85.7%, from $11.2 million for the nine months ended September 30, 1997 to $20.8 million for the nine months ended September 30, 1998. Salaries and benefits represented 62.1% and 68.4% of revenues in the nine months ended September 30, 1997 and 1998, respectively. The dollar and percentage increases in salaries and benefits are attributable to a company-wide increase in headcount, partially as a result of the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson.

  Office and General. Office and general increased $4.1 million, or 66.1%, from $6.2 million for the nine months ended September 30, 1997 to $10.3 million for the nine months ended September 30, 1998. Office and general represented 34.2% and 33.9% of revenues for the nine months ended September 30, 1997 and 1998, respectively. The dollar increase in office and general was due primarily to the addition of office and general expense of the strategic interactive marketing operations of Poppe Tyson as a result of the combination of these operations with Modem Media ($2.3 million, or 37.1%), as well as increased occupancy and office support incurred in connection with increases in headcount. The decrease in office and general as a percentage of revenue is due primarily to a higher rate of revenue growth than the rate of growth in office and general.

  Amortization of Goodwill. Amortization of goodwill increased by $0.1 million, or 8.3%, from $1.2 million for the nine months ended September 30, 1997 to $1.3 million for the nine months ended September 30, 1998 as a result of the payment of $3.3 million in additional purchase price for the Modem Partnership in May 1998. Goodwill resulted from the Modem Partnership Combination and is being amortized over a 20-year period. In connection with the Modem

Partnership Combination, True North is obligated to pay the former owners of the Modem Partnership an aggregate of up to $18.6 million as additional consideration upon consummation of an initial public offering. Such amount will result in additional amortization of goodwill of up to $0.3 million per quarter over 18 years (the remainder of the initial 20-year goodwill amortization period).

  Operating Losses of True North Units Held For Transfer. The operating loss of the non-strategic digital interactive businesses that Modem Media intends to sell back to True North prior to this offering, shown on the face of the financial statements as "Operating Losses of True North Units Held for Transfer," decreased $1.6 million or 100.0%, from an operating loss of $1.6 million during the nine months ended September 30, 1997 to nearly breakeven during the nine months ended September 30, 1998 principally due to the closure of an office and overhead reductions at other locations.

  Income Taxes. Modem Media had a benefit for income taxes of $0.2 million on pre-tax losses of $2.2 million for the nine months ended September 30, 1997, as compared to a provision for income taxes of $0.1 million on a pre-tax loss of $2.0 million for the nine months ended September 30, 1998. The effective income tax benefit rate was 11.0% for the nine months ended September 30, 1997 and the effective income tax rate was 2.8% for the nine months ended September 30, 1998. The effective tax rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization, the tax effects of the non-strategic digital interactive marketing operations that Modem Media intends to sell back to True North prior to this offering, and, in 1998, losses of foreign subsidiaries on which Modem Media did not recognize a tax benefit.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1997

  Revenues. Revenues increased by $23.4 million from $2.1 million in the year ended December 31, 1996 to $25.5 million in the year ended December 31, 1997. The increase in revenues between 1996 and 1997 resulted principally from the Modem Partnership Combination, which was accounted for under the purchase method.

  Salaries and Benefits. Salaries and benefits increased $14.6 million from $1.3 million in 1996 to $15.9 million in 1997. As a percentage of revenues, salaries and benefits decreased from 63.2% in 1996 to 62.3% in 1997. The overall increase in salaries and benefits was primarily due to the addition of the Modem Partnership salaries and benefits as a result of the Modem Partnership Combination. The decrease in salaries and benefits as a percentage of revenue was due primarily to higher percentage revenue growth rates compared to salaries and benefits growth rates.

  Office and General. Office and general increased $8.3 million from $0.7 million in 1996 to $9.0 million in 1997. As a percentage of revenues, office and general was 34.0% and 35.5% in 1996 and 1997, respectively. The overall increase in office and general was the addition of the Modem Partnership office and general as a result of the Modem Partnership Combination.

  Amortization of Goodwill. Amortization of goodwill increased from zero in 1996 to $1.7 million in 1997. Goodwill resulted from the Modem Partnership Combination and is being amortized over a 20-year period.

  Operating Losses of True North Units Held For Transfer. The operating loss of the non-strategic digital interactive marketing operations that Modem Media intends to sell back to True North prior to this offering, shown on the face of the financial statements as "Operating Losses of True North Units Held for Transfer," increased $0.9 million, or 69.2%, from $1.3 million in 1996 to $2.2 million in 1997.

  Income Taxes. Modem Media's benefit for income taxes decreased by $0.3 million, from a benefit of $0.5 million on pre-tax losses of $1.3 million in 1996 to a benefit of $0.2 million on pre-tax losses of $3.4 million in 1997. The effective income tax benefit rate was 43.8% in 1996 and 7.4% in 1997. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1996

  Revenues. Revenues increased by $1.7 million from $0.4 million for the year ended December 31, 1995 to $2.1 million for the year ended December 31, 1996. The increase resulted principally from revenue growth in Northern Lights Interactive in addition to revenues from operations in Canada.

  Salaries and Benefits. Salaries and benefits increased $1.0 million from $0.3 million in 1995 to $1.3 million in 1996. As a percentage of revenues, salaries and benefits represented 70.3% and 63.2% in 1995 and 1996, respectively. The dollar increase in salaries and benefits were due primarily to company-wide increases in headcount. The percentage decrease was due primarily to a higher rate of revenue growth than the rate of growth in salaries and benefits.

  Office and General. Office and general increased $0.5 million from $0.2 million in 1995 to $0.7 million in 1996. As a percentage of revenues, office and general was 49.1% and 34.0% in 1995 and 1996, respectively. The principal reason for the dollar increase was increased costs to support office revenue, and the principal reason for the decrease as a percentage of revenue was a higher rate of revenue growth than the rate of growth in office and general.

  Operating Losses of True North Units Held For Transfer. The operating loss of the non-strategic digital interactive marketing operations that Modem Media intends to sell back to True North prior to this offering, shown on the face of the financial statements as "Operating Losses of True North Units Held for Transfer," decreased $0.5 million, or 27.8%, from $1.8 million in 1995 to $1.3 million in 1996.

  Income Taxes. Modem Media's benefit for income taxes decreased by $0.4 million, or 44.4%, from $0.9 million on pre-tax losses of $1.9 million in 1995, to $0.5 million on pre-tax losses of $1.3 million in 1996. The effective income tax benefit rate was 47.2% in 1995 and the effective income tax rate was 43.8% in 1996. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization.

Liquidity and Capital Resources

  Modem Media historically has financed its operations primarily from funds generated from operations and borrowings from True North. At September 30, 1998, Modem Media had a non-interest bearing intercompany note payable to True North of $6.0 million, which will be repaid from the net proceeds of this offering. Pursuant to agreements between True North and its lenders, Modem Media is subject to limitations on indebtedness which could adversely affect Modem Media's ability to secure debt financing in the future.

  Net cash (used in) provided by operating activities was $(0.3) million, $(3.7) million and $6.4 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $4.2 million and $0.3 million for the nine months ended September 30, 1997 and 1998, respectively. The investment in working capital was partially offset by depreciation expense and goodwill amortization, which totaled $2.9 million for the year ended December 31, 1997, and $2.1 million and $2.5 million for the nine months ended September 30, 1997 and 1998, respectively.

  Net cash of $2.6 million was provided by investing activities for the year ended December 31, 1996 due to the acquisition of the Modem Partnership's cash via the Modem Partnership Combination. Net cash (used in) investing activities was $(1.2) million for the year ended December 31, 1997, and $(0.9) million and $(2.6) million for the nine months ended September 30, 1997 and 1998, respectively. Investing activities reflect capital expenditures to purchase and install enterprise software in 1998, and to purchase other computer software, computer hardware, furniture and office equipment in all periods.

  Net cash provided by (used in) financing activities was $0.3 million, $3.8 million, and $(0.9) million for the years ended December 31, 1995, 1996 and 1997, respectively, and $(1.9) million and $(0.4) million for the nine months ended September 30, 1997 and 1998, respectively. The primary source of cash flows from financing activities was borrowings from True North of $0.5 million, $5.4 million, $0.7 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Modem Media's short-term capital commitments include payments of approximately $0.8 million in 1999 to complete a new financial accounting system, as well as lease payments aggregating approximately $3.9 million in 1999. In addition, in September 1998, Modem Media executed a letter of intent relating to an investment of up to $5.0 million in a company that places advertisements on the Internet. The long-term capital needs of Modem Media will depend on numerous factors, including the rates at which Modem Media is able to obtain new business from clients and expand its personnel and infrastructure to accommodate growth, as well as the rate at which it chooses to invest in new technologies. Modem Media has ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand its operations.

  Capital Resources. In August 1998, True North extended a credit facility to Modem Media allowing for revolving borrowings in the amount of up to $3.0 million to be outstanding at any given time. The credit facility with True North expires two years from the date of completion of this offering, or sooner upon the occurrence of certain events. See "Relationship with True North and Certain Transactions--Intercompany Agreements."

  Modem Media believes that the net proceeds from this offering (estimated to be $31.4 million), together with funds available from operations, if any, will be sufficient to meet the capital needs of Modem Media for at least the next twelve months. A portion of the net proceeds from this offering may also be used to acquire or invest in complementary marketing communications companies, services, products or technologies, or to invest in geographic expansion. Modem Media has no agreements or commitments with respect to any such transactions.

Year 2000 Compliance

  Modem Media has completed an assessment of its non-information technology systems, and believes based on that assessment that these systems do not contain any elements that are susceptible to Year 2000 problems. Based on recent assessments of its information technology systems, however, Modem Media has determined that it will be required to modify or replace some portions of its information processing systems in order to ensure that those systems are Year 2000 compliant. Modem Media intends to replace these systems in 1999, and does not believe that the cost of replacement will be material. As a result, Modem Media believes that its internal computer systems will properly utilize dates beyond December 31, 1999. If, in the worst case scenario, such replacement is not made, or is not completed on a timely basis, the Year 2000 issue could have a material impact on the operations of Modem Media.

  Modem Media regularly conducts transactions and performs services that interface directly with systems of its clients. Modem Media has not undertaken to confirm that its clients' systems are Year 2000 compliant. In the worst case scenario, the inability of a substantial number of Modem Media's clients to complete their Year 2000 compliance could cause them to reduce substantially their spending on interactive marketing programs.

  Furthermore, there can be no assurance that Modem Media's suppliers will not experience material business disruptions as a result of the Year 2000 issue that could affect Modem Media. In this regard, Modem Media has asked each of its third-party suppliers to confirm that they are Year 2000 compliant. Substantially all of Modem Media's third-party suppliers have indicated that they expect to be Year 2000 compliant by the Year 2000 based on their progress to date, and a majority have indicated that their Year 2000 compliance programs have already been completed. However, in the worst case scenario, a substantial number of third parties could be unable to complete their Year 2000 resolution process, causing significant disruptions in Modem Media's ability to provide services to its clients.

  In addition, True North has agreed to provide legal, tax preparation, insurance, treasury, financing and debt and lease guaranty services to Modem Media after the offering. Modem Media does not believe that any Year 2000 problems experienced by True North would have a material effect on True North's ability to provide these services to Modem Media, for the following reasons:

  . True North's ability to provide these services is based for the most part on the availability of its personnel, rather than the integrity of its systems;

  . The use of these systems by True North personnel is generally incidental to the service provided; and

  . The systems used generally consist of off-the-shelf software that is readily replaceable.

  Modem Media has not established contingency plans in case of failure of its information technology systems since it expects to have its material systems in place by the second quarter of 1999. In connection with Modem Media's assessment of third party readiness in early 1999, Modem Media will evaluate the necessity of contingency plans based on the level of uncertainty regarding such compliance. In the event Modem Media's clients, intermediaries or vendors do not expect to be Year 2000 compliant, Modem Media's contingency plan may include replacing such intermediaries or vendors or conducting the particular operation itself.

  In order to keep pace with the growth and expansion of its business, Modem Media decided in 1997 to replace its existing financial accounting system and is currently in the process of doing so. Under the purchase agreement, the system provider has given Modem Media a two-year limited warranty that the replacement financial accounting system will be Year 2000 compliant.

Recently Issued Accounting Pronouncements

  Segment Disclosures. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, but is not required to be applied to interim financial statements in the initial year of adoption. Therefore, Modem Media will adopt the new requirements retroactively in its annual consolidated financial statements for the year ended December 31, 1998. The adoption of SFAS No. 131 will not affect Modem Media's results of operations or financial position.

  Derivative Instruments. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Modem Media currently believes that there will be no impact from SFAS No. 133 on Modem Media's earnings.

                                    BUSINESS

  The following Business section contains forward-looking statements, which involve risks and uncertainties. Modem Media's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  Modem Media provides marketing programs that are delivered over the Internet and other electronic media, and that facilitate two-way communication between its clients and their customers. Modem Media refers to these programs in our industry as digital interactive marketing solutions. By developing marketing programs that incorporate advanced communication technologies, Modem Media enables its clients to establish, retain and manage customer relationships. Marketing programs offered by Modem Media include the design and implementation of electronic business programs that utilize the Internet to enable its clients to acquire, communicate with and service customers, thereby increasing the value of their globally-recognized brands. Modem Media combines its substantial expertise in strategic marketing, creative design and digital technology to deliver on a worldwide basis a complete range of digital interactive marketing services, including strategic consulting and research, website design, electronic commerce and electronic customer communication services, interactive advertising and promotions, and data collection and analysis. For visual examples of Modem Media's interactive marketing services in action, please see the screen shots on the inside front cover of this prospectus.

  Modem Media's marketing programs are designed to enable its clients to target narrowly-defined market segments, provide their customers with detailed product and service information, sell products and services, and provide post-sale customer support electronically, and promote consumer interest in their entire product lines. Marketing programs developed by Modem Media are delivered primarily through the Internet, but also through other digital channels such as corporate intranets, proprietary online services, CD-ROMs and interactive kiosks. Modem Media has received numerous industry awards for its interactive marketing campaigns, websites, banner advertisements and CD-ROMs, including the Zima.com campaign and website, the AT&T Olympic Games Connection Website, the AT&T "Intermercial" Campaign, the AT&T Worldnet CD-ROM, the iVillage.com "About Work" campaign, the Sony PlayStation campaign and the Diet Pepsi "Convert a Million" campaign. In 1998, Modem Media won the "Interactive Agency Of The Year" award from the Internet Advertising Bureau, a trade association, and Modem Media is the only company to win two consecutive "CASIE" awards for interactive marketing.

  Modem Media focuses on promoting long-term client relationships by devising programs that can be integrally linked to its clients' business functions. Modem Media believes that interactive technologies, which provide its clients with the ability to establish highly specific, direct communications with their customers, are becoming an increasingly important component of successful marketing strategies. Accordingly, Modem Media works primarily with a select group of established Fortune 500 clients committed to interactive marketing, as well as companies with new online business models. For the nine months ended September 30, 1998, our ten largest clients with whom we have a continuing relationship measured by revenue were: AT&T; BancBoston Robertson Stephens; Citibank; Delta Air Lines; Intel; JC Penney; John Hancock; Kraft; Sony and Unilever.

  Modem Media's predecessor, the Modem Partnership, was founded more than ten years ago by pioneers in interactive marketing and electronic commerce. In 1987, the founders of the Modem

Partnership created the first interactive marketing communications company, by delivering interactive electronic commerce applications that allowed clients to engage their prospective and current customers in two-way marketing-oriented online communication. Modem Media combines the Modem Partnership with Northern Lights Interactive and the strategic interactive marketing operations of Poppe Tyson. Modem Media currently serves more than 30 clients through its global network of seven offices in North America, Europe and Asia. Additional information regarding our operations in different geographic regions is set forth in Note 11 of Notes to Consolidated Financial Statements set forth elsewhere in this prospectus. Modem Media had pro forma revenues in 1997 and for the nine months ended September 30, 1998 of $29.4 million and $30.4 million, respectively. See Note 11 of Notes to Consolidated Financial Statements of Modem Media . Poppe Tyson, Inc. and Subsidiaries.

Industry Background

  Modem Media believes that the emergence of the Internet has stimulated demand for high quality, cost effective digital interactive marketing solutions. Modem Media believes there are a number of trends that are currently shaping the marketing communications needs of its clients. These trends include the following:

Growth of the Internet and Demand for Delivery of Services Online

  The Internet has experienced unprecedented growth in recent years and this growth is expected to continue. According to International Data Corporation ("IDC"), the number of Internet users worldwide will grow from an estimated 100 million in 1998 to an estimated 320 million in 2002. Several factors have contributed to the growth of the Internet, its increasing value to users and its adoption as a vehicle for commerce, including:

  . the large and growing number of personal computers in homes and businesses;

  . improvements in network infrastructure and capacity, which have produced increases in performance levels and speed;

  . easy, low-cost access to the Internet;

  . global awareness of the Internet among consumer and business users; and

  . the rapidly expanding availability of online content and commerce.

  The acceptance of the Internet as a global communications medium has driven demand for digital content which can be accessed online. Similarly, the growing use of the Internet as a channel for communication and commerce has made it possible to use digital content to provide services to users online and over the Internet, which Modem Media refers to as digital services. Digital services can be easily developed, updated, manipulated and distributed either broadly or to targeted audiences. The rapid development of the Internet and other technologies that facilitate these services is having a profound impact on the development and delivery of customer acquisition, retention, and loyalty solutions and on the conduct of commerce.

Rapid Growth of E-Business and Internet Advertising

  The Internet is dramatically affecting the methods by which consumers and businesses are evaluating and buying goods and services, and by which businesses are providing customer service. The Internet provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, the volume of business transacted on the Internet is growing. IDC estimates that business to consumer commerce on the Internet will grow from approximately $5 billion in 1997 to approximately $95 billion in 2002 and business to business commerce on the Internet will grow from approximately $7 billion in 1997 to approximately $331 billion in 2002.

  The Internet is an important medium for advertisers due to its interactive nature, global reach and rapidly growing audience, as well as the expected increase in online commerce. Unlike advertising on traditional mass media, the Internet gives marketers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. These features enable the development and delivery of customized and targeted marketing programs and communications services that incorporate digital data and advanced interactive features to inform, engage, entertain and facilitate commerce with the target audience. The Internet also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Internet users in real time. Furthermore, unlike traditional media, which permit consumers only passive reception of communications, the Internet enables consumers to respond instantaneously to marketing messages. The interactive nature of the Internet enables marketers to better understand potential customers, by providing a two-way channel of communication between marketers and consumers. In addition, the great speed at which communication takes place between marketer and consumer over this new Internet channel provides marketers with the added ability to change messages rapidly and cost-effectively in response to customer interests and behavior. The unique capabilities of online advertising, the growth in online traffic and the favorable demographics of Internet users have led to a significant increase in online advertising. Jupiter Communications estimates that total spending on the placement of advertisements online in the United States in 1997 was $940 million and expects this amount to grow to $4.4 billion in 2000.

Increased Emphasis on Consistent Global Marketing for Increased Brand Awareness

  Recognition of the importance of building brands and conducting commerce on a global basis has produced significant growth in demand for comprehensive global interactive marketing and communication services by large corporate clients. As companies expand their operations throughout the world, they seek to extend the strength of their domestic brands. Critical to this strategy is the ability to execute a consistent brand development and customer management program on a worldwide basis while at the same time responding to regional or local demands or tastes. The Internet's worldwide reach provides a cost-effective medium for implementing one-to-one, interactive global marketing programs. Consequently, companies are increasingly seeking digital interactive marketing advisors with strategic marketing expertise and global full-service capabilities to develop coordinated, interactive global marketing programs. Zenith Media, a media research and planning firm, estimates that worldwide advertising expenditures will increase from $183.2 billion in 1986 to $469.3 billion in 2000, and that the percentage of advertising outside North America will increase from 44.0% of total worldwide advertising expenditures in 1986 to 56.6% in 2000.

Need for Full Service Digital Interactive Marketing Solutions for Global Brands

  Modem Media believes that successful interactive marketing programs will generate new customer relationships for its clients and significantly increase the value of their brands. Current industry trends have resulted in heightened demand for digitally distributed marketing communications services and solutions. Interactive digital marketing programs help companies to improve their customer relationships by permitting the effective and immediate distribution of relevant services and information, providing instant and measurable feedback, and facilitating interaction between companies and their customers. This information can be used by marketers to quickly improve the effectiveness of brand marketing programs or to modify channel management, products and services.

  While the Internet offers numerous opportunities, global marketers face a number of significant challenges in realizing the potential of the Internet as a marketing channel. As businesses increase their use of the Internet, they seek solutions and technologies that will allow them to deliver highly-targeted messages, receive real-time feedback, benefit from business efficiencies and capitalize on other potential advantages of online advertising and marketing. Businesses seeking such comprehensive solutions have generally turned to three sources: conventional advertising and marketing firms, project-oriented interactive marketing firms and information technology service providers. Generally, traditional advertising and marketing firms lack the extensive technical skills and full service capabilities required to produce and implement the increasingly complex solutions demanded by clients today. Project-oriented interactive marketing firms lack the strategic account management capabilities, full service architecture and global network of offices required to establish long-term global relationships with clients. Furthermore, information technology service providers lack the creative and marketing skills required to deliver unique and compelling content. Management believes that increasing demand for digital interactive marketing services, combined with the inability of most of today's marketing firms and information technology service providers to supply the full range of skills required to effectively deliver such services, provides Modem Media with significant market opportunities and positions it for future growth.

The Modem Media Solution

  Modem Media is a full-service digital interactive marketing company that creates new ways for its global clients to use innovative digital content and technologies to increase the value of their brands. Modem Media combines its expertise in strategic marketing, technology and digital design and production to develop comprehensive digital interactive marketing solutions for its clients on a worldwide basis. Modem Media's tailored marketing solutions are designed to deliver innovative digital customer relationship programs, establish ongoing communications and services with targeted customers, and provide prompt feedback on the overall effectiveness of interactive marketing campaigns. Modem Media's solutions offer clients the following benefits:

  Long-Term Strategic Marketing Relationships. Modem Media deploys marketing professionals responsible for individual client relationships, who focus on developing interactive marketing solutions for companies seeking to build global brand equity. In developing strategic solutions, Modem Media works closely with the senior management of its clients to devise programs that can be integrally linked to a client's business functions. By embedding its programs into a client's overall marketing strategy, Modem Media believes it effectively positions itself to offer ongoing value-added services to continuously supplement and enhance existing solutions and thereby cultivate long-term client relationships. Modem Media's methodology in devising a digital interactive marketing solution consists of:

  . an initial assessment of the client's overall objective;

  . the pursuit of this objective through a combination of website design, e-business implementation and advertising and promotions; and

  . the monitoring and analysis of the effectiveness of these implemented programs to continuously enhance and improve the overall marketing strategy.

Modem Media believes that this methodology has a proven track record of delivering value to clients and is an important factor in helping clients develop and manage customer relationships and build brand equity.

  Full Service Offering Framework. Modem Media offers comprehensive services for clients seeking to create innovative marketing and customer management programs incorporating advanced digital media and communications technologies. Modem Media offers its clients a wide range of digital interactive marketing services such as strategic consulting and research, website design, electronic commerce and electronic customer communication services, interactive advertising and promotions and data collection and analysis. By offering these services Modem Media has positioned itself to develop and manage all aspects of a client's interactive marketing strategy and implement needed programs on an ongoing basis.

  Superior Design and Execution Capabilities. Modem Media believes its substantial capabilities in marketing strategy, its interactive media expertise, its creative excellence and its award winning technical design and production skills provide it with significant competitive advantages. In particular, Modem Media attempts to provide, and has received numerous awards for, creative and technology solutions that meet or exceed the highest standards of service in the industry. In order to maintain high levels of creativity and quality, Modem Media places great importance on recruiting and retaining talented employees. In addition to its design capabilities, Modem Media believes that its innovative use of sophisticated technology has enabled it to provide superior marketing communications services. Modem Media's development staff continues to design tools and applications to provide marketing communication services quickly and efficiently. Modem Media has been responsible for a number of innovations in the digital interactive marketplace, including the pioneering of Internet advertising; the development of online research and data analysis capabilities; the implementation of inbound e-mail programs, Java-enabled web banner ads and instant win promotions online; the development of customized targeted marketing programs; and the development of customer relationship management programs.

  Extensive Global Network. Modem Media provides its services through a network of offices and professional staff in seven cities throughout North America, Europe and Asia which can be deployed to effectively create and support a client's worldwide interactive marketing campaigns. In addition, Modem Media aggregates and preserves its best practices, technologies and creative work from each engagement to consistently leverage and apply the capabilities and experiences of the entire Modem Media . Poppe Tyson organization. Through its network of local offices, Modem Media believes it can implement global marketing campaigns that articulate consistent brand images while at the same time addressing local and regional marketing demands or tastes. Approximately 12.0% of Modem Media's total revenues in the nine months ended September 30, 1998 were attributable to its international operations. See Note 11 of Notes to Consolidated Financial Statements of Modem Media . Poppe Tyson, Inc. and Subsidiaries.

Strategy

  Modem Media's objective is to be the leading provider of digital interactive marketing solutions. The key elements of Modem Media's strategy include the following:

  Develop and Maintain Long-Term Client Relationships. Modem Media has been able to use its comprehensive approach to digital interactive marketing solutions as an effective tool in forming its client relationships. Modem Media provides a wide range of interactive marketing solutions to a core group of clients rather than providing a limited number of services to an extensive client base. As part of this strategy, Modem Media's account professionals pursue close relationships with each client's senior management. For example, Modem Media's relationship with JC Penney began in 1988. Modem Media's relationship with AT&T began in 1992 and has expanded to its current status with Modem Media acting as AT&T's interactive agency of record since 1995. Modem Media has also developed ongoing, long-term relationships with Citibank, Delta Airlines, IBM, and John Hancock, among other companies. Modem Media intends to continue to leverage its experience and expertise to continue to build long-term client relationships.

  Maintain Innovative Approach to Digital Interactive Marketing
Solutions. Since its founding, Modem Media has combined its full service interactive marketing solutions with technology expertise to provide innovative solutions to its clients. Modem Media intends to continue the development of new service offerings, the establishment of strategic relationships with leading technology companies to improve and expand service offerings, and the rapid adoption of emerging technologies, including Internet tools, data management solutions and customization technologies. Modem Media believes that its innovative approach to digital interactive marketing solutions provides it with a competitive advantage in the emerging digital interactive marketing industry.

  Continue to Attract and Retain Superior Professional Talent. Modem Media believes that its culture is particularly attractive to professionals seeking to use advanced technology to develop digital interactive marketing solutions. Modem Media places a premium on innovation, and encourages its employees to apply their creativity in the conception, design and implementation of marketing programs for its clients. Modem Media recognizes that to maintain its position as a leading digital interactive marketing organization, it must continue to recruit and, more importantly, retain qualified and experienced professionals with both creative and technological skills, which are currently in high demand. As part of this strategy, Modem Media has implemented several programs including an aggressive recruiting campaign, competitive compensation packages, a company-wide incentive stock option plan, an internal employee referral program, and an extensive in-house training program.

  Continue to Expand Global Office Network. Modem Media believes that existing and new clients will increasingly demand international marketing services to help manage customer relationships and build global brand equity. In anticipation of this demand, Modem Media is continuing to build its network of offices. Modem Media believes that in the emerging market for providing digital interactive marketing solutions, rapidly building a critical mass of strategic, technical and creative talent will provide Modem Media with a substantial competitive advantage. Modem Media believes that by expanding its geographic presence, particularly in Europe and Asia, it will be better positioned to provide its clients with comprehensive interactive global marketing solutions.

Services

  Modem Media focuses on making its digital interactive marketing solutions an integral part of its clients' marketing strategies in order to promote long-term client relationships. Modem Media combines its strategic interactive marketing knowledge with its technical expertise to provide high impact, cost-effective digital interactive marketing and customer management solutions. Modem Media uses dedicated client service teams with experience in consulting, creative, media, technology and production disciplines, led by experienced account directors, to provide its integrated digital marketing communication services. Modem Media's proven processes and methodologies for executing client work, developed over a decade, enable it to undertake interactive projects, monitor progress and measure the return on its clients' investment in interactive marketing campaigns. Modem Media incorporates client feedback into successive strategic marketing campaigns and programs to further improve and build upon online customer relationships.

  Client initiatives are guided by Modem Media's strategic account management team through a four-point service framework that includes strategic consulting and research, strategy development and planning, interactive marketing program execution, and continuous program measurement and data analysis, as illustrated below:

[FLOW CHART DEPICTING STRATEGIC ACCOUNT MANAGEMENT]


  Strategic Consulting and Research. Modem Media provides clients with diagnostic analysis to guide their enterprise-wide interactive marketing efforts. Services include custom research, online marketing research, and strategic consulting. These services are aimed at:

  . identifying and prioritizing interactive opportunities to strengthen customer relationships;

  . creating strategies to position and brand products in order to create a competitive advantage; and

  . reducing marketing communication costs through the creative application of interactive technologies.

In addition, a rigorous methodology is used to evaluate current customers reached by the Internet. Modem Media's strategic business consultants and research professionals prepare clients to develop interactive communication programs that effectively and efficiently connect the clients' customers to their products, services, market position and brand equity.


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

  Strategy Development and Planning. Modem Media works with clients to define interactive marketing strategies and plans, and seeks to identify concepts that will maximize these strategies. In formulating detailed program plans, Modem Media combines creative marketing concepts and interactive technology to provide customized marketing programs for its clients. The concepts and plans articulated by Modem Media provide the basis for the development of interactive marketing programs.

  Interactive Marketing Program Execution. Based on the interactive strategy and concepts, Modem Media works with clients to jointly design specific solutions, determine roles and responsibilities for development work, and manage the use and flow of data in creating interactive marketing programs distributed across the following channels:

  . websites, where Modem Media creates or services entire websites for clients;

  . banner advertising, where Modem Media creates discrete "banner" size advertisements for clients to be posted on the websites of others; and

  . e-mail, where Modem Media designs and enables client advertising by means of both in-bound and out-bound electronic mail messages.

  Modem Media assembles a development team consisting of account, creative, production and media professionals to service clients and execute programs. The team then helps define the components for the solutions and the required data from client systems, and performs the required systems integration to architect and build the solutions. Modem Media's programs may incorporate advertising and promotion services, and are often enabled for e-commerce, e-care and other value added utilities known in our industry as "e-business." Modem Media designs, develops, creates, maintains and updates the various components of each solution as required, consistent with the client's interactive strategy on a global basis. Modem Media believes that the key to successful interactive marketing is the incorporation of a participatory experience through services and utilities that seamlessly integrate the brand into the three platform channels (website, banner advertising and e-mail) that occupy the majority of the client's customers time online.

  Program Measurement and Data Analysis. Modem Media's data specialists collect, manage and analyze data that results from interactions between clients' marketing programs and their customers. Through usage and yield analysis of traffic and sales transactions, Modem Media is able to gather valuable insights into the effectiveness of digital marketing communication programs as well as the segmentation of customer profiles. This acquired knowledge of customer behavior and transaction patterns enables Modem Media to further devise, design and implement targeted marketing programs aimed at increasingly efficient customer acquisition and retention and additional sales and marketing opportunities.

  Continuous Program Improvement. Through strategic marketing initiatives and ongoing programs for its clients, Modem Media has positioned itself to gain insights into its clients' businesses. Modem Media uses the information it collects in performing program measurement and data analysis to help its clients improve their customer management programs and channels, continuously improve the effectiveness of their digital interactive marketing programs, and adapt and deploy these programs globally. Modem Media believes that its continuous program improvement builds the foundation for recurring client business.

  Modem Media is committed to establishing and maintaining high-quality creative and technical standards for its digital interactive marketing services. Modem Media has earned the following awards for its digital interactive solutions:

Award                    Client/Project                                  Year
-----------------------  ----------------------------------------------- ----------
AMA Spire Award          Keystone Fishing Hotline                        1992

Direct Marketing         Diet Pepsi "Convert a Million" campaign         1993
 Association (DMA) Gold
 Echo Award              John Hancock Silhouettes Certificate of         1998
                          Outstanding Achievment
                         AT&T Online/Offroad Sweepstakes Certificate     1998
                         Mentadent Sampling Program Certificate          1998

American Advertising     Zima.com                                        1995; 1996
 Award (ADDY)
                         Intel Rich advertising campaign                 1998
                         John Hancock "Silhouettes" campaign             1998
                         iVillage "About Work" campaign                  1998
                         AT&T "Consumer Catalog"                         1998

Coalition for            AT&T "Intermercial" campaign                    1996
 Advertising Supported
 Information and         AT&T Olympic Games Website                      1996
  Entertainment (CASIE)
                         Zima.com                                        1996
                         John Hancock Website                            1997
                         John Hancock Silhouettes                        1998
                         Kraft Cheese Wiz Campaign                       1998

Mar.com--Best WWW        AT&T Olympic Games Connection Website           1997
 Marketing Campaign
  --Best CD Rom/Floppy   AT&T Worldnet CD ROM                            1997
   Disk-Based Ad
  --Best Banner Series   iVillage.com "About Work" campaign              1997

New York                 1-800-CALL-ATT                                  1997
 Festivals/Interactive
 Multimedia
 Competition             IBM Think Magazine                              1998
                         Sony PlayStation                                1998
                         Hasbro Interactive                              1998
                         iVillage "About Work" Gold Medal                1998
                         AT&T "Running Man" Finalist Certificate         1998
                         John Hancock "Silhouettes" Finalist Certificate 1998

The One Show Silver      Lycos Banner Campaign                           1998
 Pencil

The One Show Bronze      John Hancock "Silhouettes" campaign             1998
 Pencil

The One Show Merit       Rugby Football Union                            1998
 Award
                         Sony PlayStation                                1998
                         Hasbro Interactive                              1998

Cannes Cyberlions        Finalist Certificate for AT&T Catalog           1998
                         Finalist Certificate for Intel "Reebok-RIA"     1998

The Web Awards
  --Best Sports Site     InsideEdge.com                                  1998
  --Outstanding Website  3Com Big Picture                                1998
   Award
                         Compaq at home                                  1998
  --Standard of          Kraft Cheez Whiz                                1998
   Excellence
                         AT&T World Traveler                             1998

Adweek Top Ten                                                           1995-1998
 Interactive Agencies

IAB Agency of the Year                                                   1998
 Award

Momentum Awards "Turbo                                                   1998
 Agency of the Year"

Red Herring Top Five                                                     1998
 Interactive Agencies

Modem Media Clients

  Modem Media's clients consist primarily of organizations whose businesses are impacted by rapidly changing digital media and interactive communications technologies, and range from Fortune 500 companies with brands to companies with new online business models. Modem Media's services for these clients include strategic marketing assignments as well as global digital interactive marketing and sales programs combining various platforms and services. Our results of operations and our business depend on our relationship with a limited number of large clients. Set forth below is the percentage of revenues on a pro forma basis during the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998 for each of the clients that accounted for more than 10% of our revenues and for our ten largest clients combined:

                                                               Nine Months Ended
                                                Year Ended       September 30,
   Client                                    December 31, 1997       1998
   ------                                    ----------------- -----------------
   AT&T.....................................       31.4%             20.4%
   Citibank.................................  (less than 10%)        12.0
   Ten largest clients combined.............       74.4              76.5

  The following is a list of our ten largest clients measured by revenues for the nine months ended September 30, 1998 with whom Modem Media has a continuing relationship, showing the year in which we began providing services to each client and the primary industries served by these clients:

    Communications                      Financial Services
     AT&T (1992)                          BancBoston Robertson Stephens (1998)

                                          Citibank (1997)
    Computer Hardware                     John Hancock (1996)

     Intel (1997)                       Travel

                                          Delta Air Lines (1995)
    Consumer Products/Retail
     Kraft (1996)
     JC Penney (1989)
     Sony (1997)
     Unilever (1997)

  Modem Media's clients ordinarily hire Modem Media on an assignment basis rather than on a retainer basis. Accordingly, Modem Media does not have long-term contractual relationships with its clients. As a result, Modem Media's clients generally have the right to terminate their relationships with Modem Media without penalty and on relatively short or no notice. Once an assignment is completed there can be no assurance that a client will engage Modem Media for further services. For example, Modem Media provides services to AT&T and Citibank pursuant to one-year, renewable contracts that provide the general parameters of the relationship only. AT&T or Citibank may terminate its agreement with Modem Media upon 90 days' prior written notice to Modem Media. While Modem Media is not aware of plans by any of its significant clients to terminate their use of Modem Media's services, the termination of Modem Media's business relationship with any of its significant clients, including AT&T or Citibank, or a material reduction in the use of Modem Media's services by a significant client, could have a material adverse effect on Modem Media's business, financial condition or results of operations.

  Conflicts of interest between clients and potential clients are inherent in the marketing communications industry. Moreover, as is customary in the marketing communications industry, we have entered into formal exclusivity arrangements with many of our largest clients that restrict our ability to provide services to competitors of these clients. More than 40% of our revenues in the nine months ended September 30, 1998 were derived from clients with whom we have entered into formal exclusivity arrangements. Even in the absence of such arrangements, we have in the past been, and may in the future be, unable to take on new clients because such opportunities would require us to provide services to direct competitors of our existing clients.

Client Case Studies

  Set forth below are descriptions of strategic interactive marketing solutions developed by Modem Media for three of its ten largest clients for the nine months ended September 30, 1998. Modem Media has provided strategic interactive marketing solutions to each of these clients since at least 1996 and each relationship has involved all aspects of Modem Media's service offerings described above under "--Services." Accordingly, Modem Media believes that the marketing solutions described below are representative of the services and solutions it generally offers to its clients.

  AT&T

  AT&T is one of the world's largest providers of communications services, including voice, data and video telecommunications, to large and small businesses, consumers and government entities. Modem Media believes that AT&T has long viewed the Internet as an essential strategic channel to build its brand awareness, and in particular has been very focused on coordinating its branding efforts among advertising channels to preserve the integrity of its brand and present a consistent image. AT&T hired Modem Media in 1992 to access Modem Media's full service architecture and its strategic approach to using the Internet in the context of AT&T's overall strategy for building and maintaining its valuable brand. Modem Media believes that as a result of its initiatives, AT&T is one of the largest advertisers on the Internet today.

  AT&T selected Modem Media as its interactive agency of record in 1995 based on its belief that a long-term relationship with one interactive marketing firm would produce the best interactive marketing programs. Modem Media's primary responsibilities for AT&T have included creation and management of interactive advertising and marketing campaigns, brand positioning, creative standards development, media planning and buying, research and competitive analysis. Modem Media's responsibilities extend through several of AT&T's business units. Modem Media's relationship with AT&T has included such projects as developing an electronic toll-free directory in 1992, providing strategic consulting for interactive television market research in 1993, developing several fax-on-demand systems for AT&T's Business Marketing Unit in 1994, contributing to a market strategy for AT&T WorldNet Service launched in 1995 and establishing AT&T's Centennial Olympic Games Web site, CD-ROM and "intermercial" campaign in 1996. In addition, Modem Media launched the online catalogue for AT&T's consumer and small business markets in 1997, and created a new and creative branding program for AT&T during the 1998 Nagano Olympics, using an ad server network to deliver sequential targeted advertising based on prior user activity in electronic trading card rooms. Modem Media believes that AT&T has experienced increased brand awareness, improved client acquisition and retention and increased sales as a result of Modem Media's marketing programs.

  JC Penney

  JC Penney is one of the largest retailers in the United States. JC Penney first hired Modem Media in 1988, seeking to ensure that its catalog customers had an online alternative to purchase its retail products. Management believes that JC Penney was looking in particular for a marketing firm that had experience with online marketing and commerce, and hired Modem Media in part because of its innovative work in establishing GE's online store, GEnie, and its experience in establishing Prodigy's online commerce offering.

  The goal of Modem Media's initial project was to build an online brand image for JC Penney and ultimately draw shoppers to the site. In the process, Modem Media had to create a new reporting system for the digital channel and create a solution that could be integrated with JC Penney's existing systems. Modem Media's work included the creation of customized systems and tools with which JC Penney could measure demand for its products over time, and the formation of a technology development partnership with JC Penney Information Systems that co-developed custom systems integration solutions and a targeted media plan that evolved into a number of affiliated programs. Modem Media also created a multi-faceted Internet platform that allowed for personalization, custom shopping, easy searching, gift reminder services, and the ability to request catalogs online. Since its initial assignment, Modem Media has provided JC Penney with consulting on corporate strategy, Internet-related business, and organizational and operational design, performed marketing analysis of site traffic and sales tracking, established media partnerships, and carried out online merchandising, marketing and sales programs.

  John Hancock

  John Hancock, a diversified financial services and insurance provider, offers a variety of financial products ranging from life insurance, annuities, and mutual funds to long-term care insurance coverage to both consumers and businesses worldwide. In late 1996, John Hancock wanted to take advantage of the Internet as a new channel of distribution directed at high-income, well educated consumers, and to modernize its brand image. John Hancock was facing new competition due to deregulation in the financial services industry, as well as decreasing interest in insurance products in favor of investments such as mutual funds. John Hancock hired Modem Media in 1997 to accomplish the following objectives: (i) reposition John Hancock as a balanced provider of both insurance and investment products and services; (ii) generate qualified leads for Hancock's agent/broker force; (iii) establish the Internet as a new channel for selling products via e-commerce; and (iv) modernize John Hancock's brand image.

  Modem Media developed an interactive marketing strategy designed to educate the consumer about financial planning for major life events, and emphasizing John Hancock's image as a trusted advisor. The solution was "Portrait Planning," a powerful Web-based approach for step-by-step financial planning that aided users in planning for the future. By answering a series of simple questions, users could begin planning for a number of significant life events, such as the purchase of a house, retirement, or a child's education. The marketing program built awareness of John Hancock's products, bonded consumers to the John Hancock brand, and created a database of potential clients. In order to better target "Portrait Planning," Modem Media devised its innovative "Silhouettes" campaign, which used targeted banner ads to introduce "Portrait Planning" to a more focused audience and thereby produce quantifiable results. By tracking consumer responses to its online campaigns for John Hancock, Modem Media was able to create an extensive database of potential clients with many of their financial needs outlined. Modem Media believes that the

Internet has had now become one of Hancock's principal sources of new customers. Furthermore, Modem Media has been advised by John Hancock that new customers gained through the Internet have generally purchased large and comprehensive insurance and annuity products and generate higher average fees for John Hancock than customers gained from any other direct or indirect channel.

Strategic Relationships

  Modem Media has entered into several strategic relationships with other companies whose products or services are included as part of the interactive marketing solutions that Modem Media delivers to its clients. Modem Media seeks to identify strategic partners whose products or services complement Modem Media's program offerings and enable clients to engage in more effective digital interactive marketing. As part of its strategic relationships, Modem Media participates in the development and specification of its partners' new and existing product and service offerings in order to enhance their utility for Modem Media's clients.

Use of Technology

  Modem Media's background in developing e-commerce solutions for online services, the skills of its technology professionals and its legacy of firsts have helped Modem Media to utilize technology to further the business and marketing objectives of its client base. Modem Media utilizes technology to implement its clients' interactive marketing efforts and to help its clients manage their customer relationships.

  Modem Media makes extensive use of third-party technologies and applications as part of the solutions it engineers for its clients. Modem Media has utilized third-party technology in order to perform several essential business and marketing functions for its clients, including credit card processing, ad serving, e-mail management, data warehousing, order fulfillment and data processing. Utilizing third-party technology greatly reduces the cost of the solutions Modem Media provides for its clients, while increasing their scalability as well as the speed with which Modem Media can bring them to market. Modem Media intends to continue incorporating advanced third-party technologies into its service offerings as the interactive marketing needs of its clients evolve.

  The technologies used in digital interactive marketing are developing rapidly and are characterized by evolving industry standards as well as frequent new product and service introductions and enhancements. There can be no assurance that the technologies we use and the expertise gained in those technologies will continue to be applicable in the future. There can be no assurance that we can correctly identify which technologies will achieve market acceptance, that such new technologies will be made available to us or that such technologies can be economically applied by us on a timely basis. The inability to identify new and existing technologies and apply expertise in a timely manner to subsequent projects and respond to both evolving demands of the marketplace and competitive product and service offerings could have a material adverse effect on our financial performance.

Management Information Systems

  Modem Media is currently implementing various aspects of its service delivery infrastructure, which includes financial and project management systems. Modem Media believes that these systems will enhance its ability to manage its engagements and monitor the utilization of its professional staff. In addition, Modem Media is in the process of installing a secure global network which provides access to Modem Media's proprietary corporate memory application, which management believes will significantly improve consistent handling of clients and business development efforts globally. The above, coupled with Modem Media's existing proprietary process for service delivery across Modem Media, will further improve client and business management globally.

Competition

  The market for our services is very competitive and highly fragmented and is characterized by pressures to incorporate new capabilities, accelerate job completion schedules and reduce prices. We face competition from a number of sources, including traditional advertising and marketing firms, project-oriented interactive marketing firms and information technology service providers. Modem Media's primary competitors include iXL, Agency.com, Grey New Technologies, Think New Ideas and USWeb/CKS. Many traditional advertising agencies have also started to develop digital media and interactive communications capabilities. In this regard, True North may decide to provide its traditional advertising clients with interactive marketing solutions that compete with the services provided by Modem Media. Moreover, certain project-oriented interactive marketing firms and information technology service providers provide Internet consulting, corporate identity and packaging, production, advertising and website design services, and are technologically proficient in the digital media and interactive communications fields. In addition, in-house marketing and information systems departments and graphic design companies compete with certain portions of our business.

  Some of our competitors and potential competitors have longer operating histories, longer client relationships, and greater financial, management, technology, development, sales, marketing and other resources than we do. Competition depends to a large extent on clients' perception of the quality and creativity as well as the technical proficiency of our digital interactive marketing services and those of our competitors. We also compete on the basis of price and the ability to serve clients on a broad geographic basis. To the extent we lose clients to our competitors because of dissatisfaction with our services, or if our reputation is adversely impacted for any other reason, our future operating performance could be materially and adversely affected.

  There are relatively low barriers to entry in the digital interactive marketing industry, primarily because it is a service industry that requires minimal capital expenditures from new entrants. We expect that we will face additional competition from new market entrants. There can be no assurance that existing or future competitors will not develop or offer digital interactive marketing services and products that provide significant performance, price, creative, technological or other advantages over our services, any of which could have a material adverse effect on our future operating performance.

Intellectual Property

  Modem Media's ability to anticipate and rapidly adapt its services to capitalize on emerging technologies is important to establishing and maintaining a technology leadership position. There can be no assurance that Modem Media will correctly identify which technologies will achieve market acceptance, that such new technologies will be made available to Modem Media or that such technologies can be economically applied by Modem Media on a timely basis. Despite Modem Media's efforts to control access to its technologies, it may be possible for a third party to copy or otherwise obtain and use Modem Media's technologies without authorization, or to develop similar or superior services or technologies independently. In addition, effective copyright, trade secret and patent protection may be unavailable or limited in certain foreign countries. Litigation may be necessary in the future to enforce Modem Media's intellectual property rights, to protect Modem

Media's trade secrets, to determine the validity and scope of the rights to technologies of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Modem Media's business, financial condition or results of operations.

  Modem Media . Poppe Tyson, Inc., Modem Media, Poppe.com, and Northern Lights Interactive are trademarks or tradenames of Modem Media.

Government Regulation

  The marketing communications industry is subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising. Modem Media must comply with Federal Trade Commission regulations with respect to the marketing of products and services and similar state regulations. In addition, there has had been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive.

  Although there are currently few laws or regulations directly governing access to or commerce on the Internet, due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. In addition, the government has been requested to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. The adoption of any such laws or regulations could affect the costs of communicating on the Internet and adversely affect the growth in use of the Internet, or decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for Modem Media's services or otherwise have a material adverse effect on Modem Media's business, results of operations and financial condition.

Employees

  In order to maintain high levels of creativity and quality, Modem Media places great importance on recruiting and retaining talented employees. As of December 31, 1998, Modem Media had approximately 400 full-time employees. Modem Media also hires temporary employees and contract service providers as necessary. None of Modem Media's employees is represented by a labor union, and Modem Media considers its employee relations to be good.

  Modem Media's success will depend to a significant degree on the continuing contributions of members of its senior management, including Gerald M. O'Connell, its Chief Executive Officer, and Robert C. Allen, II, its
President, and its key account management, marketing, creative and technology development personnel, as well as its ability to attract and retain highly skilled personnel in all job categories. Competition for qualified personnel in the digital interactive marketing industry is intense. Modem Media has at times experienced, and continues to experience, difficulty in recruiting sufficient numbers of qualified personnel. Although Modem Media's executive officers have entered into employment agreements with Modem Media which contain non-competition provisions, there can be no assurance that any of these executives will not voluntarily terminate their employment with Modem Media. The loss of the services of any senior management or other key employee or the inability to attract and retain additional personnel as required could adversely affect Modem Media's business, financial condition or results of operations. If one or more of Modem Media's key employees resign from Modem Media to join a competitor or to form a competing company, the loss of such personnel or the related loss of potential clients, and the fact that there can be no assurance that Modem Media would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices, procedures or client lists, could have a material adverse effect on Modem Media's business, financial condition or results of operations. See "Risk Factors--We depend on our key management personnel for our future success."

Facilities

  Modem Media's headquarters are located in two facilities in Westport, Connecticut and use approximately 40,000 square feet of total leased office space. The leases expire in January of 1999 and July 31, 2000, respectively. To combine its existing operations, Modem Media has secured a lease for a 54,300 square foot facility for occupancy in January 1999. Modem Media has an option in 2000 to enter into a 10-year lease for an additional 25,000 square feet in this facility. Modem Media maintains additional offices in New York, Chicago, San Francisco, Toronto, Hong Kong and London.

  Modem Media believes that its current facilities, along with facilities currently subject to negotiation, will be adequate to meet Modem Media's requirements for the foreseeable future. There can be no assurance that Modem Media will be successful in obtaining additional space, if required, or if such space is obtained that it will be on terms acceptable to Modem Media.

Legal Proceedings

  Modem Media is not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information with respect to the executive officers and directors of Modem Media as of the date of this prospectus.

   Name                                 Age             Position(s)
   ----                                 ---             -----------
   Gerald M. O'Connell (1)............. 37  Chief Executive Officer and Director
   Douglas C. Ahlers................... 38  Executive Vice President
   Robert C. Allen, II................. 31  President and Director
   Steven C. Roberts................... 37  Chief Financial Officer
   Donald M. Elliman, Jr. (1).......... 53  Director
   Donald L. Seeley (1)................ 54  Director
   Theodore J. Theophilos.............. 45  Director

--------
(1) Member of Public Offering Committee.

  Gerald M. O'Connell has served as Chief Executive Officer and a director of Modem Media since November 1998. From October 1996 to November 1998, Mr. O'Connell was President and Chief Operating Officer and a director of Modem Media. From 1987 to October 1996, Mr. O'Connell was a Managing Partner of the Modem Partnership, which he co-founded in 1987. From 1986 to 1987, Mr. O'Connell was Product Manager of CUC International, a consumer services company, where he was responsible for Comp-u-Mall--an electronic shopping mall. Mr. O'Connell received a B.A. in English and history from Middlebury College. Mr. O'Connell is a director of the Direct Marketing Association.

  Douglas C. Ahlers has served as Executive Vice President of Modem Media since November 1998. From October 1996 to November 1998, Mr. Ahlers was President of the Relationship Technology Group, a division of Modem Media, and a director of Modem Media. From 1987 to October 1996, Mr. Ahlers was a Managing Partner of the Modem Partnership, which he co-founded in 1987. From 1983 to 1987, Mr. Ahlers served as Manager of Product Development of CUC International, a consumer services company. Mr. Ahlers received a B.A. in sociology and theater from the University of Rhode Island and an M.J. in journalism and communications from Louisiana State University.

  Robert C. Allen, II has served as President and a director of Modem Media since November 1998. From October 1996 to November 1998, Mr. Allen was President of a division of Modem Media and a director of Modem Media. From 1992 to October 1996, Mr. Allen served as a Managing Partner of the Modem Partnership. From 1989 to 1992, Mr. Allen was the Director of Business Development at the Modem Partnership. Mr. Allen received a B.A. in English from Gettysburg College.

  Steven C. Roberts has served as Chief Financial Officer of Modem Media since August 1998. From January 1997 to August 1998, Mr. Roberts served in various capacities with Modem Media, most recently as Vice President, Finance and International Operations. From 1990 to January 1997, Mr. Roberts held various management positions at a number of subsidiaries of United Technologies. From 1984 to 1989, Mr. Roberts served as Second Vice President of Corporate Finance at Continental Bank. Mr. Roberts holds a B.A. in Economics from Middlebury College and an M.B.A. in Finance and Production from the University of Chicago.

  Donald L. Seeley has been a director of Modem Media since November 1998 and has been Executive Vice President, Chief Financial Officer, of True North since 1997. From 1993 to 1997,

Mr. Seeley was Chief Executive Officer of the Alexander Consulting Group. From 1988 to 1993, Mr. Seeley was Senior Vice President of Alexander & Alexander Services Inc., the parent company of the Alexander Consulting Group. From 1986 to 1988, Mr Seeley was Vice President and Treasurer of United Airlines. Mr. Seeley holds a B.S. in accounting and an M.B.A. from the University of Colorado at Boulder, and is a Chartered Financial Analyst.

  Theodore J. Theophilos has been a director of Modem Media since November 1998 and has been Executive Vice President, Corporate General Counsel, of True North since 1996. From 1995 to 1996, Mr. Theophilos was Senior Vice President and General Counsel of A.C. Nielsen Company, and from 1986 to 1995 was a partner of Sidley & Austin (a law firm). Mr. Theophilos holds a B.A. and an M.A. from Northwestern University and a J.D. from the University of Chicago.

  Donald M. Elliman, Jr. has served as a director of Modem Media since November 1998, as a director of True North since May 1998 and as a director of Bozell since 1991. Mr. Elliman is currently an Executive Vice President and director of Time Inc. Mr. Elliman was the President of Sports Illustrated from September 1992 through January 1998 and has held various senior sales/marketing and publishing positions with Time Inc. since 1967.

  Messrs. O'Connell and Allen were elected to the Board of Directors of Modem Media pursuant to an agreement with True North entered into in connection with the formation of Modem Media in December 1996. Modem Media and True North agreed in 1996 to cause each of Messrs. O'Connell and Allen to be elected to Modem Media's Board of Directors as long as each serves as an executive officer of Modem Media and until their collective ownership of Modem Media's Class A common stock falls below certain levels. See "Description of Capital Stock-- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

  Each officer serves at the discretion of Modem Media's Board of Directors. There are no family relationships among any of the directors or officers of Modem Media.

  Modem Media's Board of Directors currently has two vacancies, which Modem Media's Bylaws authorize the Board of Directors to fill. The Board of Directors intends to appoint two persons who are not officers or employees of Modem Media or True North to the Board of Directors within 90 days of the date of this prospectus and is required to do so to maintain Modem Media's listing on the Nasdaq National Market. If Modem Media does not add such independent directors within 90 days following the offering, Modem Media could be delisted from the Nasdaq National Market, which could have an adverse effect on the liquidity and price of the Class A common stock.

Director Compensation

  Effective upon consummation of the offering, Modem Media directors who are not also employees of Modem Media or True North will be paid an annual retainer of $10,000. Directors who are also employees of Modem Media or True North will not receive any additional compensation for serving on the Board of Directors.

Committees of the Board of Directors

  Modem Media's Board of Directors has a Public Offering Committee, which acts in place of the Board on matters related to this offering. Such matters include, without limitation, negotiation with the underwriters for the purpose of determining the terms and pricing of the offering. The Public Offering Committee consists of Messrs. O'Connell, Seeley and Elliman.

  Modem Media intends to establish an Audit Committee within 90 days following this offering composed of at least two directors, which is required to maintain Modem Media's listing on the Nasdaq National Market. No member of the Audit Committee will be an employee of Modem Media or True North or a director of True North. The Audit Committee will report to the Board regarding the appointment of the independent public accountants of Modem Media, the scope and fees of prospective annual audits and the results thereof, compliance with Modem Media's accounting and financial policies and management's procedures and policies relative to the adequacy of Modem Media's internal accounting controls.

Compensation Committee Interlocks and Insider Participation

  The Board of Directors intends to establish a compensation committee comprised of independent directors that will make determinations regarding the compensation of executive officers of Modem Media. In the past, compensation of executive officers of Modem Media has been determined by directors of Modem Media who were not officers of Modem Media. No interlocking relationship exists between Modem Media's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Limitation of Liability and Indemnification Matters

  Modem Media's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director, except for liability for:

  . any breach of the duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derives an improper personal benefit.

  Modem Media's Bylaws provide that Modem Media shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law.

  Modem Media has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws. Under these agreements, Modem Media is obligated to indemnify its directors and officers for expenses, attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer of Modem Media, any subsidiary of Modem Media or any other company or enterprise to which the person provides services at the request of Modem Media. Modem Media believes that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Modem Media pursuant to the foregoing provisions, Modem Media has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of Modem Media where indemnification will be required or permitted. Modem Media is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation and Employment Agreements

  The following table sets forth information concerning the compensation received for services rendered to Modem Media by its current Chief Executive Officer and each of the other most highly-compensated executive officers of Modem Media during the year ended December 31, 1998 whose total compensation in fiscal 1998 equaled or exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                       Annual       Compensation
                                                    Compensation       Awards
                                                  ----------------- ------------
                                                                     Securities
                                                                     Underlying
Name and Principal Position                        Salary  Bonus(5)   Options
---------------------------                       -------- -------- ------------
Gerald M. O'Connell(1)
 Chief Executive Officer......................... $300,000            142,500

Robert C. Allen, II(2)
 President.......................................  300,000            142,500

Douglas C. Ahlers(3)
 Executive Vice President........................  212,500                --

Steven C. Roberts(4)
 Chief Financial Officer.........................  174,000             60,454

--------
(1) Mr. O'Connell served as President and Chief Operating Officer of Modem Media from January through November 1998. In November 1998, Mr. O'Connell was appointed Chairman and Chief Executive Officer of Modem Media.
(2) Mr. Allen served as a division president from January through November 1998. In November 1998, Mr. Allen was appointed President of Modem Media.
(3) Mr. Ahlers served as President, Relationship Technology Group, from January through June 1998. In June 1998, Mr. Ahlers was appointed Executive Vice President of Modem Media.
(4) Mr. Roberts served as Vice President, Operations, of Modem Media from January through August 1998. In August 1998, Mr. Roberts was appointed Chief Financial Officer of Modem Media.
(5) Modem Media intends to pay a bonus to each of the executive officers for services performed in fiscal 1998 based upon Modem Media's operating performance during 1998. Such amounts have not yet been determined. In fiscal 1997, Messrs. O'Connell, Ahlers, Allen and Roberts were paid bonuses of $60,000, $60,000, $60,000 and $28,000, respectively.

  The following table sets forth information as to options granted to the executive officers during the year ended December 31, 1998.

                          OPTION GRANTS IN FISCAL 1998

                                                                         Potential
                                     Percent                        Realizable Value at
                         Number of    Total                         Assumed Annual Rate
                         Securities  Options                             of Stock
                         Underlying Granted to                       Appreciation for
                          Options   Employees  Exercise               Option Term (3)
                         Granted(1) in Fiscal  Price Per Expiration -------------------
Name                        (#)        Year    Share (2)    Date       5%       10%
----                     ---------- ---------- --------- ---------- -------- ----------
Gerald M. O'Connell.....  142,500      13.8%    $11.05    12/11/08  $990,509 $2,510,144
Robert C. Allen, II.....  142,500      13.8      11.05    12/11/08   990,509  2,510,144
Douglas C. Ahlers.......       --        --         --       --           --         --
Steven C. Roberts.......   12,954       1.3      11.58     1/2/08     94,332    239,055
                           47,500       4.6      11.05    12/11/08   330,170    836,715

--------
(1) These options to purchase shares of Class A common stock were granted under the Stock Option Plan and provide that the options vest as to 20% of the underlying common stock on the date of grant and as to an additional 20% per year thereafter.
(2) Options were granted at an exercise price equal to 100% of the fair market value of Modem Media's Class A common stock on the date of grant, as determined by the Board of Directors.
(3) This column shows the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Modem Media's estimate or projection of future common stock prices.

  The following table sets forth information with respect to unexercised options held by the executive officers as of December 31, 1998. No options were exercised by the executive officers during fiscal 1998.

                AGGREGATE STOCK OPTION EXERCISES IN FISCAL 1998
                           AND FISCAL YEAR-END VALUES

                               Number of Securities
                                    Underlying           Value of Unexercised
                                Unexercised Options      In-the-Money Options
                                 December 31, 1998      at December 31, 1998(1)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Gerald M. O'Connell.........   43,700       136,800       $ --         $ --
Robert C. Allen, II.........   43,700       136,800         --           --
Douglas C. Ahlers...........   15,200        22,800         --           --
Steven C. Roberts...........   21,936        63,131         --           --

--------
(1) Calculated by determining the difference between the exercise price and the deemed fair market value of the securities underlying the options at December 31, 1998.

  In December 1996, Modem Media entered into five-year employment agreements with each of Messrs. O'Connell, Ahlers and Allen providing for an initial annual base salary of $300,000 each, subject to increases at the discretion of Modem Media's Board of Directors. Messrs. O'Connell and Allen currently receive base salaries of $300,000 each. In June 1998, Mr. Ahlers' salary was set at $150,000 per year in connection with his appointment as Executive Vice President. Pursuant to the employment agreements, if Modem Media terminates any executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus profit sharing for a period equal to the lesser of three years after such termination or the time remaining in the initial term of employment. In addition, each of Messrs. O'Connell, Ahlers and Allen has agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

  In December 1996, Modem Media entered into an employment agreement with Mr. Roberts providing for an initial annual base salary of $150,000. Mr. Roberts currently receives a base salary of $174,000. Pursuant to the employment agreement, if Modem Media terminates Mr. Roberts' employment without cause, he is entitled to receive severance benefits equal to one year's salary. In addition, Mr. Roberts has agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

Stock Plans

1997 Stock Option Plan

  Modem Media has established a stock option plan pursuant to which a total of 3,040,000 shares of Class A common stock have been reserved for issuance to provide additional incentive to its employees, officers, directors and consultants. Pursuant to the stock option plan, Modem Media may grant stock options and stock purchase rights to Modem Media's employees, officers, directors and consultants. The Board of Directors, or a committee to whom the Board has delegated authority (the "Plan Administrator"), selects the individuals to whom options and stock purchase rights are granted, interprets and adopts rules for the operation of the stock option plan and specifies the vesting, exercise price and other terms of options and stock purchase rights. As of September 30, 1998, options to purchase an aggregate of 968,170 shares of Class A common stock had been granted, at a weighted average exercise price of $7.74 per share. Subsequent to September 30, 1998, Modem Media issued options to purchase an aggregate of approximately 904,000 shares of Class A common stock at an exercise price of $11.05 per share and options to purchase an aggregate of approximately 47,500 shares of Class A common stock at an exercise price of $11.58 per share.

  The maximum term of an incentive stock option granted under the Plan is generally limited to ten years. If an optionee terminates his or her service with Modem Media, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within three months of termination of service for any reason other than death or disability, and within one year after termination due to death or disability. The exercise price of incentive stock options granted under the stock option plan must be at least equal to the fair market value of the Class A common stock of Modem Media on the date of grant. Payment of the exercise price may be made by such methods as determined by the Plan Administrator and may include cash, check, a promissory note or shares of Modem Media's Class A common stock valued at the fair market value on the date of exercise.

  Terms of any stock purchase rights granted under the stock option plan shall be determined by the Plan Administrator at the time such rights are issued. Upon the termination of a purchaser's service with Modem Media, Modem Media shall have an option to repurchase his or her shares at the original price paid by the purchaser.

  In the event Modem Media is acquired or merges with another entity or transfers all or substantially all of its assets, then each outstanding option and stock purchase right shall automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

1999 Employee Stock Purchase Plan

  Concurrently with the offering, Modem Media intends to establish an Employee Stock Purchase Plan under which a total of 950,000 shares of Class A common stock will be made available for sale. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are employed by Modem Media or a subsidiary of Modem Media designated by the Board for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations. The purchase plan will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after February 15 and August 15 of every other year and terminate on the last trading day in the period six months later. However, the first offering period shall be the period of approximately 24 months commencing on the date upon which the registration statement of which this prospectus is a part is declared effective by the Commission and terminating on the last trading day in the period ending February 14, 2001. Each participant will be granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each offering period. The purchase price of each share of Class A common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with Modem Media. The purchase plan will terminate in 2009 unless sooner terminated by Modem Media's Board of Directors.

             RELATIONSHIP WITH TRUE NORTH AND CERTAIN TRANSACTIONS

Relationship with True North

  Upon completion of the offering, True North will own approximately 52.9% of the common stock outstanding (51.1% if the underwriters' over-allotment option is exercised in full), representing 84.9% (83.9% if the underwriter's over-allotment option is exercised in full) of the total voting power of Modem Media. As long as True North controls a majority of the voting power of Modem Media, it will be able, acting alone, to:

  .elect at least a majority of the Board of Directors of Modem Media;

  . amend Modem Media's Certificate of Incorporation or effect a merger, sale of assets or other major corporate transaction;

  .defeat any non-negotiated takeover attempt;

  . determine the amount and timing of dividends paid to itself and to holders of Class A common stock; and

  . otherwise control the management and operations of Modem Media and the outcome of most matters submitted for a stockholder vote.

  Currently, two of the five directors of Modem Media (Messrs. Seeley and Theophilos) are also members of management of True North, and are compensated by True North in connection with their employment by True North. In addition, one of the other current directors of Modem Media (Mr. Elliman) is a director of True North and was selected by True North. These directors may have conflicts of interest in addressing certain business opportunities and strategies in circumstances where Modem Media's and True North's interests differ. Modem Media has not adopted any formal plan or arrangement to address such potential conflicts of interest.

The Modem Partnership Combination

  Prior to 1996, True North provided limited digital interactive marketing services through its Northern Lights Interactive division to a number of its traditional advertising clients. In 1996, True North decided that it might be possible to maximize stockholder value of True North by establishing a separate subsidiary to operate its digital interactive marketing businesses. At the same time, True North began to consider the acquisition of other complementary digital interactive marketing companies and began to consider the potential public offering of stock of the subsidiary. True North formed Modem Media in October 1996 to acquire the Modem Partnership from Gerald M. O'Connell, Modem Media's current Chairman and Chief Executive Officer, Douglas C. Ahlers, Modem Media's current Executive Vice President, Robert C. Allen, II, Modem Media's current President, and one other unaffiliated owner (the "Limited Partners") and to consolidate True North's digital interactive marketing operations. Accordingly, in December 1996, True North sold to Modem Media its digital interactive marketing operations and its technology development operations. In connection with the acquisition by True North of the Modem partnership and the sale to Modem Media of True North's digital interactive marketing operations, True North and the Limited Partners received the following consideration:

  True North

    .5,648,624 shares of Class B common stock of Modem Media.

  Limited Partners

    .an aggregate of 2,415,646 shares of Class A common stock of Modem
    Media;

    .$24.4 million of common stock of True North; and

    . an additional $4.0 million of common stock of True North and up to $19.0 million cash from True North upon consummation of an initial public offering of Modem Media (including this offering).

  In accordance with EITF 90-13, "Accounting for Simultaneous Common Control Mergers," the valuation of the 64% interest in the Modem Partnership acquired by True North is stated at fair value in the consolidated financial statements of Modem included elsewhere in this registration statement. The assets and liabilities of the True North digital interactive marketing operations and the 36% interest in the Modem Partnership not acquired by True North are reflected at historical costs.

The Combination and Related Transactions

  As part of True North's decision to reorganize its interactive marketing operations by centralizing them in Modem Media, True North decided to combine the strategic interactive marketing operations then being conducted by Poppe Tyson with the operations of its Northern Lights Interactive division and the Modem Partnership. At the same time, True North decided to reacquire from Modem Media businesses originally contributed to Modem Media that were not complementary to the combined businesses. Accordingly, prior to this offering, Modem Media intends to complete the following transactions effective as of October 1, 1998:

  . Poppe Tyson will form a wholly-owned subsidiary ("Poppe Tyson Operations
    Holding Company") and contribute fixed assets of $1.6 million and the strategic interactive marketing operations of Poppe Tyson, including client relationships and related accounts receivable in the United States and interactive agencies in the United Kingdom and Hong Kong, to Poppe Tyson Operations Holding Company.
  . Bozell will forgive approximately $5,275,000 of intercompany indebtedness owed to Bozell by the strategic interactive marketing operations of Poppe Tyson.
  . Poppe Tyson will declare a dividend of all the outstanding capital stock of Poppe Tyson Operations Holding Company to Bozell, which in turn will declare a dividend of all the outstanding capital stock of Poppe Tyson Operations Holding Company to True North, so that Poppe Tyson Operations Holding Company will become a direct, wholly-owned subsidiary of True North.
  . Poppe Tyson Operations Holding Company will be merged with and into Modem
    Media, with Modem Media succeeding to all the business and operations of Poppe Tyson Operations Holding Company, in exchange for the issuance of 1,666,288 shares of Class B common stock of Modem Media to True North.
  . Assets and liabilities related to non-strategic digital interactive marketing operations that were originally contributed by True North to Modem Media in connection with the Modem Partnership Combination will be returned by Modem Media to True North and its affiliates in exchange for 856,774 shares of Class B common stock of Modem Media previously held by True North and its affiliates.

  These transactions have been accounted for at historical costs because they will occur between commonly controlled entities.

Intercompany Agreements

  In the normal course of business, Modem Media and True North have from time-to-time entered into various business transactions and agreements, and they may enter into additional transactions in the future. The following is a summary of each of the material agreements that Modem Media and True North have entered into in connection with the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson. Such summaries are qualified in their entirety by those agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

  Administrative Services Agreement. Under an Administrative Services Agreement, True North will perform various administrative functions and provide other services to Modem Media, including tax preparation, insurance, treasury consulting and legal. During the period in which True North performs administrative functions for Modem Media, expenses associated with such functions will be charged to Modem Media based on rates and estimates set forth on schedules attached to the Administrative Service Agreement. Modem Media may terminate this agreement at any time upon 90 days' prior written notice, and True North may terminate the agreement 12 months following the combination of Modem Media and the strategic interactive marketing operations of Poppe Tyson, but must give 180 days' written notice of such intent to terminate.

  Intercompany Credit Arrangements. Modem Media and True North are parties to certain intercompany credit agreements. In August 1998, True North extended a credit facility to Modem Media allowing for revolving borrowings in the amount of up to $3.0 million to be outstanding at any given time at an interest rate equal to True North's cost of borrowings, plus two percent. In addition, True North has agreed at its discretion to provide guarantees for Modem Media borrowings from time to time in exchange for a fee of 0.5% per annum on the amount guaranteed. The credit facility with True North expires two years from the date of completion of the initial public offering, or sooner upon the occurrence of certain events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Modem Media provides advances to True North under an Intercompany Demand Note from time to time upon True North's request and at Modem Media's discretion. Such advances are due on demand and bear interest at 5.75% per annum. At September 30, 1998, an aggregate of $2.5 million was outstanding under such advances.

  Sublease with Bozell. Modem Media has entered into a sublease with Bozell pursuant to which Modem Media will lease office space in New York. The rent per square foot under the sublease agreement is based on the average monthly rent per square foot and other related costs under Bozell's underlying lease.

  Brazil Affiliation Agreement. Modem Media has entered into an agreement with Bozell pursuant to which Bozell has agreed, for a period of two years, to provide services to Modem Media's clients through its office in Sao Paolo, Brazil as requested by Modem Media. In return, Modem Media has granted a license to Bozell to operate its office in Brazil under the name "Modem Media . Poppe Tyson, Inc." during the same period.

  Tax Matters Agreement. In connection with the transactions consummated effective October 1, 1998, after the offering, Modem Media and True North intend to enter into an agreement providing for unitary state tax sharing arrangements.

  Parent Company Guarantees. Commencing on July 1, 1998, True North has guaranteed payment on behalf of Modem Media under operating and other leases at a fee of 0.5% of the amount guaranteed.

  Modem Media believes that all of the transactions set forth above were made on terms no less favorable to Modem Media than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Modem Media and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to Modem Media than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Modem Media's common stock as of December 31, 1998 and as adjusted to reflect the sale of shares of Class A common stock by Modem Media offered hereby, by:

  . each person or entity who is known by Modem Media to beneficially own five percent or more of the outstanding shares of either class of common stock of Modem Media;

  . each director;

  . each executive officer; and

  . all directors and executive officers of Modem Media as a group.

                                                              Class B           Common
                                Class A Common Stock        Common Stock        Stock
                          --------------------------------- ------------ --------------------
                                                                           Percent of Total
                                Percent of Ownership                         Voting Power
                          ---------------------------------              --------------------
                             Shares                            Shares
                          Beneficially  Before     After    Beneficially  Before     After
Name                        Owned(1)   Offering Offering(2)   Owned(1)   Offering Offering(2)
----                      ------------ -------- ----------- ------------ -------- -----------
True North
 Communications
 Inc.(3)................         --       -- %      -- %     5,648,624     92.1%     84.9%
 101 East Erie Street
 Chicago, Illinois 60611

Gerald M. O'Connell
 (4)(5).................   1,099,673     44.6      21.7%           --       3.6       3.3%

Douglas C. Ahlers
 (4)(6).................   1,071,174     43.9      21.3%           --       3.5       3.2%

Robert C. Allen, II
 (4)(5).................     319,789     13.0       6.3%           --       1.0       1.0%

Steven C. Roberts
 (4)(7).................      26,600      1.1         *            --         *         *

Donald M. Elliman, Jr.
 (8)....................         --       --        --       5,648,624     92.1      84.9%

Donald L. Seeley (9)....         --       --        --       5,648,624     92.1      84.9%

Theodore J. Theophilos
 (10)...................         --       --        --       5,648,624     92.1      84.9%

All directors and
 executive officers as a
 group (seven
 persons)(11)...........   2,517,237     98.6      48.8%     5,648,624     99.9      92.1%

--------
 * Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(2) Assumes no exercise of the underwriters' over-allotment option.
(3) Includes shares of Class B common stock held by various wholly-owned subsidiaries of True North.
(4) The address of each of Messrs. O'Connell, Ahlers, Allen and Roberts is c/o Modem Media . Poppe Tyson, Inc., 228 Saugatuck Avenue, Westport, Connecticut 06880.
(5) Includes 43,700 shares of Class A common stock subject to options which are exercisable within 60 days of December 31, 1998.
(6) Includes 15,200 shares of Class A common stock subject to options which are exercisable within 60 days of December 31, 1998.
(7) Includes 26,600 shares of Class A common stock subject to options which are exercisable within 60 days of December 31, 1998.
(8) Includes 5,648,624 shares of Class B common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Elliman disclaims beneficial ownership of such shares.
(9) Includes 5,648,624 shares of Class B common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Seeley disclaims beneficial ownership of such shares.
(10) Includes 5,648,624 shares of Class B common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Theophilos disclaims beneficial ownership of such shares.
(11) Includes an aggregate of 129,200 shares of Class A common stock subject to options held by directors and executive officers of Modem Media, which are exercisable within 60 days of December 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

  Pursuant to Modem Media's Certificate of Incorporation, Modem Media has authority to issue an aggregate of 50,000,000 shares of capital stock, consisting of 39,351,376 shares of Class A common stock, par value $0.001 per share, 5,648,624 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

  Set forth below is a description of the common stock and the preferred stock that may be issued under Modem Media's Certificate of Incorporation.

Common Stock

  Shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

  Voting Rights. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of Modem Media's stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

  For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if Modem Media receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

  Dividends, Distributions and Stock Splits. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, and when such dividends are declared by Modem Media's Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

  In the case of dividends or distributions payable in Class A common stock or Class B common stock, only shares of Class A common stock will be distributed with respect to the Class A common stock and only shares of Class B common stock will be distributed with respect to the Class B common stock. In the case of dividends or other distributions consisting of other voting shares of Modem Media, Modem Media will declare and pay such dividends in two separate classes, identical in all respects except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each such security paid to the holders of Class B common stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of Modem Media, Modem Media will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the conversion of Class B common stock into Class A common stock.

  Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

  Conversion. The shares of Class A common stock are not convertible.

  Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a parent corporation, subsidiary or other related party of such holder or other qualified recipient. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

  Liquidation. In the event of any dissolution, liquidation, or winding up of the affairs of Modem Media, whether voluntary or involuntary, after payment of the debts and other liabilities of Modem Media and making provision for the holders of preferred stock, if any, the remaining assets of Modem Media will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

  Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock and Class B common stock differ at that time.

  All shares of Class A common stock and Class B common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock and Class B common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

  Upon consummation of the offering, 5,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. Modem Media's Board of Directors has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. Modem Media's Board of Directors has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control of Modem Media. Modem Media currently has no plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

  Modem Media is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  . an affiliate or associate of the persons described in the foregoing bullet points.

Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither Modem Media's Certificate of Incorporation nor the Bylaws exempt Modem Media from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring Modem Media to negotiate in advance with the Board of Directors of Modem Media because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

  Annual meetings of stockholders shall be held to elect the Board of Directors of Modem Media and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman or the Chief Executive Officer or by a majority of the Board. Modem Media's Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by the stockholders of Modem Media may be effected at a duly called annual or special meeting of the stockholders or may be taken by a consent in writing by stockholders.

  Modem Media's Certificate of Incorporation may be amended with the approval of a majority of the Board and the holders of a majority of Modem Media's outstanding voting securities.

  The number of directors shall be fixed by resolution of the Board. The size of the Board is currently fixed at seven members. The directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of Modem Media's voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders. In connection with the combination of Modem Media and the Modem Partnership in December 1996 (the "Modem Partnership Combination"), Modem Media and True North agreed to cause the election of the following individuals to the Board of Directors, subject to certain conditions:

  . each of Messrs. O'Connell and Allen, so long as they collectively own at least 45% of the aggregate amount of Class A common stock they received pursuant to the Modem Partnership Combination;

  . Mr. O'Connell, so long as Messrs. O'Connell, Ahlers and Allen collectively own at least 30% of the aggregate amount of Class A common stock they received pursuant to the Modem Partnership Combination.

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

Limitation of Liability; Indemnification

  Modem Media's Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including:

  . for any breach of the director's duty of loyalty to Modem Media or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate the rights of Modem Media or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Modem Media's Bylaws also contain provisions indemnifying the directors and officers of Modem Media to the fullest extent permitted by the Delaware General Corporation Law. Modem Media believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. See "Management-- Limitation of Liability and Indemnification Matters."

Transfer Agent and Registrar

  The Transfer Agent and Registrar for the Class A common stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for Modem Media's common stock. Modem Media cannot predict the effect, if any, that sales of shares of the Class A common stock to the public or the availability of shares for sale to the public will have on the market price of the Class A common stock prevailing from time to time. Nevertheless, if a significant number of shares of Class A common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our Class A common stock could decline.

  Upon consummation of this offering, Modem Media will have 5,023,831 shares of Class A common stock outstanding (5,413,831 shares if the underwriters' over-allotment is exercised in full) and 5,648,624 shares of Class B common stock outstanding. Of the shares outstanding after the offering, the 2,600,000 shares of Class A common stock sold in the offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of Modem Media, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Substantially all of the remaining 2,423,831 shares of Class A common stock and all of the 5,648,624 shares of Class B common stock outstanding will be "restricted securities" as that phrase is defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a parent corporation or subsidiary of such holder or other qualified recipient.

  Subject to the foregoing and to the lock-up agreements described below, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, holders of restricted securities will be entitled to sell a number of shares of common stock within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock (approximately 106,725 shares immediately after the offering) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning Modem Media are satisfied.

  Immediately after the offering, there will be options to purchase approximately 1,890,542 shares of Class A common stock outstanding. Subject to the provisions of the lock-up agreements described below, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, immediately after this offering, Modem Media intends to file a registration statement on Form S-8 covering all options granted under the 1997 Stock Plan. Shares of Class A common stock registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with Modem Media or the lock-up agreements described below. See "Management--Stock Plans--1997 Stock Option Plan."

  Notwithstanding the foregoing, in connection with this offering, each of Modem Media, True North and its affiliates, and Modem Media's directors and officers has agreed that, without the prior written consent of BancBoston Robertson Stephens Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, he, she or it will not directly or indirectly:

   . offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any right with respect to, any shares of common stock or any securities convertible into or exchangeable for shares of common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from Modem Media.

The above 180-day restriction does not apply to the following:

   . the sale to the underwriters of the shares of common stock under the underwriting agreement, as described below;

   . the issuance of common stock upon the exercise of outstanding options;
     or

   . the issuance of options under existing stock option and incentive plans, provided such options do not vest prior to the expiration of the 180-day period referenced above. See "Underwriting."

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., NationsBanc Montgomery Securities LLC and Bear, Stearns & Co. Inc., have severally agreed with Modem Media, subject to the terms and conditions of the underwriting agreement, to purchase from Modem Media the number of shares of Class A common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       Number of
                                Underwriter                             Shares
                                -----------                            ---------
      BancBoston Robertson Stephens Inc...............................
      NationsBanc Montgomery Securities LLC...........................
      Bear, Stearns & Co. Inc.........................................
                                                                       ---------
        Total......................................................... 2,600,000
                                                                       =========

  The representatives of the underwriters have advised Modem Media that the underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not in excess of $
      per share, of which $      may be reallowed to other dealers. After this
offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by Modem Media as set forth on the cover page of this prospectus. The Class A common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Over-Allotment Option. Modem Media has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 390,000 additional shares of Class A common stock at the same price per share as Modem Media will receive for the 2,600,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Class A common stock to be purchased by it shown in the above table represents as a percentage of the 2,600,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 2,600,000 shares are being sold. Modem Media will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Class A common stock offered hereby. If such option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to company will be $41.9 million, $2.9 million and $39.0 million, respectively.

  Directed Share Program. At the request of Modem Media, the underwriters have reserved up to 129,999 shares of Class A common stock to be issued by Modem Media and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Modem Media. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and Modem Media against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each officer and director of Modem Media and certain other holders of shares of common stock have agreed, during the period ending 180 days after the date of this prospectus ("the lock-up period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreement. There are no existing agreements between the representatives of the underwriters and any of Modem Media's stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

  Future Sales. In addition, Modem Media has agreed that during the lock-up period Modem Media will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than Modem Media's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided such options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  Listing. Application has been made to have the Class A common stock approved for quotation on the Nasdaq National Market under the symbol "MMPT."

  No Prior Public Market. Prior to this offering, there has been no public market for Modem Media's common stock. Consequently, the public offering price for the Class A common stock offered by this prospectus will be determined through negotiations among Modem Media and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of Modem Media, market valuations of other companies that Modem Media and the representatives believe to be comparable to Modem Media, estimates of the business potential of Modem Media, the present state of Modem Media's development and other factors deemed relevant.

  Stabilization. The representatives of the underwriters have advised Modem Media that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A common stock. A "syndicate covering transaction" is the bid for or the purchase of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the Class A common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised Modem Media that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares of Class A common stock offered hereby will be passed upon for Modem Media by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

  Modem Media has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Modem Media and the Class A common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance that a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit filed, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Modem Media . Poppe Tyson, Inc. and Subsidiaries
  Report of Independent Public Accountants................................ F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998..................................................... F-3
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and the nine months ended September 30, 1997
   (unaudited) and 1998................................................... F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997 and the nine months ended
   September 30, 1998..................................................... F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and the nine months ended September 30, 1997
   (unaudited) and 1998................................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7
Modem Media Advertising Limited Partnership
  Report of Independent Public Accountants................................ F-25
  Balance Sheets as of December 31, 1995 and 1996......................... F-26
  Statements of Income for the years ended December 31, 1995 and 1996..... F-27
  Statements of Partners' Capital for the years ended December 31, 1995 and 1996............................................................... F-28
  Statements of Cash Flows for the years ended December 31, 1995 and
   1996................................................................... F-29
  Notes to Financial Statements........................................... F-30
Poppe Tyson Strategic Interactive Marketing Operations
  Report of Independent Public Accountants................................ F-34
  Balance Sheets as of December 31, 1996 and 1997......................... F-35
  Statements of Operations for the years ended December 31, 1996 and
   1997................................................................... F-36
  Statements of Changes in Equity (Deficit) for the years ended December
   31, 1996 and 1997...................................................... F-37
  Statements of Cash Flows for the years ended December 31, 1996 and
   1997................................................................... F-38
  Notes to Financial Statements........................................... F-39

After the reorganization transaction discussed in Note 1 and the reverse stock split discussed in Notes 2 and 15 to Modem Media . Poppe Tyson, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP
Stamford, Connecticut
November 16, 1998
(except with respect to
certain matters discussed
in Notes 2 and 15, as to
which the date is January
11, 1999)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Modem Media . Poppe Tyson, Inc.:

  We have audited the accompanying consolidated balance sheets of Modem Media . Poppe Tyson, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modem Media . Poppe Tyson, Inc. and subsidiaries as of December 31, 1996 and 1997 and September 30, 1998, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      Pro Forma
                         December 31,  December 31,  September 30,  September 30,
                             1996          1997          1998           1998
                         ------------  ------------  -------------  -------------
                                                                     (unaudited)
                                                                    (see Note 15)
         ASSETS
Current Assets:
 Cash................... $  2,726,000  $  7,056,000  $  4,349,000   $  4,349,000
 Accounts receivable,
  net of bad debt
  reserve of $408,000,
  $452,000, $578,000
  and $578,000,
  respectively..........    6,586,000     7,414,000    11,650,000     11,650,000
 Unbilled revenues......      590,000     1,044,000       987,000        987,000
 Unbilled charges.......      650,000       658,000       563,000        563,000
 Deferred taxes.........        3,000       303,000       699,000        699,000
 Prepaid expenses and
  other current
  assets................      154,000       341,000       717,000        717,000
 True North note
  receivable............          --            --      2,500,000      2,500,000
                         ------------  ------------  ------------   ------------
   Total current
    assets..............   10,709,000    16,816,000    21,465,000     21,465,000
Property and Equipment:
 Leasehold
  improvements..........      111,000       239,000       288,000        694,000
 Computers and
  software..............    1,316,000     2,240,000     4,343,000      5,078,000
 Furniture and other....      419,000     1,480,000     2,350,000      2,833,000
                         ------------  ------------  ------------   ------------
   Total property and
    equipment...........    1,846,000     3,959,000     6,981,000      8,605,000
 Less: accumulated
  depreciation and
  amortization..........      (19,000)   (1,134,000)   (2,454,000)    (2,454,000)
                         ------------  ------------  ------------   ------------
   Total property and
    equipment, net......    1,827,000     2,825,000     4,527,000      6,151,000
Other Assets:
 Goodwill, net of
  accumulated
  amortization of $0,
  $1,666,000,
  $2,974,000 and
  $2,974,000,
  respectively..........   32,161,000    31,645,000    33,600,000     33,600,000
 Net assets of True
  North Units Held for
  Transfer..............    9,291,000     7,573,000     7,444,000            --
 Deferred taxes.........          --         84,000       179,000        179,000
 Other assets,
  including deferred
  offering costs........       34,000        81,000       967,000        967,000
                         ------------  ------------  ------------   ------------
   Total other assets...   41,486,000    39,383,000    42,190,000     34,746,000
                         ------------  ------------  ------------   ------------
   Total assets......... $ 54,022,000  $ 59,024,000  $ 68,182,000   $ 62,362,000
                         ============  ============  ============   ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable....... $  1,656,000  $  1,101,000  $  2,764,000   $  2,764,000
 Pre-billed media.......    1,343,000     3,886,000     3,546,000      3,546,000
 Advance billings.......    1,393,000     2,163,000     1,224,000      1,224,000
 Deferred revenues......      174,000     1,616,000     3,066,000      3,066,000
 Income taxes payable...      174,000       549,000       661,000        661,000
 Current portion of
  long-term lease
  obligations...........       76,000       342,000       449,000        449,000
 Accrued expenses.......      690,000     1,494,000     3,401,000      3,401,000
 Due to True North......          --        729,000     1,212,000      7,212,000
 Due to former Modem
  Partnership
  partners..............    1,564,000           --            --             --
 Other current
  liabilities...........      211,000     1,667,000     3,251,000      3,251,000
                         ------------  ------------  ------------   ------------
   Total current
    liabilities.........    7,281,000    13,547,000    19,574,000     25,574,000
Noncurrent Liabilities:
 Due to Bozell, non-
  interest bearing......          --      3,346,000     5,275,000            --
 Note payable to True
  North.................    6,000,000     6,000,000     6,000,000            --
 Deferred taxes.........       29,000           --            --             --
 Capital lease
  obligations, less
  current portion.......      193,000       472,000       507,000        507,000
 Other liabilities......       26,000        41,000        24,000         24,000
Commitments and
 contingencies..........
Stockholders' Equity:
 Common stock, Class A,
  $.001 par value--
  39,351,376 shares
  authorized, 2,423,831
  issued and
  outstanding...........        3,000         3,000         3,000          3,000
 Common stock, Class B,
  $.001 par value--
  5,648,624 shares
  authorized, 4,839,110
  issued and
  outstanding...........        5,000         5,000         5,000          6,000
 Preferred stock, $.001
  par value--5,000,000
  shares authorized,
  none issued and
  outstanding...........          --            --            --             --
 Paid-in capital........   43,588,000    44,828,000    47,273,000     46,727,000
 Accumulated deficit....   (3,103,000)   (9,192,000)  (10,498,000)   (10,498,000)
 Accumulated other
  comprehensive
  income................          --        (26,000)       19,000         19,000
                         ------------  ------------  ------------   ------------
   Total stockholders'
    equity..............   40,493,000    35,618,000    36,802,000     36,257,000
                         ------------  ------------  ------------   ------------
   Total liabilities and
    stockholders'
    equity.............. $ 54,022,000  $ 59,024,000  $ 68,182,000   $ 62,362,000
                         ============  ============  ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     Year Ended                    Nine Months Ended
                                    December 31,                     September 30,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                (unaudited)
Revenues................ $   438,000  $ 2,093,000  $25,497,000  $18,025,000  $30,397,000
Costs and Expenses:
  Salaries and
   benefits.............     308,000    1,322,000   15,894,000   11,187,000   20,793,000
  Office and general....     215,000      712,000    9,038,000    6,162,000   10,309,000
  Amortization of
   goodwill.............         --           --     1,666,000    1,249,000    1,308,000
  Operating losses of
   True North Units Held
   for Transfer.........   1,766,000    1,309,000    2,180,000    1,600,000       13,000
                         -----------  -----------  -----------  -----------  -----------
    Total costs and
     expenses...........   2,289,000    3,343,000   28,778,000   20,198,000   32,423,000
Operating Loss..........  (1,851,000)  (1,250,000)  (3,281,000)  (2,173,000)  (2,026,000)
Interest Expense, Net...         --           --       (76,000)     (62,000)      (5,000)
                         -----------  -----------  -----------  -----------  -----------
Loss before Income
 Taxes..................  (1,851,000)  (1,250,000)  (3,357,000)  (2,235,000)  (2,031,000)
(Benefit) Provision for
 Income Taxes...........    (873,000)    (548,000)    (248,000)    (246,000)      57,000
                         -----------  -----------  -----------  -----------  -----------
Net Loss................ $  (978,000) $  (702,000) $(3,109,000) $(1,989,000) $(2,088,000)
                         ===========  ===========  ===========  ===========  ===========
Net loss per share:
  Basic and diluted..... $       --   $    (35.10) $     (0.43) $     (0.27) $     (0.29)
                         ===========  ===========  ===========  ===========  ===========
  Pro forma basic and
   diluted..............                           $     (0.39)              $     (0.26)
                                                   ===========               ===========
Weighted-average number
 of common shares
 outstanding:
  Basic and diluted.....         --        20,000    7,260,000    7,259,000    7,263,000
                         ===========  ===========  ===========  ===========  ===========
  Pro forma basic and
   diluted..............                             8,072,000                 8,072,000
                                                   ===========               ===========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                         Common Stock                              Accumulated
                         -------------              Accumulated       Other         Total
                         Class  Class    Paid-in     Earnings/    Comprehensive Stockholders'
                           A      B      Capital     (Deficit)       Income        Equity
                         ------ ------ -----------  ------------  ------------- -------------
Balance as of December
 31, 1994............... $  --  $  --  $       --   $    256,000    $    --      $   256,000
Comprehensive income:
  Net loss..............    --     --          --       (978,000)        --         (978,000)
                                                                                 -----------
    Total comprehensive
     income.............                                                            (978,000)
Dividends...............    --     --          --       (124,000)        --         (124,000)
                         ------ ------ -----------  ------------    --------     -----------
Balance as of December
 31, 1995...............    --     --          --       (846,000)        --         (846,000)
Comprehensive income:
  Net loss..............    --     --          --       (702,000)        --         (702,000)
                                                                                 -----------
    Total comprehensive
     income.............                                                            (702,000)
Acquisition of Modem
 Partnership............  3,000  5,000  35,134,000           --          --       35,142,000
Forgiveness of
 intercompany
 borrowings.............    --     --    8,454,000           --          --        8,454,000
Dividends...............    --     --          --     (1,555,000)        --       (1,555,000)
                         ------ ------ -----------  ------------    --------     -----------
Balance as of December
 31, 1996...............  3,000  5,000  43,588,000    (3,103,000)        --       40,493,000
Comprehensive income:
  Net loss..............    --     --          --     (3,109,000)        --       (3,109,000)
  Foreign currency
   translation
   adjustment...........    --     --          --            --        8,000           8,000
                                                                                 -----------
    Total comprehensive
     income.............                                                          (3,101,000)
                                                                                 -----------
Acquisition of Poppe
 Tyson Strategic
 Interactive Marketing
 Operations.............                              (2,980,000)    (34,000)     (3,014,000)
Payment to former Modem
 Partnership partners...    --     --    1,150,000           --          --        1,150,000
Other, net..............    --     --       90,000           --          --           90,000
                         ------ ------ -----------  ------------    --------     -----------
Balance as of December
 31, 1997...............  3,000  5,000  44,828,000    (9,192,000)    (26,000)     35,618,000
Comprehensive income:
  Net loss..............    --     --          --     (2,088,000)        --       (2,088,000)
  Foreign currency
   translation
   adjustment...........    --     --          --            --       45,000          45,000
                                                                                 -----------
    Total comprehensive
     income.............                                                          (2,043,000)
                                                                                 -----------
Payment to former Modem
 Partnership partners...    --     --    3,263,000           --          --        3,263,000
Other, net..............    --     --     (818,000)      782,000         --          (36,000)
                         ------ ------ -----------  ------------    --------     -----------
Balance as of September
 30, 1998............... $3,000 $5,000 $47,273,000  $(10,498,000)   $ 19,000     $36,802,000
                         ====== ====== ===========  ============    ========     ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA, POPPE TYSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      Year Ended                     Nine Months Ended
                                     December 31,                      September 30,
                          -------------------------------------  --------------------------
                             1995        1996          1997          1997          1998
                          ----------  -----------  ------------  ------------  ------------
                                                                 (unaudited)
Cash flows from
 operating activities:
 Net loss...............  $ (978,000) $  (702,000) $ (3,109,000) $ (1,989,000) $ (2,088,000)
 Adjustments to
  reconcile net loss to
  net cash (used in)
  provided by operating
  activities:
  Depreciation..........       4,000       15,000     1,189,000       827,000     1,165,000
  Amortization of
   goodwill.............         --           --      1,666,000     1,249,000     1,308,000
  Provision for doubtful
   accounts.............         --           --        517,000       150,000       251,000
  Loss on disposal of
   equipment............         --           --         98,000           --        155,000
  Changes in assets and
   liabilities:
   Accounts receivable..    (606,000)  (1,692,000)     (568,000)    1,206,000    (4,487,000)
   Unbilled revenues....         --       (76,000)     (454,000)     (582,000)       57,000
   Unbilled charges.....    (123,000)     (52,000)       38,000      (350,000)       95,000
   Prepaid expenses and
    other current
    assets..............         --           --       (125,000)     (174,000)     (376,000)
   Accounts payable and
    other current
    liabilities.........     129,000     (347,000)      535,000       436,000     3,247,000
   Pre-billed media.....         --           --      2,543,000    (1,343,000)     (340,000)
   Advance billings.....         --       428,000       770,000    (1,110,000)     (939,000)
   Deferred revenues....      89,000      (76,000)    1,442,000     3,620,000     1,450,000
   Income taxes
    payable.............     (37,000)     210,000       375,000       424,000       112,000
   Accrued expenses.....         --       378,000       196,000       840,000     1,907,000
   Deferred taxes.......         --      (135,000)     (413,000)      (99,000)     (491,000)
   Other, net...........         --         1,000       (22,000)       47,000      (896,000)
   Net assets of True
    North Units Held for
    Transfer............   1,215,000   (1,635,000)    1,718,000     1,090,000       129,000
                          ----------  -----------  ------------  ------------  ------------
    Net cash (used in)
     provided by
     operating
     activities.........    (307,000)  (3,683,000)    6,396,000     4,242,000       259,000
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........     (27,000)    (139,000)   (1,324,000)     (923,000)   (2,591,000)
 Cash of acquired
  companies.............         --     2,723,000       147,000           --            --
                          ----------  -----------  ------------  ------------  ------------
    Net cash (used in)
     provided by
     investing
     activities.........     (27,000)   2,584,000    (1,177,000)     (923,000)   (2,591,000)
Cash flows from
 financing activities:
 Funding from parent
  company...............     458,000    5,380,000       729,000      (332,000)      (88,000)
 Dividends paid to True
  North ................    (124,000)  (1,555,000)          --            --            --
 Distributions to former
  Modem Partnership
  partners..............         --           --     (1,564,000)   (1,564,000)          --
 Principal payments made
  under capital lease
  obligations...........         --           --       (143,000)      (96,000)     (289,000)
 Other, net.............         --           --         89,000        88,000         2,000
                          ----------  -----------  ------------  ------------  ------------
    Net cash provided by
     (used in) financing
     activities.........     334,000    3,825,000      (889,000)   (1,904,000)     (375,000)
                          ----------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash................         --     2,726,000     4,330,000     1,415,000    (2,707,000)
Cash, at beginning of
 period.................         --           --      2,726,000     2,726,000     7,056,000
                          ----------  -----------  ------------  ------------  ------------
Cash, at end of period..  $      --   $ 2,726,000  $  7,056,000  $  4,141,000  $  4,349,000
                          ==========  ===========  ============  ============  ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

  Modem Media . Poppe Tyson, Inc. ("Modem Media" or the "Company") was formed by True North Communications Inc. ("True North") in 1996 to combine certain of True North's strategic interactive marketing and website design and maintenance units with Modem Media Advertising Limited Partnership (the "Modem Partnership") in a business combination accounted for under the purchase method (see Note 3). Accordingly, the Modem Partnership has been reflected in the Modem Media financial statements since December 31, 1996. The Modem Partnership is a predecessor entity of Modem Media, and its financial statements as of and for the years ended December 31, 1995 and 1996 are included elsewhere in the registration statement. The Company's name was changed from TN Technologies Inc. to Modem Media . Poppe Tyson, Inc. in November 1998.

  Effective October 1, 1998, the Company acquired the strategic interactive marketing operations of Poppe Tyson Inc. (the "Poppe Tyson Strategic Interactive Marketing Operations") from True North in exchange for certain of the Company's subsidiaries and operations and an aggregate of 809,514 shares of Class B common stock (the "Combination") (see Note 15). The Poppe Tyson Strategic Interactive Marketing Operations consist of the strategic interactive marketing operations of Poppe Tyson Inc. ("Poppe Tyson") in the United Kingdom, Hong Kong and the U.S., and certain fixed assets. The historical financial results of the Poppe Tyson Strategic Interactive Marketing Operations have been prepared on a carved-out basis, and are included in the consolidated financial statements of the Company from December 31, 1997, the date of the merger of Bozell with True North. All adjustments necessary for the fair presentation of the consolidated financial statements related to the Poppe Tyson Strategic Interactive Marketing Operations are reflected herein. The accumulated deficit arising from the operating results of the Poppe Tyson Strategic Interactive Marketing Operations is reflected as a reduction in paid-in capital in the accompanying consolidated balance sheet at September 30, 1998. The Poppe Tyson Strategic Interactive Marketing Operations are a predecessor entity of the Company, and their financial statements as of and for the years ended December 31, 1996 and 1997 are included elsewhere in the registration statement.

  Poppe Tyson was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), which was acquired by True North in December 1997 in a business combination accounted for under the pooling-of-interests method. Poppe Tyson includes the strategic interactive marketing operations and website production and maintenance businesses of Bozell.

  Prior to undertaking the Combination, the Company and True North management agreed that the value of the non-strategic digital interactive marketing operations contributed to Modem Media by True North in 1996 would be optimized under True North management, as the strategic focus of those businesses would not be complementary to the Company. True North and the Company have analyzed the future cash flows of those businesses and believe the investment is fully realizable at this time. Because the Combination occurred among True North and majority-owned, controlled subsidiaries, the transaction has been recorded at historical cost as of December 31, 1997, the date upon which the Company and the Poppe Tyson Strategic Interactive Marketing Operations came under common control.

  In contemplation of the Combination effected as of October 1, 1998, the net assets of the businesses to be sold back to True North have been presented as one line, "Net Assets of True North

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

Units Held for Transfer," on the face of the historical balance sheets in a manner similar to that of assets held for sale. Similarly, the pre-tax losses of those businesses have been presented as one line, "Operating Losses of True North Units Held for Transfer," in the historical statements of operations.

  Summarized financial data of the businesses to be sold back to True North are as follows:

                                        Year Ended                    Nine Months Ended
                                       December 31,                     September 30,
                            -------------------------------------  ------------------------
                               1995         1996         1997         1997         1998
                            -----------  -----------  -----------  -----------  -----------
                                                                   (unaudited)  (unaudited)
   Revenues................ $11,001,000  $18,401,000  $16,766,000  $12,598,000  $10,140,000
   Costs and expenses......  12,766,000   19,663,000   18,652,000   14,125,000   10,019,000
   Loss before income
    taxes..................  (1,766,000)  (1,309,000)  (2,180,000)  (1,600,000)     (13,000)
   Net loss................    (930,000)    (751,000)  (1,718,000)  (1,096,000)    (129,000)

                                                December 31,
                                           ----------------------- September 30,
                                              1996        1997         1998
                                           ----------- ----------- -------------
                                                                    (unaudited)
   Current assets......................... $ 7,590,000 $10,378,000  $10,089,000
   Goodwill, net..........................   6,212,000   5,893,000    5,686,000
   Total assets...........................  18,255,000  19,845,000   19,444,000
   Current liabilities....................   6,881,000   4,119,000    5,251,000
   Total liabilities......................   8,964,000  12,272,000   12,000,000
   Net assets.............................   9,291,000   7,573,000    7,444,000

2. Summary of Significant Accounting Policies

  Nature of Operations--The Company has been a leading provider of digital interactive marketing solutions since 1987. By developing marketing programs that incorporate advanced communications technologies, the Company enables its clients to establish, retain and manage customer relationships. The Company's marketing programs include the design and implementation of electronic business programs that enable its clients to support and leverage their world class brands. The Company combines its substantial expertise in strategic marketing, creative design and digital technology to deliver, on a worldwide basis, a complete range of digital interactive marketing services, including strategic consulting and research, electronic commerce and electronic consumer care services, interactive advertising and promotions, and data collection analysis. The Company's marketing programs are designed to enable its clients to target narrowly-defined market segments, provide their customers with detailed product and service information, sell products and services and provide post-sale customer support electronically, and offer ongoing marketing programs. Marketing programs developed by the Company are delivered primarily through the Internet. The Company has operations in the United States, Canada, Hong Kong and the United Kingdom.

  The Company is subject to certain risk factors including: history of operating losses; dependence on key clients; variability of operating results; and integration of the separate business units. All of these risk factors are described in detail under "Risk Factors."

  Principles of Consolidation--The accompanying consolidated financial statements include all of the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Interim Financial Statements--The consolidated balances as of and for the nine months ended September 30, 1997 are unaudited. The unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of its operating results. The operating results for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition and Billing--A majority of the Company's revenues are derived from fixed-fee assignments. Revenues are recognized as services are rendered. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Pre-billed media represents amounts billed to customers for media placement in advance of the advertisements being placed. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of those incurred. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. The Company reassesses its estimated costs on each project on a monthly basis and losses are accrued, on a project-by-project basis, to the extent the costs incurred and anticipated costs to complete projects exceed anticipated billings. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

  Business Concentrations and Credit Risk--The Company's services have been provided to a limited number of clients located worldwide in a variety of industries. The Company had revenues from five clients during the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 that accounted for 65.5%, 64.9% and 54.8% of total revenues, respectively. No one client accounted for more than 10% of revenues during the years ended December 31, 1995 or 1996.

  The Company is subject to a concentration of credit risk with respect to its accounts receivable. One customer accounted for 28.4% and 16.4% of accounts receivable as of December 31, 1996 and 1997, respectively, and two customers accounted for 38.9% of accounts receivable as of September 30, 1998.

  Property and Equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three to five years for computers and software, and five to twelve years for furniture and other. Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the Company reviews its recorded property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES be recoverable and provides currently for any identified impairments. In conjunction with the transactions that occurred effective October 1, 1998 (see
Note 1), the Company performed a physical inventory of property and equipment at certain international locations. As a result of such inventory, the Company recorded a non-cash impairment loss of $154,000 during the third quarter of 1998.

  Income Taxes--Modem Media and True North have certain tax-sharing arrangements that are described in Note 10. The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

  Goodwill--Goodwill represents acquisition costs in excess of the fair value of tangible net assets of purchased subsidiaries and is amortized using the straight-line method over 20 years. Carrying values are periodically reviewed for impairment and adjusted, if necessary, based upon current facts and circumstances and management's estimates of undiscounted future cash flows from the related businesses.

  Fair Value of Financial Instruments--The carrying values of the Company's current assets and current liabilities approximate fair value because of the short maturities of these financial instruments.

  Pro Forma Net Loss Per Share--In accordance with SFAS No. 128, Earnings Per Share, basic net loss per share is computed using the weighted-average number of common shares outstanding during each period. Diluted net loss per share gives effect to all potential dilutive securities that were outstanding during each period. Pro forma basic net loss per share is computed using the weighted-average number of common shares of Modem Media outstanding upon consummation of the transaction with True North effective as of October 1, 1998 (see Note 1). Pro forma diluted net loss per share gives effect to all potential dilutive securities that were outstanding during the period. The Company had a net loss for all periods presented herein; therefore, none of the options outstanding during each of the periods presented were included in the computations of diluted loss per share or pro forma diluted loss per share as they were antidilutive. See Note 6 for the details of options outstanding.

  On January 11, 1999, the Company's Board of Directors approved a 0.95-for-1 reverse split of the Company's outstanding common stock effective upon completion of the Combination. Accordingly, all historical weighted-average share and per-share amounts have been restated to reflect the reverse stock split.

  Proposed Public Offering--In connection with its contemplated initial public offering of securities, the Company has incurred approximately $750,000 in offering-related costs that are being deferred until the consummation of the offering, at which time they will be charged against paid-in capital. If the offering is not consummated, the deferred costs will be expensed.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Foreign Currency Translation--The Company's financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains (losses) are included in the accompanying consolidated statements of operations. Such gains (losses) were immaterial for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998. The Company had no foreign currency transaction gains (losses) during the year ended December 31, 1995.

  Comprehensive Income--The Company reflects its comprehensive income, such as unrealized gains or losses on the Company's foreign currency translation adjustments, as a separate component of stockholders' equity as required by SFAS No. 130, Reporting Comprehensive Income. There were no other items of comprehensive income during these periods.

  Recently Issued Accounting Standard--In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. The statement also establishes standards for related disclosure about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, but, it is not required to be applied to interim financial statements in the initial year of adoption. Therefore, the Company will adopt the new requirements retroactively in its annual consolidated financial statements for the year ended December 31, 1998. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 will not materially affect the Company's current disclosure of geographic information (see Note 11).

3. Acquisitions

   On December 31, 1996, True North, through the Company, acquired a 64% interest in the Modem Partnership for $32,590,000. The consideration was comprised of $24,387,000 in common stock of True North and a 36% interest in certain operations of the Company valued at $8,203,000 by independent appraisal experts. In addition, True North is obligated to make cash payments of up to $19,000,000 (reduced by the payments discussed below) and issue $4,000,000 in shares of True North common stock to the former owners of the Modem Partnership upon completion of an initial public offering of common stock and/or certain other events. True North contributed its interests in the Modem Partnership to the Company in exchange for shares of Class B common stock. The remaining interests in the Modem Partnership were contributed by its former owners to the Company in exchange for shares of Class A common stock. The above transactions resulted in True North holding 4,839,110 shares of Class B common stock of the Company and the former owners of the Modem Partnership holding 2,415,646 shares of Class A common stock of the Company at December 31, 1996. Assets acquired, liabilities assumed and intercompany indebtedness forgiven by True North in this transaction were $42,300,000, $7,158,000 and $8,454,000, respectively, and are reflected in the accompanying consolidated balance sheets. In accordance with EITF 90-13, "Accounting for Simultaneous Common Control Mergers", the valuation of the 64% interest in the Modem Partnership acquired by True North is stated at fair value in the accompanying consolidated financial statements. The assets and liabilities of the operations of the Company and the 36% of the Modem Partnership not acquired by True North are reflected at historical costs. The difference

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES between the initial purchase price and the fair value of assets acquired of approximately $32,161,000, excluding costs of the transaction, has been allocated to goodwill by the Company.

  Additional payments made will be allocated to the cost in excess of the fair value of tangible net assets acquired and amortized by the Company over the remaining life of the assets. The acquisition agreement also requires additional payments contingent on future earnings to be made in the event that an initial public offering has not occurred, which payments thereby reduce the aforementioned $19,000,000 obligation. Pursuant to the agreement, payments aggregating $1,150,000 and $3,263,000 were made to the former owners in February 1997 and May 1998, respectively, resulting in a corresponding increase in goodwill.

  Effective October 1, 1998, the Company purchased the Poppe Tyson Strategic Interactive Marketing Operations in exchange for the non-strategic digital interactive marketing operations originally contributed by True North to Modem Media in 1996 and 809,514 shares of Class B common stock of the Company (see
Note 1). The Poppe Tyson Strategic Interactive Marketing Operations consist of the strategic interactive marketing operations of Poppe Tyson in the United Kingdom, Hong Kong and the U.S., and certain fixed assets. Assets acquired and liabilities assumed by the Company in this transaction were $1,565,000 and $4,579,000, respectively, and are reflected in the accompanying consolidated balance sheets as of December 31, 1997, the date upon which the Company and the Poppe Tyson Strategic Interactive Marketing Operations came under common control.

  The following information reflects pro forma statements of operations data for the years ended December 31, 1995, 1996, and 1997 assuming the acquisitions of the Modem Partnership and the Poppe Tyson Strategic Interactive Marketing Operations were consummated on January 1, 1995 (see Note 1).

                                                  Poppe Tyson
                                                   Strategic
                                                  Interactive
                             The       The Modem   Marketing    Pro Forma
                           Company    Partnership Operations   Adjustments   Combined
                         -----------  ----------- -----------  -----------  -----------
Year Ended December 31,
 1995
Revenues................ $   438,000  $11,718,000 $       --   $       --   $12,156,000
(Loss) income before
 income taxes...........  (1,851,000)   3,960,000         --    (1,666,000)     443,000
Net (loss) income.......    (978,000)   3,960,000         --    (3,329,000)    (347,000)
Basic net loss per
 common share...........                                                            --
Year Ended December 31,
 1996
Revenues................ $ 2,093,000  $18,102,000 $   126,000  $       --   $20,321,000
(Loss) income before
 income taxes...........  (1,250,000)     137,000    (480,000)  (1,666,000)  (3,259,000)
Net (loss) income.......    (702,000)     137,000    (480,000)  (1,723,000)  (2,768,000)
Basic net loss per
 common share...........                                                        (138.40)
Year Ended December 31,
 1997
Revenues................ $25,497,000  $       --  $ 3,925,000  $       --   $29,422,000
Loss before income
 taxes..................  (3,357,000)         --   (2,648,000)         --    (6,005,000)
Net loss................  (3,109,000)         --   (2,500,000)         --    (5,609,000)
Basic net loss per
 common share...........                                                           (.77)

  The pro forma adjustments above reflect the annual amortization expense on approximately $32,000,000 in goodwill, over a useful life of 20 years, that would have resulted from the acquisition of the Modem Partnership were it to have occurred on January 1, 1995 and the tax provision that

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES would have been recorded on the earnings of the Modem Partnership had it ceased existing as a limited partnership as of such date.

4. Debt

  Restrictions on Indebtedness--Pursuant to certain agreements between True North and its lenders, the Company is subject to certain limitations on indebtedness. Such limitations could adversely affect the Company's ability to secure debt financing in the future.

  Lines of Credit--In June 1997, the Modem Partnership increased its bank line of credit from $1,000,000 to $2,000,000 and the facility subsequently expired in June 1998. No borrowings were outstanding under this line of credit as of the balance sheet dates.

  Interest Expense--The Company incurred interest expense on all borrowings, including those from related parties, of $0, $0 and $119,000 for the years ended December 31, 1995, 1996 and 1997, and $79,000 and $127,000 for the nine months ended September 30, 1997 and 1998, respectively. Related party interest expense in the respective totals above are $0, $0, $46,000, $24,000 and $32,000.

5. Equity

  Pursuant to the Company's Amended and Restated Certificate of Incorporation (see Note 15), the Company has authority to issue an aggregate of 50,000,000 shares of capital stock, consisting of 39,351,376 shares of Class A common stock, par value $.001 per share, 5,648,624 shares of Class B common stock, par value $.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $.001 per share.

  Common Stock--The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights. Each share of Class A common stock outstanding is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B common stock entitles the holder to five votes on each such matter. True North owns, directly or indirectly, all of the outstanding shares of Class B common stock. Except as required by applicable law, holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. There is no cumulative voting in the election of directors.

  The shares of Class A common stock are not convertible. The shares of Class B common stock are convertible into shares of Class A common stock, in whole or in part, at any time at the option of the holder, into an equal number of shares of Class A common stock. Each share of Class B common stock will also automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a parent corporation or wholly-owned subsidiary of such holder or other qualified recipient. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of the Company's stockholders.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of preferred stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

  Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal per share amount of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Class A common stock and Class B common stock differ at that time.

  The holders of the Class A common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A common stock or the Class B common stock.

  All shares of Class A common stock and Class B common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock and Class B common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

  Preferred Stock--Preferred stock may be issued, from time to time, pursuant to a resolution by the Company's Board of Directors that will set forth the voting powers and other pertinent rights of such series.

6. Stock-Based Compensation Plan

  The Company has established various stock option plans for its officers, directors, key employees and consultants. Options to purchase 345,244 shares of Class A common stock that vested immediately and expire on September 30, 2006 were issued under the Modem Media Advertising Limited Partnership 1996 Option Plan at an exercise price of $0.64 per share. The TN Technologies, Inc. 1997 Stock Option Plan provides for up to 1,140,000 shares of Class A common stock to be issued at an exercise price of at least 100% of the fair market value of the stock on the date of grant as determined by the Board of Directors. On December 11, 1998, the number of shares authorized to be optioned under the plan was increased to 3,040,000 (see Note 15). These options expire ten years after the date of grant with 20% vesting on the date of grant and the remainder vesting at an additional 20% on each anniversary thereof.

  The Company utilizes the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and applies APB No. 25 and related interpretations in accounting for its stock option plan. Under APB No. 25, because the exercise prices of the Company's employee stock options are equal to the market prices of the underlying Company stock on the date of grant, no compensation expense is recognized. If compensation expense for stock options awarded under the

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

Company's plans had been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been reduced to the following pro forma amounts:

                                              December 31,
                                          ----------------------  September 30,
                                            1996        1997          1998
                                          ---------  -----------  -------------
   Net loss:
     As reported......................... $(702,000) $(3,109,000)  $(2,088,000)
     Pro forma...........................  (709,000)  (4,077,000)   (2,602,000)
   Basic and diluted loss per share:
     As reported......................... $  (35.10) $     (0.43)  $     (0.29)
     Pro forma...........................    (35.45)       (0.56)        (0.36)

  The effect of applying SFAS No. 123 on the pro forma net loss per share disclosures is not indicative of future amounts because it does not take option grants to be made in future years into consideration.

  The following is a summary of the activity under the Company's stock option plans for each annual period presented:

                                                       December 31,
                                             ---------------------------------
                                                   1996             1997
                                             ---------------- ----------------
                                                     Weighted         Weighted
                                                     Average          Average
                                                     Exercise         Exercise
                                             Shares   Price   Shares   Price
                                             ------- -------- ------- --------
   Outstanding at the beginning of the
    year....................................     --   $ --    355,608  $ 0.96
   Granted.................................. 355,608   0.96   694,187   11.58
   Exercised................................     --     --      7,714   11.58
   Forfeited................................     --     --     73,861   11.37
                                             -------          -------
   Outstanding at the end of the year....... 355,608          968,220
                                             -------          -------
   Exercisable at the end of the year....... 347,317          472,924
                                             -------          -------
   Weighted average fair value of options
    granted.................................          $8.28            $ 8.37
                                                      =====            ======

  The following is a summary of the activity under the Company's stock option plans for the nine months ended September 30, 1998:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                                Shares   Price
                                                                ------- --------
   Outstanding at the beginning of the period.................. 968,220  $ 7.69
   Granted.....................................................  66,171   11.58
   Exercised...................................................   3,703    0.64
   Forfeited...................................................  62,518   11.58
                                                                -------
   Outstanding at the end of the period........................ 968,170
                                                                =======
   Exercisable at the end of the period........................ 574,911
                                                                =======
   Weighted average fair value of options granted..............          $10.54
                                                                         ======

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     Year Ended     Nine Months
                                                    December 31,       Ended
                                                  ---------------- September 30,
                                                    1996    1997       1998
                                                  -------- ------- -------------
   Risk-free interest rate.......................    6.44%   6.75%      5.15%
   Expected life................................. 10 years 9 years   10 years
   Expected volatility...........................      --   52.77%     98.99%
   Expected dividend yield.......................      --      --         --

  The following table summarizes information regarding the Company's stock options outstanding and exercisable as of September 30, 1998:

                                   Options Outstanding      Options Exercisable
                               ---------------------------- --------------------
                                        Weighted
                                         Average   Weighted            Weighted
                                        Remaining  Average             Average
                                       Contractual Exercise            Exercise
         Exercise Price        Shares     Life      Price    Shares     Price
         --------------        ------- ----------- -------- --------- ----------
   $0.64...................... 340,128   8 years   $  0.64    340,128 $    0.64
   $11.58..................... 628,042   9 years   $ 11.58    234,783 $   11.58

7. Related Party Transactions

  The Company believes that the historical financial statements reflect all costs of doing business. Many of such costs are derived from transactions with related parties.

  In the normal course of business, the Company and True North have from time-to-time entered into various business transactions and agreements, and the Company and True North may enter into additional transactions in the future. The following is a summary of each of the material agreements between the Company and True North.

  Administrative Services Agreement. Under an Administrative Services Agreement, True North will provide administrative functions and other services to the Company, including tax preparation, insurance, treasury consulting and legal. During the period in which True North performs administrative functions for the Company, expenses associated with such functions will be charged to the Company based on rates and estimates set forth on schedules attached to the Administrative Services Agreement. The Company may terminate this agreement at any time upon 90 days' prior written notice, and True North may terminate the agreement 12 months following the Combination, but must give 180 days' written notice of such intent to terminate.

  Intercompany Credit Arrangements. The Company and True North are parties to intercompany credit agreements. In August 1998, True North extended a credit facility to the Company allowing for revolving borrowings in the amount of up to $3.0 million to be outstanding at any given time at an interest rate equal to True North's cost of borrowing plus two percent. In addition, True North has agreed at its discretion to provide guarantees for Modem Media borrowings from time to time in exchange for a fee of 0.5% per annum on the amount guaranteed. The credit facility with True North expires two years from the date of completion of the initial public offering, or sooner upon the occurrence of certain events. See "Management's Discussion and Analysis of Financial Condition

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES and Results of Operations--Liquidity and Capital Resources." In May 1998, the Company agreed to provide advances to True North from time to time upon True North's request and subject to the Company's discretion.

  Sublease with Bozell. The Company has entered into a sublease with Bozell pursuant to which the Company will lease office space in New York. The rent per square foot under the sublease agreement is based on the average monthly rent per square foot and other related costs under Bozell's underlying lease.

  Brazil Affiliation Agreement. The Company has entered into an agreement with Bozell pursuant to which Bozell has agreed, for a period of two years, to provide services to the Company's clients through its office in Sao Paolo, Brazil as requested by the Company. In return, the Company has granted a license to Bozell to operate its office in Brazil under the name "Modem Media . Poppe Tyson, Inc." during the same period.

  Tax Matters Agreement. In connection with the transactions consummated effective October 1, 1998, after the offering, the Company and True North intend to enter into an agreement providing for certain unitary state tax sharing arrangements.

  Parent Company Allocations--True North charges each of its operating units for general corporate expenses incurred at the parent company level, including costs to administer employee benefit plans (see also Note 8); legal, accounting and treasury services; use of office facilities; and other services for certain operations. The amount of the charge is primarily based on its budgeted revenue. The Company believes that the method used to allocate these expenses is reasonable. These charges amounted to approximately $0, $262,000 and $291,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and approximately $229,000 and $308,000 for the nine months ended September 30, 1997 and 1998, respectively, and are included in office and general expenses in the consolidated statements of operations. True North ceased charging allocations to the Company as of June 30, 1998, as the Company has taken on responsibility for the majority of the functions that generate the aforementioned corporate expenses. The Company expects that it may incur increased expenses associated with being a public company.

  Parent Company Guarantees--Commencing on July 1, 1998, True North has guaranteed payment on behalf of the Company under certain operating and other leases at a fee of 0.5% of the amount guaranteed.

  As a result of the above agreements and other related transactions the financial statements reflect the following balances:

  True North Note Receivable--On May 26, 1998, the Company entered into an agreement to loan up to $3,000,000 to True North under a demand note facility. The Company receives payments from True North under such facility from time to time, as requested. The loan bears interest at 5.75% per annum, payable quarterly, unless the parties agree upon other arrangements. The principal amount outstanding under the facility is due and payable at termination of the agreement, which may be effected at either party's sole discretion upon one business day's written notice. The outstanding balance under this facility is $2,500,000 as of September 30, 1998 and is reflected as True North Note Receivable in the accompanying consolidated balance sheets.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Due to Bozell--Amounts borrowed from Bozell to fund operations are non-interest bearing. Amounts owed to Bozell as of the date of the reorganization will be contributed to paid-in capital. Accordingly, the balances outstanding as of December 31, 1997 and September 30, 1998 have been reflected as noncurrent liabilities in the accompanying consolidated balance sheets.

  The average amounts outstanding for the year ended December 31, 1997 and for the nine months ended September 30, 1998 were $1.7 million and $4.3 million, respectively. The amounts were incurred ratably over the periods as advances to fund operations of Poppe Tyson.

  Due to True North--On December 31, 1996, the Company entered into a one-year agreement with True North, whereby True North provided the Company with a credit facility. The agreement has been extended indefinitely beyond the initial one-year term by mutual consent and under the terms outlined hereafter. The Company receives advances from True North under the facility from time to time, as requested. Prior to 1998, outstanding borrowings bore interest at LIBOR plus .75%, which was due monthly. All accrued interest is due and payable upon termination of the agreement. In 1998, True North ceased charging interest to the Company under this facility. The outstanding balances at December 31, 1997 and September 30, 1998 were $6,659,000 and $7,152,000, respectively, including $5,930,000 and $5,940,000 included in Net Assets of True North Units Held for Transfer as of such dates, respectively. Future payments under this facility will be made at the option of the Company or on demand. At December 31, 1997 and September 30, 1998, $729,000 and $1,212,000, respectively, are reflected as Due to True North in the accompanying consolidated balance sheets.

  The average amount outstanding for the nine months ended September 30, 1998 for which no interest expense has been accrued is approximately $971,000. The amounts incurred represent advances to fund operations.

  Due to Former Modem Partnership Partners--In December 1996, prior to the acquisition by True North, the partners of the Modem Partnership declared a distribution of $1,564,000, which was paid in cash on January 2, 1997.

  Note Payable to True North--On December 31, 1996, True North capitalized intercompany payables of $8,454,000 from the Company to True North into equity, including $6,394,000 recorded in the balance sheets of the non-strategic digital interactive marketing operations to be sold back to True North prior to the offering. The remaining $6,000,000 intercompany payables became a noncurrent obligation, payable by the Company upon completion of an initial public offering.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

8. Employee Benefit Plans

  The Company maintains a profit-sharing plan with a 401(k) feature for the benefit of its eligible employees. There is no minimum length of service required to participate in the plan and employees

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES of the Company are eligible to begin participation on designated quarterly enrollment dates provided that they have reached 21 years of age. The Company makes annual matching and/or profit-sharing contributions to the plan at its discretion. In addition, certain employees of the Company have participated in other similar defined contribution plans. Such employees subsequently became participants of the aforementioned profit-sharing plan. Aggregate cost of contributions made by the Company to all employee benefit plans were $0, $0 and $40,000 during the years ended December 31, 1995, 1996 and 1997, respectively, and $31,000 and $156,000 during the nine months ended September 30, 1997 and 1998, respectively.

  The Company intends to adopt a 1999 Employee Stock Purchase Plan effective upon the completion of its initial public offering.

9. Commitments and Contingencies

  Information Systems--In April 1998, the Company entered into a contract for the replacement of its financial accounting systems. The cost of such systems, which will be capitalized and amortized over five years, will be approximately $1,600,000, of which $800,000 has been incurred as of September 30, 1998. The project's completion is expected during the second quarter of 1999.

  Lease Obligations--The Company leases its office facilities and certain equipment under both operating and capital leases, the expirations of which extend through 2008. Future minimum lease payments under noncancellable leases with lease terms in excess of one year as of December 31, 1997 and September 30, 1998, are as follows:

                                  December 31, 1997      September 30, 1998
                                 --------------------- -----------------------
                                  Capital   Operating   Capital     Operating
                                 ---------  ---------- ----------  -----------
   1998......................... $ 390,000  $1,560,000 $  101,000  $   580,000
   1999.........................   328,000   1,660,000    437,000    3,421,000
   2000.........................   140,000   1,328,000    252,000    3,089,000
   2001.........................    68,000     976,000    140,000    2,731,000
   2002.........................    42,000     386,000    117,000    1,981,000
   Thereafter...................       --          --      36,000    8,091,000
                                 ---------  ---------- ----------  -----------
                                   968,000              1,083,000
                                            $5,910,000             $19,893,000
                                            ==========             ===========
   Less: amount representing
    interest....................  (154,000)              (127,000)
                                 ---------             ----------
                                 $ 814,000             $  956,000
                                 =========             ==========

  Rent expense, including rent expense resulting from leases with related parties (see Note 7), was $0, $117,000 and $1,131,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $770,000 and $1,649,000 for the nine months ended September 30, 1997 and 1998, respectively. The Company incurred a non-cash charge of $570,000 during the year ended December 31, 1997 in connection with the termination of a lease for office space that is included in office and general expenses in the accompanying consolidated statements of operations.

  Employment Agreements--In December 1996, the Company entered into five-year employment agreements with certain senior executives providing for aggregate initial base salaries of approximately $1,100,000, subject to increases at the discretion of the Company's Board of

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

Directors. Pursuant to the agreements, if the Company terminates any executive's employment without cause, the executive is entitled to receive severance benefits for a predetermined period.

  Other--In September 1998, the Company executed a letter of intent relating to an investment of up to $5.0 million in a company that provides media placement on the Internet.

10. Income Taxes

  The Company and its predecessor entities operated under tax-sharing arrangements with their former parents. The Poppe Tyson Strategic Interactive Marketing Operations are, and until October 1, 1998, the effective date of the Combination, will continue to be, for federal income tax purposes, included in the consolidated group of which True North is the common parent. The Poppe Tyson Strategic Interactive Marketing Operations' federal taxable income and loss through October 1, 1998 will be included in such group's consolidated tax return filed by True North.

  Prior to 1997, the Company was included in the consolidated federal and state tax returns of True North. The settlement of tax provisions or benefits with True North occurred in the subsequent year after True North filed its related consolidated tax returns. Income taxes receivable or payable therefore represent amounts due from or to True North. In 1997, the Company filed a stand-alone consolidated federal tax return. After the offering, the Company and True North intend to enter into a tax sharing arrangement whereby the Company provides for and pays or receives certain state taxes.

  The components of loss before (benefit) provision for income taxes are as follows:

                                                                       Nine Months Ended
                                Year Ended December 31,                  September 30,
                         ----------------------------------------  --------------------------
                             1995          1996          1997          1997          1998
                         ------------  ------------  ------------  ------------  ------------
Domestic................ $    (85,000) $     75,000  $ (1,258,000) $   (687,000) $ (1,608,000)
International...........          --        (16,000)       81,000        52,000      (410,000)
True North Units Held
 for Transfer...........   (1,766,000)   (1,309,000)   (2,180,000)   (1,600,000)      (13,000)
                         ------------  ------------  ------------  ------------  ------------
                         $ (1,851,000) $ (1,250,000) $ (3,357,000) $ (2,235,000) $ (2,031,000)
                         ============  ============  ============  ============  ============

  The (benefit) provision for income taxes consists of the following:

                                                              Nine Months Ended
                             Year Ended December 31,            September 30,
                         ----------------------------------  ---------------------
                            1995        1996        1997        1997       1998
                         ----------  ----------  ----------  ----------  ---------
Current (benefit)
 provision:
  Federal............... $ (453,000) $ (399,000) $  250,000  $  318,000  $ 307,000
  Foreign...............        --       (7,000)     40,000      25,000     71,000
  State.................   (425,000)   (466,000)     68,000      21,000    170,000
                         ----------  ----------  ----------  ----------  ---------
                           (878,000)   (872,000)    358,000     364,000    548,000
                         ----------  ----------  ----------  ----------  ---------
Deferred provision
 (benefit):
  Federal...............      5,000     196,000    (458,000)   (462,000)  (365,000)
  Foreign...............        --        2,000      (2,000)     (2,000)   (16,000)
  State.................        --      126,000    (146,000)   (146,000)  (110,000)
                         ----------  ----------  ----------  ----------  ---------
                              5,000     324,000    (606,000)   (610,000)  (491,000)
                         ----------  ----------  ----------  ----------  ---------
Total (benefit) provi-
 sion................... $ (873,000) $ (548,000) $ (248,000) $ (246,000) $  57,000
                         ==========  ==========  ==========  ==========  =========

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  Differences between the Company's effective income tax rate and the U.S. statutory rate were as follows:

                                         Year Ended       Nine Months Ended
                                        December 31,        September 30,
                                       -----------------  ------------------
                                       1995  1996  1997     1997      1998
                                       ----  ----  -----  --------  --------
   Statutory federal tax rate......... 35.0% 35.0%  35.0%     35.0%     35.0%
   State taxes, net of federal
    benefit........................... 14.9  17.7    1.5       3.6      (1.9)
   Impact of foreign operations.......  --    --    (2.8)     (3.3)     (9.8)
   Goodwill amortization..............  --   (7.4) (20.7)    (23.4)    (26.1)
   Other.............................. (2.7) (1.5)  (5.6)     (0.9)      --
                                       ----  ----  -----  --------  --------
     Effective rate................... 47.2% 43.8%   7.4%     11.0%     (2.8)%
                                       ====  ====  =====  ========  ========

  The deferred tax assets and liabilities included in the consolidated financial statements as of the balance sheet dates consist of the following:

                                               December 31,
                                           ---------------------  September 30,
                                              1996       1997         1998
                                           ----------  ---------  -------------
   Current assets (liabilities):
     Accrued compensation................  $    3,000  $  51,000    $ 476,000
     Bad debt reserve....................         --      13,000       72,000
     Lease reserve.......................         --     239,000      151,000
                                           ----------  ---------    ---------
                                                3,000    303,000      699,000
     True North Units Held for Transfer..      33,000     16,000       16,000
                                           ----------  ---------    ---------
                                               36,000    319,000      715,000
                                           ----------  ---------    ---------
   Noncurrent (liabilities) assets:
     Accelerated amortization............     (27,000)   108,000      109,000
     Other...............................      (2,000)   (24,000)      70,000
                                           ----------  ---------    ---------
                                              (29,000)    84,000      179,000
     True North Units Held for Transfer..    (336,000)  (126,000)    (126,000)
                                           ----------  ---------    ---------
                                             (365,000)   (42,000)      53,000
                                           ----------  ---------    ---------
   Net deferred tax (liabilities) and
    assets...............................  $ (329,000) $ 277,000    $ 768,000
                                           ==========  =========    =========

  Management of the Company believes that the deferred tax assets are fully realizable through future operations, therefore no valuation allowance has been provided.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

11. Geographic Information

  Information about the Company's operations in different geographic regions as of and for the years ended December 31, 1995, 1996 and 1997, and as of and for the nine months ended September 30, 1997 and 1998, is as follows:

                                      December 31,                       September 30,
                         ----------------------------------------  --------------------------
                             1995          1996          1997          1997          1998
                         ------------  ------------  ------------  ------------  ------------
Revenues:
  Domestic.............. $    438,000  $  1,967,000  $ 25,008,000  $ 17,708,000  $ 26,752,000
  International.........          --        126,000       489,000       317,000     3,645,000
                         ------------  ------------  ------------  ------------  ------------
                         $    438,000  $  2,093,000  $ 25,497,000  $ 18,025,000  $ 30,397,000
                         ============  ============  ============  ============  ============
(Loss) income before
 (benefit)
 provision for income
  taxes:
  Domestic.............. $    (85,000) $     75,000  $ (1,258,000) $   (687,000) $ (1,608,000)
  International.........          --        (16,000)       81,000        52,000      (410,000)
  True North Units Held
   for Transfer.........   (1,766,000)   (1,309,000)   (2,180,000)   (1,600,000)      (13,000)
                         ------------  ------------  ------------  ------------  ------------
                         $ (1,851,000) $ (1,250,000) $ (3,357,000) $ (2,235,000) $ (2,031,000)
                         ============  ============  ============  ============  ============
Net (loss) income:
  Domestic.............. $    (48,000) $     60,000  $ (1,434,000) $   (922,000) $ (1,494,000)
  International.........          --        (11,000)       43,000        29,000      (465,000)
  True North Units Held
   for Transfer.........     (930,000)     (751,000)   (1,718,000)   (1,096,000)     (129,000)
                         ------------  ------------  ------------  ------------  ------------
                         $   (978,000) $   (702,000) $ (3,109,000) $ (1,989,000) $ (2,088,000)
                         ============  ============  ============  ============  ============
Identifiable assets:
  Domestic..............               $ 44,657,000  $ 49,641,000                $ 57,429,000
  International.........                     74,000     1,810,000                   3,309,000
  True North Units Held
   for Transfer.........                  9,291,000     7,573,000                   7,444,000
                                       ------------  ------------                ------------
                                       $ 54,022,000  $ 59,024,000                $ 68,182,000
                                       ============  ============                ============

12. Assets under Capital Leases

  Assets under capital leases are included in the consolidated balance sheets as follows:

                                               December 31,
                                            -------------------  September 30,
                                              1996      1997         1998
                                            --------  ---------  -------------
   Computers and software.................. $ 12,000  $ 343,000   $  387,000
   Furniture and other.....................  305,000    779,000    1,152,000
                                            --------  ---------   ----------
                                             317,000  1,122,000    1,539,000
   Less: accumulated depreciation and
    amortization...........................  (81,000)  (272,000)    (491,000)
                                            --------  ---------   ----------
     Total assets under capital leases..... $236,000  $ 850,000   $1,048,000
                                            ========  =========   ==========

  Depreciation on assets under capital leases is included in depreciation expense for all periods presented.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

13. Supplemental Cash Flow Data

                                           Year Ended          Nine Months Ended
                                          December 31,           September 30,
                                    -------------------------- -----------------
                                      1995     1996     1997     1997     1998
                                    --------  ------- -------- -------- --------
   Interest paid................... $    --   $   --  $119,000 $ 79,000 $127,000
   Taxes paid (refunded)........... $(37,000) $15,000 $256,000 $322,000 $689,000

14. Bad Debt Reserve

  The bad debt reserve and related activity is as follows:

                                                       Write-
                            Balance at Provision for   offs,              Balance at
                            Beginning    Doubtful      Net of               End of
                            of Period    Accounts    Recoveries   Other     Period
                            ---------- ------------- ----------  -------- ----------
   Year Ended December 31,
    1996...................  $    --     $    --     $     --    $408,000  $408,000
   Year Ended December 31,
    1997...................  $408,000    $517,000    $(489,000)  $ 16,000  $452,000
   Nine Months Ended
    September 30, 1998.....  $452,000    $251,000    $(125,000)  $    --   $578,000

  "Other" represents the bad debt reserve balances acquired in the acquisitions of the Modem Partnership in 1996 and the Poppe Tyson Strategic Interactive Marketing Operations in 1997.

15. Subsequent Events

  On November 25, 1998, the Company authorized its management to proceed with an initial public offering of its Class A common stock.

  On December 11, 1998, the Company's Board of Directors approved a proposal to increase the number of shares of Class A common stock reserved for issuance under the TN Technologies, Inc. 1997 Stock Option Plan from 1,140,000 to 3,040,000. Immediately thereafter, the Company granted options to purchase an aggregate of 903,506 shares of its Class A common stock with an exercise price of $11.05 per share to employees under such plan.

  On January 11, 1999, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to provide for the authorization of an aggregate of 39,351,376 shares of Class A common stock and 5,648,624 shares of Class B common stock and a 0.95-for-1 reverse split of both classes of the Company's outstanding common stock effective upon completion of the Combination. Accordingly, all historical share and per-share amounts have been restated to reflect the changes in authorized shares and the reverse stock split.

  On    , 1999, the Company signed a definitive agreement with True North to purchase the Poppe Tyson Strategic Interactive Marketing Operations effective October 1, 1998 in exchange for the net assets of non-strategic digital interactive marketing businesses originally contributed by True North to Modem Media in 1996 and 809,514 shares of common stock of the Company.

  The unaudited pro forma consolidated balance sheet at September 30, 1998 reflects certain adjustments related to the Combination, including:

  . the purchase of fixed assets of $1,624,000;

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

  . the forgiveness of $5,275,000 of intercompany payables;

  . the sale to True North of non-strategic digital interactive marketing operations originally contributed by True North to Modem Media in 1996;

  . the issuance of an aggregate of 809,514 shares of Class B common stock to True North; and

  . the reclassification of a $6,000,000 note payable to True North to current liabilities in conjunction with this offering.

All of the above transactions have been recorded at historical costs.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To True North Communications Inc.:

  We have audited the accompanying balance sheets of Modem Media Advertising Limited Partnership (a Connecticut limited partnership) as of December 31, 1995 and 1996, and the related statements of income, partners' capital and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Modem Media Advertising Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modem Media Advertising Limited Partnership as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
March 6, 1997

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                             December 31,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
                        ASSETS
Current Assets:
 Cash..................................................  $  184,000  $2,586,000
 Accounts receivable, net of bad debt reserve of
  $262,000 and $408,000, respectively..................   4,933,000   4,287,000
 Unbilled revenues.....................................     316,000     514,000
 Unbilled charges......................................     759,000     475,000
 Prepaid expenses and other current assets.............      22,000     125,000
                                                         ----------  ----------
 Total current assets..................................   6,214,000   7,987,000
Property and Equipment:
 Leasehold improvements................................      84,000     144,000
 Computers and software................................   1,104,000   1,957,000
 Furniture and other...................................     330,000     576,000
                                                         ----------  ----------
 Total property and equipment..........................   1,518,000   2,677,000
 Less: accumulated depreciation and amortization.......    (312,000)   (998,000)
                                                         ----------  ----------
 Total property and equipment, net.....................   1,206,000   1,679,000
Other Assets...........................................      43,000      33,000
                                                         ----------  ----------
 Total assets..........................................  $7,463,000  $9,699,000
                                                         ==========  ==========
           LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
 Accounts payable......................................  $2,551,000  $1,576,000
 Pre-billed media......................................     211,000   1,343,000
 Advance billings......................................      32,000     965,000
 Deferred revenues.....................................     110,000     161,000
 Current portion of capital lease obligations..........      82,000      76,000
 Accrued compensation..................................     320,000     313,000
 Bank overdrafts.......................................     157,000         --
 Due to partners.......................................         --    1,564,000
 Other current liabilities.............................      52,000     506,000
                                                         ----------  ----------
 Total current liabilities.............................   3,515,000   6,504,000
Noncurrent Liabilities:
 Capital lease obligations, less current portion.......     186,000     193,000
 Other liabilities.....................................         --       26,000
Partners' Capital:
 General partner's interest............................   2,029,000   3,031,000
 Limited partners' interest............................   1,733,000     (55,000)
                                                         ----------  ----------
 Total partners' capital...............................   3,762,000   2,976,000
                                                         ----------  ----------
 Total liabilities and partners' capital...............  $7,463,000  $9,699,000
                                                         ==========  ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                                   Year Ended
                                  December 31,
                             ------------------------
                                1995         1996
                             -----------  -----------
Revenues.................... $11,718,000  $18,102,000
Costs and Expenses:
  Salaries and benefits.....   4,397,000    8,252,000
  Guaranteed payments to
   partners.................     629,000    1,003,000
  Office and general........   2,740,000    5,680,000
  Expense related to
   issuance of partnership
   options..................         --     3,045,000
                             -----------  -----------
    Total operating
     expenses...............   7,766,000   17,980,000
Operating Income............   3,952,000      122,000
  Interest income...........      20,000       44,000
  Interest expense..........     (12,000)     (29,000)
                             -----------  -----------
Net Income.................. $ 3,960,000  $   137,000
                             ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL

                                              General     Limited      Total
                                             Partner's   Partners'   Partners'
                                              Interest    Interest    Capital
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1994........ $1,051,000  $  276,000  $1,327,000
  Net income................................  2,020,000   1,940,000   3,960,000
  Distributions............................. (1,042,000)   (483,000) (1,525,000)
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1995........  2,029,000   1,733,000   3,762,000
  Net income................................     70,000      67,000     137,000
  Distributions............................. (2,113,000) (1,855,000) (3,968,000)
  Issuance of partnership options...........  3,045,000         --    3,045,000
                                             ----------  ----------  ----------
Partners' Capital, December 31, 1996........ $3,031,000  $  (55,000) $2,976,000
                                             ==========  ==========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                            Year Ended
                                                           December 31,
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
Cash flows from operating activities:
 Net income.......................................... $ 3,960,000  $   137,000
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization......................     253,000      686,000
  Provision for doubtful accounts....................     258,000      394,000
  Expense related to issuance of partnership
   options...........................................         --     3,045,000
  Changes in assets and liabilities:
   Accounts receivable...............................  (4,302,000)     252,000
   Unbilled revenues.................................    (183,000)    (198,000)
   Unbilled charges..................................    (238,000)     284,000
   Prepaid expenses and other current assets.........      (7,000)    (103,000)
   Accounts payable and other current liabilities....   2,498,000     (521,000)
   Pre-billed media..................................     211,000    1,132,000
   Advance billings..................................      32,000      933,000
   Deferred revenues.................................       7,000       51,000
   Accrued compensation..............................         --        (7,000)
   Other, net........................................     (12,000)      36,000
                                                      -----------  -----------
    Net cash provided by operating activities........   2,477,000    6,121,000
Cash flows from investing activities:
 Purchase of property and equipment..................    (894,000)    (952,000)
                                                      -----------  -----------
    Net cash used in investing activities............    (894,000)    (952,000)
Cash flows from financing activities:
 Bank overdrafts.....................................     158,000     (157,000)
 Principal payments made under capital lease
  obligations........................................     (34,000)    (206,000)
 Partners' distributions, net........................  (1,525,000)  (2,404,000)
                                                      -----------  -----------
    Net cash used in financing activities............  (1,401,000)  (2,767,000)
                                                      -----------  -----------
Net increase in cash.................................     182,000    2,402,000
Cash, at beginning of period.........................       2,000      184,000
                                                      -----------  -----------
Cash, at end of period............................... $   184,000  $ 2,586,000
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest............ $    13,000  $    29,000
                                                      ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. Business and Significant Accounting Policies

  Description of business--Modem Media Advertising Limited Partnership (the "Modem Partnership"), a Connecticut limited partnership, was founded as Interactive Response Media, a Connecticut general partnership, in 1987. In June 1993, Interactive Response Media reorganized as a Connecticut limited partnership and changed its name to Modem Media Advertising Limited Partnership. The Modem Partnership is a technology-based marketing communications firm that provides interactive marketing solutions to its customers.

  Effective December 31, 1996, True North Communications Inc. ("True North") acquired a 64% interest in the Modem Partnership directly from the partners. True North contributed its ownership in the Modem Partnership and certain other businesses to its subsidiary, TN Technologies Inc., now named Modem Media . Poppe Tyson, Inc. These transactions are further described in Note 3 to the consolidated financial statements of Modem Media . Poppe Tyson, Inc. appearing elsewhere in this registration statement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition--Revenues are recognized as services are rendered. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Pre-billed media represents amounts billed to customers for media placement in advance of the advertisements being placed. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of those incurred. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

  Business Concentration--The Modem Partnership's services have been provided to a limited number of customers located in the United States in a variety of industries. One customer accounted for approximately 78% of the Modem Partnership's revenues during each of the years ended December 31, 1995 and 1996.

  Property and equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three years for computers and software, and five to seven years for furniture and other. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. The Modem Partnership reviews its recorded fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any identified impairments.

  Income taxes--The Modem Partnership is a limited partnership pursuant to the provisions of the Internal Revenue and Connecticut State Tax Codes. Consequently, any federal and state income taxes

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP applicable to the Modem Partnership's income are payable directly by its partners. Taxable income to the partners, computed on a modified cash basis, was $1,537,000 and $5,105,000 for the years ended December 31, 1995 and 1996, respectively, as compared to pre-tax book income of $3,960,000 and $137,000 for the identical periods.

  Fair value of financial instruments--The carrying value of the Modem Partnership's current assets and current liabilities approximate their fair values due to the short maturities of these financial instruments.

  Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation. These changes had no impact on previously reported results of operations or partners' capital.

2. Bad Debt Reserve

  The Modem Partnership's bad debt reserve and related activity is as follows:

                                                         Write-
                              Balance at Provision for   offs,     Balance at
                              Beginning    Doubtful      Net of      End of
                              of Period    Accounts    Recoveries    Period
                              ---------- ------------- ----------  ----------
   Year Ended December 31,
    1995.....................  $ 21,000    $258,000    $ (17,000)   $262,000
   Year Ended December 31,
    1996.....................  $262,000    $394,000    $(248,000)   $408,000

3. Lease Commitments

  The Modem Partnership leases office space in Westport and Norwalk, Connecticut and equipment under capital and operating leases expiring in various years through 2001. Rent expense related to operating leases totaled $296,000 and $494,000 for the years ended December 31, 1995 and 1996, respectively.

  Minimum future lease payments under noncancelable capital and operating leases with lease terms in excess of one year as of December 31, 1996 are as follows:

                                                            December 31, 1996
                                                           --------------------
                                                           Capital   Operating
                                                           --------  ----------
   1997................................................... $ 94,000  $  547,000
   1998...................................................   74,000     524,000
   1999...................................................   74,000     500,000
   2000...................................................   55,000     291,000
   2001...................................................    9,000         --
   Thereafter.............................................      --          --
                                                           --------  ----------
                                                            306,000  $1,862,000
                                                                     ==========
     Less: amount representing interest...................  (37,000)
                                                           --------
                                                           $269,000
                                                           ========

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

  Assets under capital leases are included in the consolidated balance sheets as follows:

                                                               December 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
   Computers and software................................... $ 55,000  $ 12,000
   Furniture and other......................................  247,000   263,000
                                                             --------  --------
                                                              302,000   275,000
   Less: accumulated depreciation and amortization..........  (44,000)  (81,000)
                                                             --------  --------
   Total assets under capital leases........................ $258,000  $194,000
                                                             ========  ========

  The Modem Partnership's obligations under the lease for office space in Westport, Connecticut were guaranteed as of December 31, 1996 by a $160,000 standby letter of credit secured by accounts receivable and other assets. In April 1996, the Company obtained an additional $100,000 standby letter of credit to guarantee certain vendor payables.

  The Modem Partnership entered into two sublease agreements relative to the Norwalk, Connecticut locations in October 1995 and May 1996. Total revenues to be received in future years pursuant to these sublease agreements, which will offset the Modem Partnership's obligation, approximate $58,000 at December 31, 1996.

4. Retirement Benefit Plan

  Since January 1, 1994, the Modem Partnership has maintained a profit-sharing plan with a 401(k) feature for the benefit of eligible employees. No minimum length of service is required to participate in the plan and employees of the Company are eligible to begin participation on designated quarterly enrollment dates provided that they have reached 21 years of age. The Modem Partnership made discretionary matching contributions of $60,000 and $74,000 during the years ended December 31, 1995 and 1996, respectively.

5. Line of Credit

  At December 31, 1996, the Company had a $1,000,000 bank line of credit secured by accounts receivable and other assets. No borrowings were outstanding under such line of credit as of the balance sheet date.

6. Transactions with Partners

  Partner Compensation--The Modem Partnership's partners are also employees of the Modem Partnership and their compensation is included in the accompanying statements of income as "Guaranteed payments to partners." Distributions of the Modem Partnership's net income to the partners are included in the financial statements as "Distributions."

  Due to Partners--In December 1996, the partners of the Modem Partnership declared a distribution of $1,564,000, which was paid in cash on January 2, 1997.

                  MODEM MEDIA ADVERTISING LIMITED PARTNERSHIP

7. 1996 Option Plan

  In October 1996, the Modem Partnership established the Modem Media Advertising Limited Partnership 1996 Option Plan and granted fully vested options to certain employees to purchase interests in the Modem Partnership. These options resulted in a pre-tax, one-time, non-cash charge against income in the fourth quarter of 1996 of $3,045,000. The options have an exercise price of $0.61 per share and vest upon issuance. The compensation expense was calculated based upon the fair market value of the Modem Partnership's ownership interests of approximately $9.00 per share which is derived from the acquisition of the Modem Partnership by True North in December 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To True North Communications Inc.:

  We have audited the accompanying balance sheets of the Poppe Tyson Strategic Interactive Marketing Operations as of December 31, 1996 and 1997, and the related statements of operations, changes in equity (deficit) and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the management of the Poppe Tyson Strategic Interactive Marketing Operations. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Poppe Tyson Strategic Interactive Marketing Operations as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
November 16, 1998

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

                                 BALANCE SHEETS

                                                            December 31,
                                                        ----------------------
                                                          1996        1997
                                                        ---------  -----------
                        ASSETS
Current Assets:
  Cash................................................. $ 332,000  $   147,000
  Accounts receivable, net of bad debt reserve of $0
   and $16,000, respectively...........................   137,000      777,000
  Unbilled charges.....................................       --        46,000
  Prepaid expenses and other current assets............    21,000       60,000
                                                        ---------  -----------
      Total current assets.............................   490,000    1,030,000
Property and Equipment:
  Leasehold improvements...............................       --         7,000
  Furniture, computers and software....................    24,000      693,000
                                                        ---------  -----------
      Total property and equipment.....................    24,000      700,000
  Less: accumulated depreciation and amortization......    (3,000)    (168,000)
                                                        ---------  -----------
      Total property and equipment, net................    21,000      532,000
Other Assets...........................................     5,000        3,000
                                                        ---------  -----------
      Total assets..................................... $ 516,000  $ 1,565,000
                                                        =========  ===========
           LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..................................... $  72,000  $   366,000
  Current portion of capital lease obligations.........       --       139,000
  Accrued liabilities..................................   233,000      608,000
                                                        ---------  -----------
      Total current liabilities........................   305,000    1,113,000
Noncurrent Liabilities:
  Due to Bozell, non-interest bearing..................   724,000    3,346,000
  Capital lease obligations, less current portion......       --       120,000
Equity (Deficit):
  Accumulated deficit..................................  (480,000)  (2,980,000)
  Accumulated other comprehensive income...............   (33,000)     (34,000)
                                                        ---------  -----------
      Total equity (deficit)...........................  (513,000)  (3,014,000)
                                                        ---------  -----------
      Total liabilities and equity (deficit)........... $ 516,000  $ 1,565,000
                                                        =========  ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

                            STATEMENTS OF OPERATIONS

                                                            Year Ended
                                                           December 31,
                                                      ------------------------
                                                         1996         1997
                                                      ----------  ------------
Revenues............................................. $  126,000  $  3,925,000
Costs and Expenses:
  Salaries and benefits..............................    429,000     3,350,000
  Office and general.................................    177,000     3,177,000
                                                      ----------  ------------
    Total costs and expenses.........................    606,000     6,527,000
Operating Loss.......................................   (480,000)   (2,602,000)
Interest Expense, Net................................        --        (46,000)
                                                      ----------  ------------
Loss before Income Taxes.............................   (480,000)   (2,648,000)
Benefit for Income Taxes.............................        --       (148,000)
                                                      ----------  ------------
Net Loss............................................. $ (480,000) $ (2,500,000)
                                                      ==========  ============



  The accompanying notes to financial statements are an integral part of these statements.

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

                   STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

                                                  Accumulated
                                                     Other
                                   Accumulated   Comprehensive      Total
                                     Deficit        Income     Equity (Deficit)
                                   ------------  ------------- ----------------
Balance as of December 31, 1995... $        --     $     --      $        --
Comprehensive income:
Net loss..........................     (480,000)         --          (480,000)
  Foreign currency translation
   adjustment.....................          --       (33,000)         (33,000)
                                                                 ------------
    Total comprehensive income....                                   (513,000)
                                   ------------    ---------     ------------
Balance as of December 31, 1996...     (480,000)     (33,000)        (513,000)
Comprehensive income:
  Net loss........................   (2,500,000)         --        (2,500,000)
  Foreign currency translation
   adjustment.....................          --        (1,000)          (1,000)
                                                                 ------------
    Total comprehensive income....                                 (2,501,000)
                                   ------------    ---------     ------------
Balance as of December 31, 1997... $ (2,980,000)   $ (34,000)    $ (3,014,000)
                                   ============    =========     ============




  The accompanying notes to financial statements are an integral part of these statements.

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

                            STATEMENTS OF CASH FLOWS

                                                            Year Ended
                                                           December 31,
                                                      ------------------------
                                                         1996         1997
                                                      ----------  ------------
Cash flows from operating activities:
 Net loss............................................ $ (480,000) $ (2,500,000)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization.....................      3,000       165,000
   Provision for doubtful accounts...................        --         16,000
   Changes in assets and liabilities:
    Accounts receivable..............................   (137,000)     (656,000)
    Unbilled charges.................................        --        (46,000)
    Prepaid expenses and other current assets........    (21,000)      (39,000)
    Accounts payable.................................     72,000       294,000
    Accrued liabilities..............................    233,000       375,000
    Other, net.......................................    (38,000)        1,000
                                                      ----------  ------------
     Net cash used in operating activities...........   (368,000)   (2,390,000)
Cash flows from investing activities:
 Purchase of property and equipment..................    (24,000)     (289,000)
                                                      ----------  ------------
     Net cash used in investing activities...........    (24,000)     (289,000)
Cash flows from financing activities:
 Funding from parent company.........................    724,000     2,622,000
 Principal payments made under capital lease
  obligations........................................        --       (128,000)
                                                      ----------  ------------
     Net cash provided by financing activities.......    724,000     2,494,000
                                                      ----------  ------------
Net increase (decrease) in cash......................    332,000      (185,000)
Cash, at beginning of period.........................        --        332,000
                                                      ----------  ------------
Cash, at end of period............................... $  332,000  $    147,000
                                                      ==========  ============
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest............ $       --  $     46,000
                                                      ==========  ============

  The accompanying notes to financial statements are an integral part of these statements.

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

1. Business and Significant Accounting Policies

  Description of business--Poppe Tyson, Inc. ("Poppe Tyson") was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), which was acquired by True North Communications Inc ("True North") in December 1997 in a business combination accounted for under the pooling-of-interests method. Poppe Tyson includes the strategic interactive marketing operations and web site production and maintenance businesses of Bozell.

  The strategic interactive marketing operations of Poppe Tyson (the "Poppe Tyson Strategic Interactive Marketing Operations" or the "Company") consist of Poppe Tyson's strategic interactive marketing operations in the United Kingdom, Hong Kong and the U.S., and certain fixed assets. The operations in the United Kingdom commenced operations in the fourth quarter of 1996 and the operations in Hong Kong and the United States commenced in 1997.

  Effective October 1, 1998, the Poppe Tyson Strategic Interactive Marketing Operations were purchased by Modem Media . Poppe Tyson, Inc. ("Modem Media"), formerly TN Technologies, Inc. This transaction is further discussed in Notes 1 and 3 to the consolidated financial statements of Modem Media appearing elsewhere in this registration statement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition--Revenues are recognized as services are rendered. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

  Business Concentration and Credit Risk--The Company's services have been provided to a limited number of clients in a variety of industries. Three customers accounted for 75.0% and one customer accounted for 42.4% of the Company's revenues during the years ended December 31, 1996 and 1997, respectively.

  Four customers accounted for the entire accounts receivable balance as of December 31, 1996 and two customers accounted for 34.7% of accounts receivable as of December 31, 1997.

  Property and equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three years for computers and software, and five to seven years for furniture and other. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. The Company reviews its recorded fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any identified impairments.

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

  Income taxes--The Company and Bozell have certain tax-sharing arrangements as described in Note 4. The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

  Foreign Currency Translation--The Company's financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains (losses) are included in the accompanying statements of operations. Such gains (losses) were immaterial for the years ended December 31, 1996 and 1997.

  Fair value of financial instruments--The carrying value of the Company's current assets and current liabilities approximate their fair values due to the short maturities of these financial instruments.

2. Lease Commitments

  The Company leases office space in the United Kingdom and Hong Kong and equipment under capital and operating leases expiring in various years through 2002. Rent expense related to operating leases totaled $35,000 and $231,000 for the years ended December 31, 1996 and 1997, respectively.

  Minimum future lease payments under noncancellable capital and operating leases with lease terms in excess of one year as of December 31, 1997 are as follows:

                                                             Capital   Operating
                                                             --------  ---------
   1998..................................................... $185,000  $287,000
   1999.....................................................  143,000   253,000
   2000.....................................................   15,000   125,000
   2001.....................................................      --    125,000
   2002.....................................................      --     32,000
   Thereafter...............................................      --        --
                                                             --------  --------
                                                              343,000  $822,000
                                                                       ========
     Less: amount representing interest.....................  (84,000)
                                                             --------
                                                             $259,000
                                                             ========

  Assets under capital leases are included in the 1997 balance sheet as follows:

   Furniture, computers and software.................................. $387,000
   Less: accumulated depreciation and amortization....................  (55,000)
                                                                       --------
     Total assets under capital leases................................ $332,000
                                                                       ========

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

3. Related Party Transactions

  Due to Bozell--Amounts remitted to, and borrowed from, Bozell to fund operations are non-interest bearing. Amounts owed to Bozell as of the effective date of the sale of the Company to Modem Media (see Note 1) will be contributed to paid-in capital. Accordingly, the balances outstanding as of December 31, 1996 and 1997 have been reflected as noncurrent liabilities in the accompanying balance sheets.

  The average amount outstanding for the year ended December 31, 1997 was approximately $60,000. The amount was incurred ratably over the year as advances to fund operations.

  Parent Company Allocations--Bozell charges each of its operating units for general corporate expenses incurred at the parent company level, including costs to administer certain employee benefit plans; legal, accounting and treasury services; use of office facilities; and other services for certain operations. These charges amounted to approximately $0 and $115,000 for the years ended December 31, 1996 and 1997, respectively, and are included in office and general expenses in the statements of operations. The Company believes that the method used to allocate these general corporate expenses (based on revenue) is reasonable and that the expenses that would have been incurred on a stand-alone basis would not be materially different.

4. Income Taxes

  The Company operates under a tax sharing agreement with its parent, Bozell, and until October 1, 1998, the effective date of the sale of the Company to Modem Media will continue to be, for federal income tax purposes, included in Bozell's consolidated returns.

  The components of loss before income taxes are as follows:

                                                             Year Ended
                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------  ------------
   Domestic........................................... $      --   $   (352,000)
   International......................................   (480,000)   (2,296,000)
                                                       ----------  ------------
                                                       $ (480,000) $ (2,648,000)
                                                       ==========  ============

  The benefit for income taxes consists of the following:

                                                             Year Ended
                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------  ------------
   Current benefit:
     Federal.......................................... $      --   $   (110,000)
     Foreign..........................................        --            --
     State............................................        --        (38,000)
                                                       ----------  ------------
   Total benefit...................................... $      --   $   (148,000)
                                                       ==========  ============

  The Company's effective income tax rates and the U.S. statutory rate of 35.0% differ principally because the Company has not recognized tax benefits on the losses of its international operations.

             POPPE TYSON STRATEGIC INTERACTIVE MARKETING OPERATIONS

5. Subsequent Events

  Effective October 1, 1998, the Poppe Tyson Strategic Interactive Marketing Operations will be purchased by Modem Media, formerly TN Technologies, Inc. This transaction is further discussed in Notes 1 and 3 to the consolidated financial statements of Modem Media appearing elsewhere in this registration statement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Class A common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     Amount To
                                                                      Be Paid
                                                                    -----------
   SEC registration fee............................................ $    12,510
   NASD filing fee.................................................       5,000
   Nasdaq National Market listing fee..............................      81,625
   Printing and engraving expenses.................................     450,000
   Legal fees and expenses.........................................     450,000
   Accounting fees and expenses....................................   1,314,000
   Blue Sky qualification fees and expenses........................       5,000
   Transfer agent and registrar fees...............................      10,000
   Miscellaneous fees..............................................     112,000
                                                                    -----------
     Total......................................................... $ 2,440,135
                                                                    ===========

Item 14. Indemnification of Directors and Officers

  Article Thirteenth of the Registrant's Certificate of Incorporation (Exhibit
3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements (Exhibit 10.8 hereto) with its officers and directors. Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  From the Registrant's inception through November 27, 1998, the Registrant has sold the following securities:

(1) In December 1996, the Registrant issued an aggregate of 2,415,646 shares of its Class A common stock to Gerald M. O'Connell, Douglas C. Ahlers, Robert
    C. Allen, II and Kraft Enterprises LTD, the limited partners of the Modem Partnership and Messrs. O'Connell and Ahlers, the stockholders of the general partner of the Modem Partnership, in exchange for a portion of their respective limited and general partnership interests in the Modem Partnership and all of the capital stock of the general partner of the Modem Partnership.

(2) In December 1996, the Registrant issued 2,662,008 shares of its Class A common stock to True North in exchange for all of its limited and general partnership interests in Modem.

(3) In December 1996, the Registrant issued 4,839,110 shares of its Class B common stock to True North in connection with the transfer and assignment to the Registrant of substantially all of the assets and properties of True North's existing digital marketing communications business (representing 2,177,102 shares of the Registrant's Class A Common Stock) and the exchange of the Registrant's Class A Common Stock held by True North for Class B Common Stock.

(4) From its inception through November 27, 1998, the Registrant has issued shares of Class A common stock upon the exercise of options as follows:

                               Exercise Price
            Number of Shares     per Share
            ----------------   --------------
                471               $  0.64
              8,018               $ 11.58

  The issuances of the securities described in (1) through (3) above were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of such Act as transactions by an issuer not involving any public offering. All of the securities were acquired by the recipients for investment and with no view toward the resale or distribution thereof. In each instance, the recipient was an employee of Modem Media or a sophisticated investor, the offer and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of the Securities described in (4) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under such Act.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
   1.1+      Form of Underwriting Agreement.
   3.1(a)+   Certificate of Incorporation of Registrant, as amended.
   3.1(b)+   Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon consummation of the offering.
   3.2(a)+   Bylaws of Registrant, as amended.
   3.2(b)+   Form of Bylaws of Registrant to be effective upon consummation of the offering.
   4.1+      Form of Registrant's Class A common stock certificate.
   5.1+      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding legality of the securities being issued.
  10.1(a)+   Form of Administrative Services Agreement between Registrant and
             True North Communications Inc.
  10.1(b)+   Form of Intercompany Credit Agreement between the Registrant and
             True North Communications Inc.
  10.1(c)+   Form of Asset Purchase Agreement by and between the Registrant and
             True North Communications Inc. dated February   , 1999.
  10.1(d)+   Form of Asset Purchase Agreement by and between the Registrant and
             R/GA Media Group, Inc. dated February   , 1999.
  10.1(e)+   Form of Agreement and Plan of Merger Among True North
             Communications Inc., PT Controlled, Inc., the Registrant and each of Douglas C. Ahlers, Robert C. Allen, II, Gerald M. O'Connell and
             Kraft Enterprises, Ltd. dated February   , 1999.
  10.2+      Intercompany Demand Note dated November 24, 1998 issued by True
             North Communications Inc. to the Registrant.
  10.3+      Form of Affiliate Agreement between the Registrant and Modem
             Media . Poppe Tyson do Brasil Ltda.


 Exhibit No.                             Description
 -----------                             -----------
  10.4+      Sublease Agreement between the Registrant and Bozell, Jacobs,
             Kenyon & Eckhardt, Inc., dated August 1, 1998.
  10.5(a)+   Amended and Restated Employment Agreement between Registrant and
             Gerald M. O'Connell, dated as of January 1, 1997, as amended and restated as of November 25, 1998.
  10.5(b)+   Amended and Restated Employment Agreement between Registrant and
             Douglas C. Ahlers, dated as of January 1, 1997, as amended and restated as of June 1, 1998.
  10.5(c)+   Amended and Restated Employment Agreement between Registrant and
             Robert C. Allen, II, dated as of January 1, 1997, as amended and restated as of November 25, 1998.
  10.6(a)+   Covenant Not to Compete or Solicit Business between Registrant and
             Gerald M. O'Connell, dated as of December 31, 1996.
  10.6(b)+   Covenant Not to Compete or Solicit Business between Registrant and
             Douglas C. Ahlers, dated as of December 31, 1996.
  10.6(c)+   Covenant Not to Compete or Solicit Business between Registrant and
             Robert C. Allen, II, dated as of December 31, 1996.
  10.7(a)+   Letter Agreement between Registrant and Steven C. Roberts dated
             December 2, 1996.
  10.7(b)+   Noncompetition, Confidentiality and Proprietary Rights Agreement
             between Steven C. Roberts and the Registrant.
  10.8+      Form of Indemnification Agreement.
  10.9+      1997 Stock Option Plan, as amended.
  10.10+     1999 Employee Stock Purchase Plan.
  10.11+     Interactive Advertising/Marketing Agreement by and between the
             Registrant and AT&T Corp., dated as of December 1, 1995.
  21.1+      List of subsidiaries.
  23.1+      Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in Exhibit 5.1).
  23.2       Consent of Arthur Andersen LLP, Independent Public Accountants.
  24.1+      Power of Attorney (included on page II-4).
  27.1+      Financial Data Schedule.

--------
*To be filed by amendment.
+Previously filed.

  (b) Financial Statement Schedules

    Not applicable.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has had duly caused this Amendment No. 7 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on this 3rd day of February, 1999.

                                          Modem Media . Poppe Tyson, Inc.

                                          By:  /s/  Gerald M. O'Connell
                                              ---------------------------------
                                                    Gerald M. O'Connell
                                                  Chief Executive Officer
                                               (Principal Executive Officer)

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Gerald M. O'Connell           Chief Executive Officer     February 3, 1999
______________________________________ and Director
         Gerald M. O'Connell           (Principal Executive
                                       Officer)

          Steven C. Roberts*           Chief Financial Officer     February 3, 1999
______________________________________ (Principal Financial and
          Steven C. Roberts            Accounting Officer)

         Robert C. Allen, II*          Director                    February 3, 1999
______________________________________
         Robert C. Allen, II

       Donald M. Elliman, Jr.*         Director                    February 3, 1999
______________________________________
        Donald M. Elliman, Jr.

          Donald L. Seeley*            Director                    February 3, 1999
______________________________________
           Donald L. Seeley

       Theodore J. Theophilos*         Director                    February 3, 1999
______________________________________
        Theodore J. Theophilos


*By: /s/ Gerald M. O'Connell
---------------------------------
        Gerald M. O'Connell
         Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   1.1+      Form of Underwriting Agreement.
   3.1(a)+   Certificate of Incorporation of Registrant, as amended.
   3.1(b)+   Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon consummation of the offering.
   3.2(a)+   Bylaws of Registrant, as amended.
   3.2(b)+   Form of Bylaws of Registrant to be effective upon consummation of the offering.
   4.1+      Form of Registrant's Class A common stock certificate.
   5.1+      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding legality of the securities being issued.
  10.1(a)+   Form of Administrative Services Agreement between Registrant and
             True North Communications Inc.
  10.1(b)+   Form of Intercompany Credit Agreement between the Registrant and
             True North Communications Inc.
  10.1(c)+   Form of Asset Purchase Agreement by and between the Registrant and
             True North Communications Inc. dated February   , 1999.
  10.1(d)+   Form of Asset Purchase Agreement by and between the Registrant and
             R/GA Media Group, Inc. dated February   , 1999.
  10.1(e)+   Form of Agreement and Plan of Merger Among True North
             Communications Inc., PT Controlled, Inc., the Registrant and each of Douglas C. Ahlers, Robert C. Allen, II, Gerald M. O'Connell and
             Kraft Enterprises, Ltd. dated February   , 1999.
  10.2+      Intercompany Demand Note dated November 24, 1998 issued by True
             North Communications Inc. to the Registrant.
  10.3+      Form of Affiliate Agreement between the Registrant and Modem
             Media . Poppe Tyson do Brasil Ltda.
  10.4+      Sublease Agreement between the Registrant and Bozell, Jacobs,
             Kenyon & Eckhardt, Inc., dated August 1, 1998.
  10.5(a)+   Amended and Restated Employment Agreement between Registrant and
             Gerald M. O'Connell, dated as of January 1, 1997, as amended and restated as of November 25, 1998.
  10.5(b)+   Amended and Restated Employment Agreement between Registrant and
             Douglas C. Ahlers, dated as of January 1, 1997, as amended and restated as of June 1, 1998.
  10.5(c)+   Amended and Restated Employment Agreement between Registrant and
             Robert C. Allen, II, dated as of January 1, 1997, as amended and restated as of November 25, 1998.
  10.6(a)+   Covenant Not to Compete or Solicit Business between Registrant and
             Gerald M. O'Connell, dated as of December 31, 1996.
  10.6(b)+   Covenant Not to Compete or Solicit Business between Registrant and
             Douglas C. Ahlers, dated as of December 31, 1996.
  10.6(c)+   Covenant Not to Compete or Solicit Business between Registrant and
             Robert C. Allen, II, dated as of December 31, 1996.
  10.7(a)+   Letter Agreement between Registrant and Steven C. Roberts dated
             December 2, 1996.
  10.7(b)+   Noncompetition, Confidentiality and Proprietary Rights Agreement
             between Steven C. Roberts and the Registrant.
  10.8+      Form of Indemnification Agreement.
  10.9+      1997 Stock Option Plan, as amended.
  10.10+     1999 Employee Stock Purchase Plan.
  10.11+**   Interactive Advertising/Marketing Agreement by and between the
             Registrant and AT&T Corp., dated as of December 1, 1995.
  21.1+      List of subsidiaries.
  23.1+      Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in Exhibit 5.1).
  23.2       Consent of Arthur Andersen LLP, Independent Public Accountants.
  24.1+      Power of Attorney (included on page II-4).
  27.1+      Financial Data Schedule.

--------
 * To be filed by amendment.

** Modem Media has requested confidential treatment from the Commission for portions of this document.
+ Previously filed.